Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

DPCM Capital, Inc.,

VNNA Merger Sub Corp.,

Jam City, Inc.,

and

New Jam City, LLC

Dated as of May 19, 2021

i

ii

EXHIBIT A	Restructuring Plan
EXHIBIT B	Registration Rights and Lock-Up Agreement
EXHIBIT C	Voting Agreement
EXHIBIT D	Stockholders Agreement
EXHIBIT E	Parent Second Amended and Restated Certificate of Incorporation
EXHIBIT F	Parent Amended and Restated Bylaws
EXHIBIT G	Directors and Officers of Parent

SCHEDULE A	Company Knowledge Parties
SCHEDULE B	Parent Knowledge Parties
SCHEDULE C	Key Company Stockholders

iii

BUSINESS COMBINATION AGREEMENT, dated as of May 19, 2021 (this “Agreement”), by and among DPCM Capital, Inc., a Delaware corporation (“Parent”), VNNA Merger Sub Corp., a Delaware corporation (“Merger Sub”), Jam City, Inc., a Delaware corporation (“JC”) and New Jam City, LLC, a Delaware limited liability company (“New JC LLC”).

WHEREAS, Merger Sub is a wholly-owned direct subsidiary of Parent;

WHEREAS, New JC LLC is a wholly-owned indirect subsidiary of JC;

WHEREAS, prior to the Closing, JC, New JC LLC and their respective affiliates will effect a series of restructuring transactions pursuant to the steps set forth in Exhibit A attached hereto (the “Restructuring Plan”) pursuant to which, inter alia, New JC LLC will convert to a Delaware corporation (“New JC”);

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Parent, JC and New JC will consummate a business combination transaction pursuant to which Merger Sub will merge with and into New JC (the “Merger”), with New JC surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, the Board of Directors of JC (the “JC Board”) has (a) determined that the Merger Transactions are fair to, and in the best interests of, JC and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Transactions (as defined below), (b) recommended the approval and adoption of this Agreement, the Merger and the other Transactions by the stockholders of JC and (c) approved the Restructuring Plan;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously (a) approved and adopted this Agreement and declared its advisability and approved the payment of the Merger Consideration (as defined below) to securityholders of JC pursuant to this Agreement and the Merger Transactions and (b) recommended the approval and adoption of this Agreement and the Merger Transactions by the stockholders of Parent;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other Merger Transactions and (b) recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and the Key Company Stockholders (as defined below) have entered into the Stockholder Support Agreement (the “Stockholder Support Agreement”), pursuant to which, among other things, the Key Company Stockholders will agree, upon and subject to the terms set forth therein and immediately following consummation of the Restructuring (as defined below), to vote their shares of New JC Common Stock (as defined below) in favor of this Agreement, the Merger and the other Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, the Company and the Sponsor (as defined below) have entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor has agreed to (a) vote all of its shares of Parent Common Stock (as defined below) in favor of this Agreement, the Merger and the other Merger Transactions, (b) not redeem its shares of Parent Common Stock, (c) waive the anti-dilution provisions of the shares of Parent Common Stock set forth in the Parent Certificate of Incorporation (as defined below) and (d) subject certain of its shares of New Parent Class A Common Stock (as defined below) to certain vesting requirements;

WHEREAS, immediately following the Effective Time (as defined below), at the Closing (as defined below), Parent, certain stockholders of Parent (including the Sponsor) and certain Company Stockholders will enter into a Registration Rights and Lock-Up Agreement (the “Registration Rights and Lock-Up Agreement”), substantially in the form attached hereto as Exhibit B and a Voting Agreement (the “Voting Agreement”) substantially in the form attached hereto as Exhibit C;

WHEREAS, immediately following the Effective Time, at the Closing, Parent, the Sponsor and NM (as defined below) will enter into a Stockholders Agreement (the “Stockholders Agreement”), substantially in the form attached hereto as Exhibit D;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has entered into subscription agreements (the “Subscription Agreements”) with certain investors, including an affiliate of NM (the “PIPE Investors”), pursuant to which such investors, upon the terms and subject to the conditions set forth therein, will purchase 11,876,485 shares of Parent Common Stock (as defined below) at a purchase price of eight dollars and 42 cents ($8.42) per share, for an aggregate purchase price of one hundred million, three dollars and seventy cents ($100,000,003.70) (the “PIPE Financing Amount”) in a private placement or placements (the “Private Placements”) to be consummated immediately prior to the consummation of the Transactions;

WHEREAS, pursuant to the Parent Organizational Documents (as defined below), Parent shall provide an opportunity to its stockholders to have their Parent Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Parent Organizational Documents, the Trust Agreement (as defined below), and the Proxy Statement (as defined below), in conjunction with, inter alia, obtaining approval of the Merger and the other Merger Transactions from the stockholders of Parent (the “Offer”);

WHEREAS, for United States federal income tax purposes, it is intended that the Restructuring shall qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code (as defined below), that JC and New JC are parties to such reorganization within the meaning of Section 368(b) of the Code and that this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, for United States federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code (as defined below), that New JC, Merger Sub and Parent are parties to such reorganization within the meaning of Section 368(b) of the Code and that this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a); and

WHEREAS, the parties intend for the Legend Transaction (defined below) to be treated as a transfer described in Section 351 of the Code from Parent to New JC followed by an acquisition by New JC of all of the stock of Ludia (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I.

DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, hearing, proceeding (including any civil, criminal, administrative, investigative or appellate or informal proceeding), litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjusted New JC Fully-Diluted Number” means the amount equal to (i) the New JC Fully-Diluted Number less (ii) the AV Excluded Share Amount.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Aggregate Transaction Consideration” means an amount equal to the Company Value payable as follows: (a) a number of shares of New Parent Common Stock equal to the product of (i) the Per Share Exchange Ratio multiplied by (ii) the Adjusted New JC Fully-Diluted Number (which shares of New Parent Common Stock shall consist of shares of New Parent Class A Common Stock (including the shares of New Parent Common Stock issuable upon exercise of the Exchanged Options) and shares of New Parent Class B Common Stock, as allocated to the stockholders of the Company pursuant to Section 3.01 and the Payment Spreadsheet) and (b) an amount of cash equal to the aggregate Cash Merger Consideration.

“Ancillary Agreements” means the Stockholders Agreement, the Stockholder Support Agreement, the Sponsor Support Agreement, the Registration Rights and Lock-Up Agreement, the Voting Agreement, the Subscription Agreements and all other agreements, certificates and instruments executed and delivered by Parent, Merger Sub, JC or New JC LLC in connection with the Merger Transactions and specifically contemplated by this Agreement, in each case other than the Restructuring Documents.

“AV Excluded Share Amount” means the number of shares of New JC Common Stock equal to the AV IX Excluded Share Amount plus the AV X Excluded Share Amount.

“AV Excluded Shares” means the AV IX Excluded Shares and AV X Excluded Shares.

“AV IX” means Austin Ventures IX, L.P.

“AV IX Cash Amount” means an amount of cash (which shall not be less than zero) equal to the lesser of (a) $35,200,000 and (b) the amount equal to (i) $35,200,000 less (ii) 40% of the Trust Redemption Amount.

“AV IX Excluded Share Amount” means the number of shares of New JC Common Stock held by AV IX immediately prior to the Effective Time equal to the quotient of (i) the AV IX Cash Amount divided by (ii) the AV Per Share Cash Amount (each such share held by AV IX, an “AV IX Excluded Share”).

“AV Per Share Cash Amount” means an amount in cash equal to the product of (a) the Per Share Exchange Ratio multiplied by (b) $10.00.

“AV X” means Austin Ventures X, L.P.

“AV X Cash Amount” means an amount of cash equal to the lesser of (a) $52,800,000 and (b) the amount equal to (i) $52,800,000 less (ii) 60% of the Trust Redemption Amount.

“AV X Excluded Share Amount” means the number of shares of New JC Common Stock held by AV X immediately prior to the Effective Time equal to the quotient of (a) the AV X Cash Amount divided by (b) the AV Per Share Cash Amount (each such share held by AV X, an “AV X Excluded Share”).

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) material to the operation of and accessed, collected, used, processed, shared, distributed, transferred, disclosed, destroyed, or disposed in the course of the business of the Company or any Company Subsidiary.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York or Los Angeles, California.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company or any Company Subsidiary.

“Company” means (a) prior to the Restructuring Closing, JC and (b) following the Restructuring Closing, New JC. For the purposes of the representations and warranties set forth in Article IV, all references to the “Company” shall apply to (i) JC with respect to the period of time starting on the date of this Agreement until the Restructuring Closing and (ii) New JC with respect to the period of time starting on the Restructuring Closing until the Closing.

“Company Acquisition Proposal” means any proposal or offer from any person or “group” (as defined in the Exchange Act) (other than Parent, Merger Sub or their respective affiliates) relating to, in a single transaction or a series of related transactions, (a) any merger, consolidation or business combination involving the Company or any Company Subsidiary, (b) any transfer, purchase or sale of the beneficial ownership of shares of capital stock or other securities of the Company or any Company Subsidiary, (c) any sale, lease, exchange, transfer or other disposition of the property and assets of the Company and/or one or more Company Subsidiaries, (d) any reorganization, recapitalization, liquidation or dissolution of the Company or any Company Subsidiary (other than the Restructuring) or (e) any other transaction having a similar effect to those described in the foregoing clauses (a) – (d), in each case other than the Restructuring.

“Company Credit Agreement” means the Credit Agreement, by and among JC, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, dated as of December 7, 2018, as amended and supplemented from time to time, including by Amendment No. 1 to the Credit Agreement, dated as of August 4, 2020 and Amendment No. 2 to the Credit Agreement, dated as of May 19, 2021.

“Company Equity Plan” (a) prior to the Restructuring Closing, means the Jam City, Inc. 2010 Equity Incentive Plan, as such may have been amended, supplemented or modified from time to time, and (b) following the Restructuring Closing, means the New JC, Inc. 2010 Equity Incentive Plan (f/k/a the Jam City, Inc. 2010 Equity Incentive Plan), as such may have been amended, supplemented or modified from time to time.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger and the other Merger Transactions; provided that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any COVID-19 Measures or change or proposed change in, or change in the interpretation of, any Law or GAAP, (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate, (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions, (v) any hurricane, tornado, flood, earthquake, natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus or any mutation thereof), or acts of God, (vi) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Merger Transaction Document, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities and any litigation to the extent arising from allegations of any breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions), (viii) any failure to meet any projections, forecasts, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position; provided that this clause (viii) shall not prevent a determination that any change, event or occurrence underlying such failure has resulted in a Company Material Adverse Effect or (ix) any actions taken, or failures to take action, or such other changed or events, in each case to which Parent has consented in writing, except in the cases of clauses (i) through (v), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared to other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Options” means all outstanding options to purchase shares of (a) prior to the Restructuring Closing, JC Common Stock and (b) following the Restructuring Closing, New JC Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing granted under the Company Equity Plan.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Subsidiary” means (a) prior to the Restructuring Closing, a JC Subsidiary and (b) following the Restructuring Closing, a New JC Subsidiary

“Company Transaction Expenses” means the Transaction Expenses of the Company, any Company Subsidiary or any of their respective affiliates, including (a) any Tax liability incurred in connection with the Restructuring, including the amount of any Taxes paid or payable to a Tax authority in connection therewith, (b) any fees, costs and expenses resulting from seeking or obtaining third-party consents, waivers and approvals in connection with the Restructuring and (c) any severance payments, special bonuses, Transaction-related bonuses, Company Options or phantom equity plans, retention plans, accelerated benefits or other similar compensation payable to any officer, director, employee, stockholder or affiliate of the Company or any Company Subsidiary (including the employer portion of any employment or payroll Taxes related thereto) in connection with the Transactions.

“Company Transaction Expenses Cap” means an aggregate amount equal to (a) twenty six million dollars ($26,000,000) plus (b) an amount equal to fifty percent (50%) of the sum of (i) all expenses relating to all SEC and other regulatory filing fees (other than under the HSR Act) incurred by the Company and Parent in connection with the Transactions plus (ii) the filing fee for the Notification and Report Forms filed under the HSR Act.

“Company Value” means an amount equal to (a) eight hundred eighty one million one hundred twelve thousand nine hundred fifty dollars ($881,112,950) plus (b) the amount, if any, by which the Parent Transaction Expenses exceed the Parent Transaction Expenses Cap minus (c) the amount, if any, by which the Company Transaction Expenses exceed the Company Transaction Expenses Cap, minus (d) the amount, if any, of any Leakage (other than Permitted Leakage).

“Company Websites” means all websites owned, operated or hosted by or on behalf of the Company or any Company Subsidiary or through which the Company or any Company Subsidiary conducts its business.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries or any Suppliers or customers of the Company or any Company Subsidiary or Parent or its subsidiaries (as applicable) that is not already generally available to the public, including any Intellectual Property rights.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders).

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority or industry group in connection with or in response to the coronavirus (COVID-19) pandemic, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) and any amendments or regulatory guidance relating thereto.

“CST” means Continental Stock Transfer & Trust Company.

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device adversely affecting system security or compromising or disclosing user data in an unauthorized manner.

“Environmental Laws” means any United States federal, state or local or non-United States laws relating to: (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances, (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances, or (c) pollution or protection of the environment or natural resources.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”)

“Fremantle” means FremantleMedia Group Ltd.

“GDPR” means Regulation (EU) 2016/679 (General Data Protection Regulation) of the European Parliament and of the Council on the protection of natural persons with regard to the processing of personal data and on the free movement of such data as currently in effect and as may be amended from time to time.

“Hazardous Substance(s)” means: (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof, (c) natural gas, synthetic gas and any mixtures thereof, (d) polychlorinated biphenyls and asbestos and (e) any substance, material or waste regulated as hazardous or toxic, or as a pollutant or contaminant, by any Governmental Authority pursuant to any Environmental Law due to its deleterious properties.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means for the Company and the Company Subsidiaries on a consolidated basis an amount equal to, without duplication, (a) indebtedness for borrowed money of the Company and the Company Subsidiaries, including indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (b) net obligations of the Company and the Company Subsidiaries in respect of interest rate swaps, hedges or similar arrangements, including any swaps, hedges or similar arrangements related to foreign exchange, (c) obligations of the Company and the Company Subsidiaries under capitalized leases, (d) any deferred purchase price liabilities of the Company and the Company Subsidiaries related to past acquisitions, whether or not represented by a note, earn-out or contingent purchase payment or otherwise, (e) obligations of the Company and the Company Subsidiaries under or in connection with off balance sheet financing arrangements and (f) all amounts (including for the avoidance of doubt, the principal amounts, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties) and obligations of the type referred to in the foregoing clauses of this definition of other persons for the payment of which the Company or any Company Subsidiary is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof (“Patents”), (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations and renewals in connection therewith, together with all of the goodwill associated with the foregoing (“Trademarks”), (c) copyrights and registrations and applications for registration, renewals and extensions thereof (“Copyrights”) and other works of authorship (whether or not copyrightable) and moral rights, (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information, (e) Internet domain names and social media accounts, (f) rights of privacy and publicity, (g) all mask works, mask work registrations and applications therefore, and any equivalent or similar rights, (h) all other intellectual property or proprietary rights of any kind or description, (i) copies and tangible embodiments of any of the foregoing, in whatever form or medium, including Software and Technology and (j) all legal rights arising from items (a) through (i), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“JC Common Stock” means the Common Stock of JC, with a par value of $0.0001 per share.

“JC Subsidiary” means a Subsidiary of JC.

“Key Company Stockholders” means the persons and entities listed on Schedule C.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of the persons listed on Schedule A after reasonable inquiry, and in the case of Parent, the actual knowledge of the persons listed on Schedule B after reasonable inquiry.

“Leakage” means (a) any dividend or distribution (whether in cash or in kind) declared, paid, made, agreed or obligated to be made by the Company or any Company Subsidiary to or for the benefit of the stockholders of the Company or any affiliate of the stockholders of the Company, (b) any management, service or other charges or fees (including out of ordinary course directors’ fees and any monitoring fees) paid by the Company or any Company Subsidiary to, on behalf of, or for the benefit of any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company, (c) any return of capital (whether by reduction of capital or redemption or purchase of shares or otherwise) by the Company or any Company Subsidiary or any amount payable on the repurchase, repayment, redemption, reduction or cancellation of any share capital, loan capital or other securities of the Company or the Company Subsidiaries, in each case, to or for the benefit of any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company, (d) any waiver, deferral or release by the Company or any Company Subsidiary of any amount or obligation owed or due to the Company or any Company Subsidiary from any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company, (e) any payment of any costs, bonuses or other sums by the Company or any Company Subsidiary, on behalf of or for the benefit of any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company, (f) any assumption or discharge by the Company or any Company Subsidiary of any liability (including in relation to any recharging of costs of any kind) on behalf of or for the benefit of any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company, (g) any guarantee, indemnity or security provided by the Company or any Company Subsidiary in respect of the obligations or liabilities of any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company (that is not released effective as of Closing), (h) any transfer or disposal of any asset to any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company, for consideration which is less than market value, (i) any acquisition of any asset from any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company for consideration which is more than market value, (j) any payment by the Company or any Company Subsidiary of any Taxes imposed on any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company (other than any Taxes for which the Company or the Company Subsidiaries are primarily liable), or any agreement or obligation of any of the Company or the Company Subsidiaries to make such payment or (k) any payment by the Company or any Company Subsidiary of any personal expenses of any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company.

“Leased Real Property” means the real property leased by the Company or any Company Subsidiary as tenant, together with, to the extent leased by the Company or any Company Subsidiary, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any Company Subsidiary relating to the foregoing.

“Legend Acquisition Agreement” means that certain Share Purchase Agreement, dated as of May 19, 2021, by and among Fremantle, JC, New JC and Legend AcquireCo Holdings ULC.

“Legend Transaction” means the transactions contemplated by the Legend Acquisition Agreement.

“Legend Transaction Documents” means the Legend Acquisition Agreement and the other transaction agreements and documents referenced therein.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws), and not including any license of Intellectual Property.

“Ludia” means Ludia Inc., a corporation governed by the Laws of Canada.

“Ludia 2020 Audited Financial Statements” means the audited statement of financial position and related audited statements of changes in equity, income and comprehensive income and cash flows of Ludia for the year ended on December 31, 2020.

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified or supplemented from time to time.

“Merger Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Parent, Merger Sub or the Company in connection with the Merger Transactions and specifically contemplated by this Agreement, in each case other than the Restructuring Documents.

“Merger Transactions” means the transactions contemplated by this Agreement (other than the Restructuring) and the Merger Transaction Documents, including the Merger and the Private Placements.

“New JC Board” means, following the Restructuring Closing, the board of directors of New JC.

“New JC Certificate of Incorporation” means the certificate of incorporation of New JC, as amended, modified or supplemented from time to time.

“New JC Common Stock” means the Common Stock of New JC, with a par value of $0.0001.

“New JC Fully-Diluted Number” means the sum, without duplication, of the aggregate number of shares of New JC Common Stock or issuable upon exercise of Company Options or other direct or indirect rights to acquire shares of New JC Common Stock, in each case that are issued and outstanding immediately prior to Closing (whether or not then vested or exercisable).

“New JC Subsidiary” means a Subsidiary of New JC.

“New Parent Class A Common Stock” means the Class A Common Stock of Parent, par value $0.0001 per share, as set forth in the Parent Second Amended and Restated Certificate of Incorporation.

“New Parent Class B Common Stock” means the Class B Common Stock of Parent, par value $0.0001 per share as set forth in the Parent Second Amended and Restated Certificate of Incorporation.

“New Parent Common Stock” means New Parent Class A Common Stock and New Parent Class B Common Stock.

“NM” means Netmarble Corporation.

“NM Excluded Shares” means all of the shares of New JC Common Stock held by JC (after giving effect to the Restructuring) immediately prior to the Effective Time and set forth on the Payment Spreadsheet.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL) or (b) any license to Software that is considered “free” or “open source software” by the Free Software Foundation.

“Parent Bylaws” means the Bylaws of Parent.

“Parent Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Parent, dated October 20, 2020.

“Parent Class A Common Stock” means the Class A Common Stock of Parent, par value $0.0001 per share.

“Parent Class B Common Stock” means the Class B Common Stock of Parent, par value $0.0001 per share.

“Parent Common Stock” means Parent Class A Common Stock and Parent Class B Common Stock.

“Parent Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent or (b) would prevent, materially delay or materially impede the performance by Parent or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger and the other Merger Transactions; provided that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Parent Material Adverse Effect: (i) any COVID-19 Measures or change or proposed change in or change in the interpretation of any Law or GAAP, (ii) events or conditions generally affecting the industries or geographic areas in which Parent operates, (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions, (v) any hurricane, tornado, flood, earthquake or other natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus or any mutation thereof), or acts of God, (vi) any actions taken or not taken by Parent as required by this Agreement or any Merger Transaction Document, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction (including impact thereof on relationships with customers, suppliers, employees or Governmental Authorities and any litigation to the extent arising from allegations of any breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions), or (viii) any actions taken, or failures to take action, or such other changed or events, in each case, to which the Company has consented, except in the cases of clauses (i) through (iii), to the extent that Parent is disproportionately affected thereby as compared with other participants in the industry in which Parent operate.

“Parent Organizational Documents” means the Parent Certificate of Incorporation, the Parent Bylaws and the Trust Agreement, in each case as amended, modified or supplemented from time to time.

“Parent Transaction Expenses” means the Transaction Expenses of Parent or any of its affiliates, including the Sponsor; provided that no Transaction Expenses shall be payable by Parent in connection with the sale of shares of the Excluded PIPE Shares. For the avoidance of doubt, Parent Transaction Expenses shall (a) include the deferred underwriting fee owed by Parent to UBS pursuant to the UBS Letter Agreement in the aggregate amount of ten million five hundred thousand dollars ($10,500,000) and (b) exclude the cash underwriting discount previously paid prior to the date of this Agreement by Parent to UBS upon consummation of Parent’s initial public offering in the aggregate amount of six million dollars ($6,000,000).

“Parent Transaction Expenses Cap” means an amount equal to the sum of (a) thirty million dollars ($30,000,000) plus (b) an amount equal to four percent (4%) of the aggregate proceeds received by Parent from the sale of shares of Parent Class A Common Stock pursuant to the Subscription Agreements; provided that the proceeds from the sale of shares of Parent Class A Common Stock to certain counterparties listed on Section 1.01 of the Parent Disclosure Letter pursuant to the Subscription Agreements between Parent and such counterparties (such shares, the “Excluded PIPE Shares”) shall not be taken into account in determining the Parent Transaction Expenses Cap.

“Parent Units” means one share of Parent Class A Common Stock and one-third of one Parent Warrant.

“Parent Warrant Agreement” means that certain Warrant Agreement, dated as of October 20, 2020 by and between Parent and CST.

“Parent Warrants” means warrants to purchase shares of Parent Class A Common Stock as contemplated under the Parent Warrant Agreement, with each warrant exercisable for one share of Parent Class A Common Stock at an exercise price of $11.50.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Per Share Exchange Ratio” means the number equal to quotient of (a) the Company Value divided by (b) the product of (i) $10.00 multiplied by (ii) the New JC Fully-Diluted Number.

“Permitted Leakage” means the payments set forth on Section 7.17 of the Company Disclosure Schedule.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (c) Liens for Taxes not yet due and payable, or being contested in good faith, (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company or any Company Subsidiary granted to any licensee in the ordinary course of business, (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (g) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest, (h) Liens identified in the Audited Financial Statements or (i) Liens created under or in connection with the Company Credit Agreement or any document related thereto (or any extension or renewal thereof).

“person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number or government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier and (c) any other, similar information or data, each to the extent defined as “personal data,” “personal information,” “personally identifiable information” or similar terms by applicable Privacy/Data Security Laws.

“Privacy and Data Security Requirements” means all (a) applicable Laws governing Personal Information used, stored, transferred or processed by or on behalf of the Company or any Company Subsidiary, including the GDPR (and any European Union member states’ laws and regulations implementing it), the Federal Trade Commission Act, California Online Privacy Protection Act of 2003 (CalOPPA), California Consumer Privacy Act (CCPA) and any Laws promulgated under the foregoing Laws, to the extent applicable, (b) rules or other requirements of industry self-regulatory programs or standards to which the Company or any Company Subsidiary is bound in writing, (c) industry requirements, including the Payment Card Industry Data Security Standard (PCI DSS) and all other applicable security rules and requirements as promulgated by the PCI Security Standards Council, by any member thereof, or by any entity that functions as a card brand, card association, card network, payment processor, acquiring bank, payment services provider, merchant bank or issuing bank, and all audit, scanning and filing requirements, to the extent applicable, (d) provisions of any Contracts to which any the Company or any Company Subsidiary is bound imposing obligations with respect to the collection, use, security, or transfer of Personal Information held or processed by or on behalf of the Company or any Company Subsidiary or (e) privacy or data security policies (including statements on Company Websites) with which the Company or any Company Subsidiary has been or is contractually obligated to comply, whether policies of the Company, any Company Subsidiary or any other Person.

“Privacy/Data Security Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Personal Information or Business Data.

“Products” mean any products (including video game and other Software programs, and mobile and web applications) or services (including interactive entertainment or hosted services), designed, developed, manufactured, published, produced, performed, licensed, sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary as of the Closing Date (including any Software or Technology that interoperates with or is bundled or made available as part of any such product or service), from which the Company or any Company Subsidiary has derived previously, is currently deriving or expect to derive, revenue from the sale or provision thereof.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of the Parent Certificate of Incorporation.

“Regulation S-K” means Regulation S-K promulgated under the Securities Act.

“Regulation S-X” means Regulation S-X promulgated under the Exchange Act.

“Requisite New JC Stockholder Approval” means the approval and adoption of this Agreement by the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of New JC Common Stock.

“Restructuring” means the transactions contemplated by the Restructuring Plan, with only such changes to the Restructuring Plan (a) as would not reasonably be expected to be materially adverse to JC, New JC or Parent or (b) that are consented to in writing by Parent (which may be by email and such consent not to be unreasonably withheld, conditioned or delayed).

“Restructuring Closing” means the consummation of the Restructuring.

“Restructuring Documents” means any Contract, deed, bill of sale, endorsement, assignment, certificate, local transfer agreement, instrument of conveyance and assignment or other agreement that is entered into as part of the implementation and completion of the Restructuring.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Sponsor” means CDPM Sponsor Group, LLC, a Delaware limited liability company.

“subsidiary” or “subsidiaries” of any person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components or other goods or services that are utilized in or comprise the Products.

“Tax” or “Taxes” means any federal, state, provincial, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, real property, personal property, unclaimed property, withholding, excise, production, value added, occupancy and any other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means any returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be filed with a Tax authority relating to Taxes.

“Technology” means all designs, formulas, algorithms, procedures, techniques, methods, processes, concepts, ideas, know-how, programs, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, annotations, comments, files, records, schematics, test methodologies, test vectors, emulation and simulation tools models, routines, data, databases, tools, inventions, creations, improvements and all recordings, graphs, drawings, reports, documentation, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein.

“Transaction Documents” means the Merger Transaction Documents and the Restructuring Documents.

“Transaction Expenses” means all out-of-pocket fees, costs and expenses (including all fees, costs and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with the Transactions or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing and mailing of the Proxy Statement and Registration Statement, the solicitation of stockholder approvals, preparation of the Notification and Report Forms filed under the HSR Act, and all other matters related to the Transactions.

“Transactions” means the Merger Transactions and the Restructuring.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Trust Redemption Amount” shall mean all amounts payable from the Trust Account as of the Closing, including all amounts payable: (a) to stockholders of Parent who elect to exercise their Redemption Rights, (b) for income tax or other tax obligations of Parent prior to the Closing and (c) as repayment of loans and reimbursement of expenses to directors, officers and stockholders of Parent (for clarity, excluding any amounts payable in respect of Parent Transaction Expenses or Company Transaction Expenses).

“UBS Letter Agreement” means that certain Letter Agreement, dated as of October 20, 2020, by and between UBS and Parent.

Section 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2021 Balance Sheet	§ 4.07(b)
Additional Parent SEC Reports	§ 5.07(a)
Agreement	Preamble
Antitrust Laws	§ 7.13(a)
Audited Financial Statements	§ 4.07(a)
Blue Sky Laws	§ 4.05(b)
Business Combination Proposal	§ 7.14
Cash Merger Consideration	§ 3.01(b)(iii)
Certificate of Merger	§ 2.02(a)
Certificates	§ 3.02(b)
Claims	§ 6.03
Closing	§ 2.02(b)
Closing Date	§ 2.02(b)

Defined Term	Location of Definition
Closing Form 8-K	§ 7.01(g)
Closing Press Release	§ 7.01(g)
Code	§ 3.02(h)
Commerce	§ 4.21
Company Affiliate Transaction	§ 4.22
Company Certificate	§ 3.04(a)
Company Disclosure Schedule	Article IV
Company Permits	§ 4.06
Company Share Award	§ 4.03(a)
Company Waiving Parties	§ 10.11(b)
Confidentiality Agreement	§ 7.04(b)
Continuing Employees	§ 7.06(a)
Customs & International Trade Laws	§ 4.21
D&O Tail Policies	§ 7.07(b)
DGCL	Recitals
Dissenting Shares	§ 3.06(a)
Effective Time	§ 2.02(a)
Employment Matters	§ 4.11(c)
Environmental Permits	§ 4.16
Equity Incentive Plan	§ 7.16
ERISA	§ 4.10(a)
ERISA Affiliate	§ 4.10(c)
Exchange Agent	§ 3.05(d)
Exchange Fund	§ 3.05(d)
Exchanged Options	§ 3.01(b)(iv)
Excluded PIPE Shares	§ 1.01
GAAP	§ 4.07(a)
Governmental Authority	§ 4.05(b)
Health Plan	§ 4.10(k)
Intended Tax Treatment	§ 7.11
IRS	§ 4.10(b)
JC	Preamble
JC Board	Recitals
Law	§ 4.05(a)
Lease	§ 4.12(b)
Lease Documents	§ 4.12(b)
Letter of Transmittal	§ 3.02(b)
Ludia Audited Financial Statements	§ 4.07(a)
Ludia Unaudited Financial Statements	§ 4.07(b)
Material Contracts	§ 4.17(a)
Merger	Recitals
Merger Consideration	§ 3.01(b)(iii)
Merger Sub	Preamble

Defined Term	Location of Definition
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 5.03(b)
New JC	Recitals
New JC LLC	Preamble
Offer	Recitals
Outside Date	§ 9.01(b)
Parent	Preamble
Parent Affiliate Agreement	§ 5.20
Parent Amended and Restated Bylaws	§ 2.04(c)
Parent Board	Recitals
Parent Board Recommendation	§ 5.10(a)
Parent Class A Common Stock Merger Consideration	§ 3.01(b)(i)
Parent Class B Common Stock Merger Consideration	§ 3.01(b)(ii)
Parent Common Stock Merger Consideration	§ 3.01(b)(ii)
Parent Disclosure Schedule	Article V
Parent Financing Certificate	§ 3.04(b)
Parent Group	§ 10.11(b)
Parent Material Contracts	§ 5.08(d)
Parent Organizational Documents	Recitals
Parent Preferred Stock	§ 5.03(a)
Parent Privileged Communications	§ 10.11(b)
Parent Proposals	§ 7.01(a)
Parent SEC Reports	§ 5.07(a)
Parent Second Amended and Restated Certificate of Incorporation	§ 2.04(c)
Parent Stockholders’ Meeting	§ 7.01(a)
Parent Waiving Parties	§ 10.11(a)
Payment Spreadsheet	§ 3.01(a)
PIPE Financing Amount	Recitals
PIPE Investors	Recitals
Plans	§ 4.10(a)
PPACA	§ 4.10(k)
Private Placements	Recitals
Proxy Clearance Date	§ 7.01(b)
Proxy Statement	§ 7.01(a)
Raine	§ 4.24
Recall	§ 4.14(b)
Registered IP	§ 4.13(a)
Registration Effective Date	§ 7.01(a)
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	§ 7.01(a)
Remedies Exceptions	§ 4.04
Representatives	§ 7.04(a)
Restructuring Plan	Recitals
SEC	§ 5.07(a)

Defined Term	Location of Definition
Securities Act	§ 5.07(a)
Service Agreements	§ 4.10(a)
Sponsor Support Agreement	Recitals
Stockholder Group	§ 10.11(a)
Stockholder Privileged Communications	§ 10.11(a)
Stockholder Support Agreement	Recitals
Stockholders Agreement	Recitals
Subscription Agreements	Recitals
Surviving Corporation	§ 2.01
Terminating Company Breach	§ 9.01(f)
Terminating Parent Breach	§ 9.01(g)
Trust Account	§ 5.13
Trust Agreement	§ 5.13
Trust Fund	§ 5.13
UBS	§ 5.12
Unaudited Financial Statements	§ 4.07(b)
Voting Agreement	Recitals
Warrant Accounting Matter	§ 5.07(c)
Written Consent	§ 7.03

Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive (and, unless the context otherwise requires, shall be “and/or”), (vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (ix) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, (x) the word “will” shall be construed to have the same meaning and effect as the word “shall,” (xi) references to “dollar”, “dollars” or “$” shall be to the lawful currency of the United States, (xii) references to any Person include the successors and permitted assigns of that Person, (xiii) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively and (xiv) all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place, except in respect of payments, which shall be rounded down to the nearest whole U.S. cent.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) Whenever this Agreement states that documents or other information have been “made available” or “provided to” Parent (including words of similar import), such words shall mean that such documents or information referenced shall have been posted in the virtual data room, at least two (2) Business Days prior to the date of this Agreement.

Article II.

AGREEMENT AND PLAN OF MERGER

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into New JC. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and New JC shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent.

Section 2.02 Effective Time; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, or such other time and date as Parent and the Company may agree, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by the filing of a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties hereto (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time”).

(b) Immediately prior to such filing of the Certificate of Merger in accordance with Section 2.02(a), the closing (the “Closing”) shall take place remotely by electronic exchange of executed documents for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

(c) On the Closing Date, upon the terms and subject to the conditions set forth in this Agreement and the Legend Transaction Documents, the parties hereto shall cause the transactions contemplated by the Legend Transaction Documents to be consummated immediately following the Closing.

Section 2.03 Effect of the Merger. At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, privileges, powers, and franchises of and all property, real, personal and mixed, and all debts due to each of New JC and Merger Sub shall be vested in the Surviving Corporation.

Section 2.04 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the New JC Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as set forth in the Certificate of Merger and, as so amended shall be the certification of incorporation of the Surviving Corporation, until thereafter amended as provided by applicable Law and such certificate of incorporation.

(b) At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in their entirety to read as the bylaws of Merger Sub, other than the corporate name, and, as so amended shall be the bylaws of the Surviving Corporation until thereafter amended as provided by applicable Law, the certificate of incorporation of the Surviving Corporation and such bylaws, as applicable.

(c) At the Closing, Parent shall amend and restate, effective as of immediately prior to the Effective Time, the (i) Parent Certificate of Incorporation to be as set forth on Exhibit E (the “Parent Second Amended and Restated Certificate of Incorporation”) and (ii) Parent Bylaws to be as set forth on Exhibit F (the “Parent Amended and Restated Bylaws”).

Section 2.05 Directors and Officers.

(a) The Company shall take all requisite lawful action so that the initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation as of immediately following the Effective Time shall be the individuals identified by the Company prior to the Closing Date, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) Parent shall take all requisite lawful action so that, as of immediately following the Effective Time, (i) the Parent Board shall consist of at least nine (9) directors, which shall initially include the individuals listed on Exhibit G and shall have a majority of “independent” directors for the purposes of New York Stock Exchange rules, each to hold office in accordance with the Parent Second Amended and Restated Certificate of Incorporation and the Parent Amended and Restated Bylaws. Parent shall take all requisite lawful action so that the officers of Parent as of immediately following the Effective Time shall be comprised of the individuals set forth on Exhibit G hereto, each to hold office in accordance with the Parent Second Amended and Restated Certificate of Incorporation and the Parent Amended and Restated Bylaws. On the Closing Date, Parent shall enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals set forth on Exhibit G, which indemnification agreements shall continue to be effective following the Closing.

Article III.

CONVERSION OF SECURITIES; Exchange of certificates

Section 3.01 Conversion of Securities.

(a) Closing Statement and Payment Spreadsheet. Promptly following delivery by (i) the Company of the Company Certificate pursuant to Section 3.04(a) and (ii) Parent of the Parent Financing Certificate pursuant to Section 3.04(b) and, in any event, not less than three (3) Business Days prior to the Effective Time and based upon the Company Certificate and the Parent Financing Certificate, the Company shall calculate the Company Value and deliver to Parent a schedule (the “Payment Spreadsheet”) setting forth (i) the Company’s good faith calculation of Aggregate Transaction Consideration, (ii) the portion of Aggregate Transaction Consideration payable to each holder of New JC Common Stock (including the allocation of shares of New Parent Class A Common Stock, shares of New Parent Class B Common Stock and the Cash Merger Consideration) and (iii) the number of Exchanged Options to be issued pursuant to Section 3.01(b)(vi). As promptly as practicable following the Company’s delivery of the Payment Spreadsheet, the parties hereto shall work together in good faith to finalize the calculation of the Aggregate Transaction Consideration and the Payment Spreadsheet. The allocation of the Aggregate Transaction Consideration and the information with respect to the exchange of Company Options into Exchanged Options set forth in the Payment Spreadsheet shall, to the fullest extent permitted by applicable Law, be final and binding on all parties and shall be used by Parent and Merger Sub for purposes of issuing the Merger Consideration to the holders of New JC Common Stock and the conversion of Company Options into Exchanged Options pursuant to this Article III, absent manifest error. In issuing the Merger Consideration and converting the Company Options into the Exchanged Options pursuant to this Article III, Parent and Merger Sub shall, to the fullest extent permitted by applicable Law, be entitled to rely fully on the information set forth in the Payment Spreadsheet, absent manifest error.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, JC or New JC or the holders of any of the following securities:

(i) each share of New JC Common Stock issued and outstanding immediately prior to the Effective Time (excluding the AV Excluded Shares, NM Excluded Shares and Dissenting Shares) shall automatically be converted into and become the right to receive, in accordance with the Payment Spreadsheet, a number of shares of New Parent Class A Common Stock equal to the Per Share Exchange Ratio (the “Parent Class A Common Stock Merger Consideration”) (with each holder of New JC Common Stock (other than AV with respect to the AV Excluded Shares) to receive the right to receive the aggregate number of shares of New Parent Class A Common Stock set forth opposite such holder’s name as set forth on the Payment Spreadsheet);

(ii) each NM Excluded Share shall automatically be converted into and become the right to receive, in accordance with the Payment Spreadsheet, a number of shares of New Parent Class B Common Stock equal to the Per Share Exchange Ratio (the “Parent Class B Common Stock Merger Consideration” and together with the Parent Class A Common Stock Merger Consideration, the “Parent Common Stock Merger Consideration”) (with JC to receive the right to receive the aggregate number of shares of New Parent Class B Common Stock set forth opposite NM’s name on the Payment Spreadsheet);

(iii) each (A) AV IX Excluded Share shall be converted into and become the right to receive an amount per share in cash equal to the AV Per Share Cash Amount and (B) AV X Excluded Share shall be converted into and become the right to receive an amount per share in cash equal to the AV Per Share Cash Amount, in each case, as set forth in the Payment Spreadsheet (collectively, the “Cash Merger Consideration” and together with the Parent Common Stock Merger Consideration, the “Merger Consideration”);

(iv) each share of New JC Common Stock held in the treasury of the Company immediately prior to the Effective Time shall automatically be canceled and cease to exist and no payment or distribution shall be made with respect thereto;

(v) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation; and

(vi) the Company Options that are outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed by Parent and converted into options to purchase shares of New Parent Class A Common Stock (such options, the “Exchanged Options”) equal to the product (rounded down to the nearest whole share) of (A) the number of shares of New JC Common Stock subject to such Company Options as of immediately prior to the Effective Time multiplied by (B) the Per Share Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per share of such Company Options in effect immediately prior to the Effective Time, divided by (y) the Per Share Exchange Ratio applicable to such Company Options (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided that the exercise price and the number of shares of New Parent Class A Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D); provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of New Parent Class A Common Stock purchasable pursuant to the Exchanged Options shall be subject to such adjustments as are necessary in order to satisfy the requirements of Treasury Regulation Section 1.424-1(a). Except as specifically provided above, following the Effective Time, the Exchanged Options shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option(s) immediately prior to the Effective Time. At or prior to the Effective Time, the Company shall take all requisite lawful action and (i) prior to the Restructuring Closing, the JC Board and (ii) following the Restructuring Closing, the New JC Board shall adopt any resolutions and take any lawful actions that are necessary to effectuate the treatment of the Company Options pursuant to this subsection.

(vii) Notwithstanding anything in this Agreement to the contrary, no fraction of a share of New Parent Common Stock will be issued by virtue of the Merger. Except as set forth in Section 3.01(b)(vi) with respect to Company Options, any fractional shares that would otherwise be issued will be rounded up to the nearest whole share of New Parent Common Stock.

Section 3.02 Exchange of Certificates.

(a) Exchange Agent. Parent shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Parent Common Stock Merger Consideration out of the Exchange Fund in accordance with this Agreement and the Payment Spreadsheet. Except as contemplated by Section 3.02(c) hereof, the Exchange Fund shall not be used for any other purpose.

(b) New JC Common Stock Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of New JC Common Stock entitled to receive the Merger Consideration pursuant to Section 3.01 a letter of transmittal, which shall be in a form reasonably acceptable to Parent and the Company (the “Letter of Transmittal”), and shall specify: (i) that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of New JC Common Stock (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent or confirmation of cancellation of such Certificates from New JC’s transfer agent and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and Parent shall cause the Exchange Agent to deliver, the applicable Merger Consideration in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the applicable Merger Consideration in accordance with Section 3.01 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01.

(c) Distributions with Respect to Unexchanged Shares of New Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the New Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to any shares of New Parent Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b)(i). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, Parent shall pay or cause to be paid to the holder of the certificates representing any shares of New Parent Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of New Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of New Parent Common Stock.

(d) No Further Rights in New JC Common Stock. The applicable Merger Consideration payable upon conversion of the New JC Common Stock in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such New JC Common Stock.

(e) Adjustments to Parent Common Stock Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock, New Parent Common Stock, JC Common Stock or New JC Common Stock, as applicable, occurring on or after the date of this Agreement and prior to the Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former holders of New JC Common Stock for nine (9) months after the Effective Time shall be delivered to Parent, upon demand, and any former holders of New JC Common Stock who have not theretofore complied with this Section 3.02 shall thereafter look only to Parent for the applicable Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by former holders of New JC Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the fullest extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, Parent or the Surviving Corporation shall, to the fullest extent permitted by applicable Law, be liable to any former holder of New JC Common Stock for any such New JC Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with Section 3.02.

(h) Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of New JC Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, and paid over to the appropriate Tax authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the New JC Common Stock (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01.

Section 3.03 Stock Transfer Books. At the Effective Time, the stock transfer books of New JC shall be closed and there shall be no further registration of transfers of New JC Common Stock thereafter on the records of New JC. From and after the Effective Time, the holders of Certificates representing New JC Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such New JC Common Stock, except as otherwise provided in this Agreement or by applicable Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the applicable Merger Consideration in accordance with the provisions of Section 3.01.

Section 3.04 Transaction Expenses; Company Certificate; Parent Financing Certificate.

(a) No later than four (4) Business Days prior to the Closing Date, the Company shall deliver to Parent written notice (the “Company Certificate”) setting forth a written report setting forth a list of all of the (i) Company Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof) and (ii) Leakage (other than Permitted Leakage), including the aggregate amount of any such Leakage (other than Permitted Leakage).

(b) No later than four (4) Business Days prior to the Closing Date, Parent shall deliver to the Company written notice (the “Parent Financing Certificate”) setting forth: (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of Redemption Rights, (ii) a written report setting forth a list of all of the Parent Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), (iii) the aggregate amount of the equity financing committed to Parent by the Subscription Agreements and (iv) the number of shares of Parent Common Stock to be outstanding as of immediately prior to the Closing after giving effect to the exercise of Redemption Rights and the issuance of shares of Parent Common Stock pursuant to the Subscription Agreements.

(c) Parent shall not pay or cause to be paid any Transaction Expenses other than in accordance with this Section 3.04 and Section 3.05.

Section 3.05 Closing Transactions. At the Closing and on the Closing Date, the parties hereto shall cause the consummation of the following transactions in the following order, upon the terms and subject to the conditions of this Agreement:

(a) Parent shall file the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 2.02(a).

(b) Parent shall pay, or cause to be paid, by wire transfer of immediately available funds all Parent Transaction Expenses and Company Transaction Expenses, to the extent not paid prior to the Closing.

(c) Parent shall pay, or cause to be paid, the Cash Merger Consideration to AV IX and AV X in accordance with Section 3.01(b)(iii); provided that each of AV IX and AV X has delivered to Parent Certificates evidencing the AV Excluded Shares (or an affidavit of loss pursuant to Section 3.02(i)) and a duly executed Letter of Transmittal at least two (2) Business Days prior to the Closing Date.

(d)  Parent shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by Parent and is reasonably satisfactory to the Company (the “Exchange Agent”), it being agreed that CST is satisfactory to all parties, for the benefit of the holders of New JC Common Stock, for exchange in accordance with this Article III, the number of shares of (i) New Parent Class A Common Stock sufficient to deliver the aggregate Parent Class A Common Stock Merger Consideration and (ii) New Parent Class B Common Stock sufficient to deliver the aggregate Parent Class B Common Stock Merger Consideration (such shares of New Parent Class A Common Stock and New Parent Class B Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.02(b), being hereinafter referred to as the “Exchange Fund”).

(e) Parent shall cause the Exchange Agent to make payments in the aggregate amount of cash proceeds that will be required to satisfy any exercise of the Redemption Rights.

(f) Parent shall pay, or cause to be paid, all amounts owed by the Company or the Company Subsidiaries under the Legend Transaction Documents.

Section 3.06 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of New JC Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders of New JC who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such New JC Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights under Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into and become the right to receive, and such stockholders shall have no right to receive, the applicable Merger Consideration and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the Effective Time, all Dissenting Shares shall be cancelled and shall cease to exist and shall represent only those rights provided under Section 262 of the DGCL. If, after the Effective Time, any holder of Dissenting Shares fails to perfect or effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of New JC Common Stock under Section 262 of the DGCL, such shares shall be treated as if they had been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.01(b), of the Certificate or Certificates that formerly evidenced such shares of New JC Common Stock.

(b) Prior to the Closing, the Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Article IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by JC in connection with this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01 Organization and Qualification; Subsidiaries.

(a) The Company and each Company Subsidiary is a corporation or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (insofar as such concept exists in such jurisdiction) and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction (insofar as such concept exists in such jurisdiction) where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries as of the date of this Agreement, together with the jurisdiction of incorporation or other organization of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

Section 4.02 Certificate of Incorporation and Bylaws. JC has, prior to the date of this Agreement, made available a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of JC and each JC Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in material violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

Section 4.03 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of JC consists of one hundred million (100,000,000) shares of JC Common Stock. As of the date of this Agreement, (i) fifty two million seven hundred four thousand seven hundred nine (52,704,709) shares of JC Common Stock are issued and outstanding, (ii) seven million seven hundred eighty eight thousand six hundred ninety (7,788,690) shares of JC Common Stock are reserved for issuance upon the exercise of the outstanding Company Options and (iii) fifty five thousand five hundred ninety four (55,594) shares of JC Common Stock are reserved for future grants under the Company Equity Plan. As of the Closing, the authorized capital stock of New JC will consist of one hundred million (100,000,000) shares of New JC Common Stock.

(b) Other than awards granted under the Company Equity Plan set forth on Section 4.03(b) of the Company Disclosure Schedule, (i) there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary, (ii) neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights and (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the JC Common Stock or New JC Common Stock or any of the equity interests or other securities of the Company or any of the Company Subsidiaries. The Company does not own any equity interests in any person other than the Company Subsidiaries.

(c) JC has furnished or made available to Parent the following information with respect to each outstanding Company Option (each, a “Company Share Award”): (i) the name of the Company Share Award recipient, (ii) the number of shares of JC Common Stock subject to such Company Share Award, (iii) the exercise price of such Company Share Award; (iv) the date on which such Company Share Award was granted, (v) the vesting schedule applicable to such Company Share Award and (vi) the date on which such Company Share Award expires, if applicable. JC has made available to Parent accurate and complete copies of the Company Equity Plan pursuant to which the Company has granted the Company Share Awards that are currently outstanding and all forms of award agreements evidencing such Company Share Awards.  No Company Option was granted with an exercise price per share less than the fair market value of the underlying JC Common Stock or New JC Common Stock, as applicable, as of the date such Company Option was granted or has any feature for the deferral of compensation within the meaning of Section 409A of the Code. All shares of the JC Common Stock or New JC Common Stock, as applicable, subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(e) (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Share Award as a result of the Merger Transactions herein and (ii) all outstanding shares of the Company and all outstanding Company Share Awards under the Company Equity Plan, and all outstanding shares of capital stock of each Company Subsidiary, have been issued and granted in material compliance with (A) all applicable securities laws and other applicable Laws and (B) all pre-emptive rights and other requirements set forth in applicable Contracts to which the Company or any Company Subsidiary is a party.

(f) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Company Subsidiary free and clear of all Liens (other than Permitted Liens), options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

(g) The stockholders of the Company collectively own directly and beneficially and of record, all of the equity of the Company (which, prior to the Restructuring Closing, are represented by the issued and outstanding shares of JC Common Stock and following the Restructuring Closing, are represented by the issued and outstanding shares of New JC Common Stock). Except for the shares of the JC Common Stock held by the stockholders of JC prior to the Restructuring Closing, shares of New JC Common Stock held by the stockholders of New JC following the Restructuring Closing and Company Share Awards granted under the Company Equity Plan, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

(h) All outstanding shares of JC Common Stock, all outstanding shares of New JC Common Stock (after the Restructuring Closing) and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in material compliance with (A) applicable securities laws and other applicable Laws and (B) any pre-emptive rights and other similar requirements set forth in applicable Contracts to which the Company or any Company Subsidiary is a party.

Section 4.04 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement and, subject to receiving the Requisite New JC Stockholder Approval and all approvals necessary to consummate the Restructuring, to perform its obligations hereunder and consummate the Transactions. The execution and delivery of this Agreement by JC and New JC LLC and the consummation by the Company of the Merger Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, (a) with respect to the Merger, the Requisite New JC Stockholder Approval, which the Written Consent shall satisfy, (b) the corporate actions and proceedings required to authorize and consummate the Restructuring and (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL). This Agreement has been duly and validly executed and delivered by JC and New JC LLC, and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of each of JC and New JC LLC, enforceable against such entities in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). Section 203 of the DGCL does not apply to the Company. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not and, subject to receipt of the Requisite New JC Stockholder Approval, all approvals necessary to consummate the Restructuring and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL with respect to the Company and the receipt of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.05(b), the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) other than pursuant to the Restructuring (including the execution of the Restructuring Documents), result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in any material payment or penalty under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or material asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, supra-national, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, Securities Act, state securities or “blue sky” laws (“Blue Sky Laws”), including in connection with the Restructuring and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.06 Permits; Compliance. The Company is in possession of all of the material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority held by the Company or any Company Subsidiary and necessary for the Company or any applicable Company Subsidiary to own, lease and operate its or their properties or to carry on its or their business as it is now being conducted (the “Company Permits”). The Company or any applicable Company Subsidiary is in possession of all of the Company Permits, except where the failure to have such Company Permits would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.07 Financial Statements.

(a) JC has made available to Parent true and complete copies of the (i) audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2018, December 31, 2019 and December 31, 2020 and the related audited consolidated statements of operations and cash flows of JC and the JC Subsidiaries for each of the years then ended (collectively, the “Audited Financial Statements”), which are attached as Section 4.07(a)(i) of the Company Disclosure Schedule, and which contain an unqualified report of JC’s auditors and (ii) the audited statement of financial position of Ludia as of December 31, 2018 and December 31, 2019 and the related audited statements of changes in equity, income and comprehensive income and cash flows of Ludia for each of the years then ended (collectively, the “Ludia Audited Financial Statements”), which are attached as Section 4.07(a)(ii) of the Company Disclosure Schedule, and which contain an unqualified report of Ludia’s auditors. Each of the Audited Financial Statements (including the notes thereto) (i) was prepared in accordance with (A) generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (B) the auditing standards of the PCAOB, and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of JC and the JC Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein. The Audited Financial Statements and the Ludia Audited Financial Statements (other than the Ludia 2020 Audited Financial Statements) constitute all of the audited financial statements required to be included in the Registration Statement pursuant to Regulation S-K and Regulations S-X.

(b) JC has made available to Parent a true and complete copy of (i) the consolidated unaudited balance sheet of JC and the JC Subsidiaries as of March 31, 2021 (the “2021 Balance Sheet”), and the related unaudited consolidated statements of operations and cash flows of JC and the JC Subsidiaries for the three (3)-month period then ended, which are attached as Section 4.07(b)(i) of the Company Disclosure Schedule (collectively, the “Unaudited Financial Statements”) and (ii) the unaudited statement of financial position of Ludia as of December 31, 2020 and the related unaudited statements of changes in equity, income and comprehensive income and cash flows for the year then ended and the unaudited statement of financial position of Ludia for the three (3)-month period ended March 31, 2021, which are attached as Section 4.07(b)(ii) of the Company Disclosure Schedule (collectively, the “Ludia Unaudited Financial Statements”). The Unaudited Financial Statements were prepared in accordance with (i) GAAP applied on a consistent basis throughout the periods indicated and (ii) the auditing standards of the PCAOB, and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes. The Unaudited Financial Statements and the Ludia Unaudited Financial Statements constitute all of the interim unaudited financial statements required to be included in the Registration Statement pursuant to Regulation S-K and Regulations S-X.

(c) Except as and to the extent set forth on the Audited Financial Statements or disclosed in the notes thereto, or the 2021 Balance Sheet, neither JC nor any JC Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such 2021 Balance Sheet, (ii) obligations for future performance under any Contract to which JC or any JC Subsidiary is a party, (iii) incurred in connection with the Transactions or (iv) liabilities and obligations which would not, individually or in the aggregate, reasonably expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(d) Since January 1, 2018 (i) neither JC nor any JC Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of JC or any JC Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of JC or any JC Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that JC or any JC Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the JC Board or any committee thereof.

(e) All accounts receivable of JC and the JC Subsidiaries reflected on the 2021 Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP and are collectible, subject to bad debts reserved on the 2021 Balance Sheet. To the knowledge of the Company, such accounts receivable are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns, chargebacks, taxes and foreign exchange differences in the ordinary course of business and other similar matters. JC’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since the date of the 2021 Balance Sheet, neither JC nor any of the JC Subsidiaries has modified or changed in any material respect its sales practices or methods, including such practices or methods in accordance with which JC or any of the JC Subsidiaries sell goods, fill orders or record sales.

(f) All accounts payable of JC and the JC Subsidiaries reflected on the 2021 Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable, other than amounts being disputed in good faith by JC or a JC Subsidiary. Since the date of the 2021 Balance Sheet, JC and the JC Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

(g) Since the date of the 2021 Balance Sheet, there has not been any Leakage, other than Permitted Leakage.

Section 4.08 Absence of Certain Changes or Events. Since the date of the 2021 Balance Sheet and prior to the date of this Agreement, except (a) as otherwise reflected in the Audited Financial Statements, (b) pursuant to the Restructuring or (c) as expressly contemplated by this Agreement, (i) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, (ii) the Company and the Company Subsidiaries have not sold, assigned or otherwise transferred any right, title, or interest in or to any of their material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (iii) there has not been any Company Material Adverse Effect and (iv) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.

Section 4.09 Absence of Litigation. As of the date of this Agreement, there is no Action that would be material to JC and the JC Subsidiaries, taken as a whole, pending or, to the knowledge of the Company, threatened in writing against JC or any JC Subsidiary, or any material property or material asset of JC or any JC Subsidiary, before any Governmental Authority, arbitration or other dispute resolution process before a third party unrelated to such Action. As of the date of this Agreement, neither JC nor any JC Subsidiary nor any material property or material asset of JC or any JC Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 4.10 Employee Benefit Plans.

(a) All non-standard employment and consulting Contracts or agreements to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any severance and/or change in control obligations (and, for the avoidance of doubt, excluding standard form agreements for employees outside of the United States and Contracts that can be terminated at any time without severance or termination pay or upon notice of not more than 60 days), have been made available to Parent (collectively, the “Service Agreements”) and set forth on Section 4.10(a) of the Company Disclosure Schedule. In addition, Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, equity compensation, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, material fringe benefit, sick paid and vacation and other material employee benefit plans, programs or arrangements, in each case, which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director or consultant, or under which the Company or any Company Subsidiary has or could reasonably be expected to incur any material liability (contingent or otherwise) (collectively, the “Plans”).

(b) With respect to each Plan, JC has made available to Parent, if applicable (i) a true and complete copy of the current plan document and all material amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) copies of the Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules and nondiscrimination testing results, in each case, for the two (2) most recent plan years, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years with respect to which any material liability remains outstanding. Neither the Company nor any Company Subsidiary has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) Neither the Company nor any ERISA Affiliate currently sponsors, maintains or contributes to, nor has, within the past six (6) years, sponsored, maintained or been required to contribute to, nor has any liability or obligation (contingent or otherwise) under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code or (iv) a multiple employer welfare arrangement under ERISA as defined under Section 3(40) of ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that, together with the Company, would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414(b), (c) or (m) of the Code.

(d) Neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan, Service Agreement or otherwise, to pay separation, severance or termination benefits to any current or former employee, director or independent contractor directly as a result of any Transaction, nor will any such Transaction accelerate the time of payment or vesting, or increase the amount, of any material benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.

(e) None of the Plans or any Service Agreements provides, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide, retiree medical benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or other applicable laws.

(f) Each Plan and each Service Agreement is in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) or Service Agreement and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and, to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to result in the loss of the qualified status of any such Plan or the exempt status of any such trust.

(h) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries. There have been no acts or omissions by the Company or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries taken as a whole.

(j) The Company and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l) Each Plan and each Service Agreement that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder. No Plan or Service Agreement provides for any gross ups for any Taxes imposed under Sections 409A and/or 4999 of the Code.

Section 4.11 Labor and Employment Matters.

(a) As of the date of this Agreement, except as would not be material to the Company and the Company Subsidiaries, taken as a whole, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company or any Company Subsidiary for services performed on or prior to the date of this Agreement have been paid in full (or accrued in full in the Company’s financial statements).

(b) (i) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees, which Actions would reasonably be expected to result in material liability of the Company and the Company Subsidiaries, taken as a whole, (ii) neither the Company nor any Company Subsidiary is, nor has been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees, (iii) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board and (iv) during the past three (3) years, there has not been, nor, to the knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary.

(c) The Company and the Company Subsidiaries are and during the past three (3) years have been in compliance in all material respects with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave and occupational safety and health requirements, including those related to wages, hours, pension benefits, severance, collective bargaining and the payment and withholding of Taxes (collectively “Employment Matters”).

(d) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, there are no, and in the past three (3) years there have been no, pending, or, to the knowledge of the Company, threatened lawsuits, arbitrations, administrative charges or claims by any employee, independent contractor, former employee, or former independent contractor of the Company or any Company Subsidiary before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority or arbitration board or panel relating to any Employment Matters.

(e) Each of the Company and the Company Subsidiaries: (i) has taken reasonable steps to properly classify and treat all of their employees as “employees” and independent contractors as “independent contractors”, (ii) has taken reasonable steps to properly classify and treat all of their employees as “exempt” or “nonexempt” from overtime requirements under applicable Law, (iii) has maintained legally adequate records regarding the service of all of their employees, including, where required by applicable Law, records of hours worked, (iv) is not delinquent in any material payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid, (v) has withheld, remitted, and reported all material amounts required by Law or by agreement to be withheld, remitted, and reported with respect to wages, salaries, end of service and retirement funds, superannuation and social security benefits and other payments to any current or former independent contractors or employees and (vi) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(f) To the knowledge of the Company, (i) no employee or independent contractor of the Company or any Company Subsidiary is in violation of any term of any employment Contract, consulting Contract, non-disclosure agreement, common law non-disclosure obligation, non-competition agreement, non-solicitation agreement, proprietary information agreement or any other agreement relating to confidential or proprietary information, Intellectual Property, competition or related matters and (ii) the continued employment by the Company and the Company Subsidiaries of their respective employees, and the performance of the Contracts with the Company and the Company Subsidiaries by their respective independent contractors, will not result in any such violation. Neither the Company nor any of the Company Subsidiaries has received any notice alleging that any such violation has occurred within the past three (3) years.

(g) To the knowledge of the Company, no officer of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law with respect to the Company. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer of the Company or any such Company Subsidiary has discharged, demoted, suspended, threatened, harassed or unlawfully discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

Section 4.12 Real Property; Title to Assets.

(a) None of the Company or any Company Subsidiary owns any real property.

(b) Section 4.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Parent. There are no leases, subleases, concessions or other Contracts granting to any person other than the Company or the Company Subsidiaries the right to use or occupy any real property, and all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the knowledge of the Company, by the other party to such Leases, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary has subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(d) Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following: (i)  registered Patents, Trademarks, domain names and Copyrights and applications for any of the foregoing that have been filed with the applicable Governmental Authority that are owned or purported to be owned by the Company or any Company Subsidiary (“Registered IP”) (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number and registrar) and (ii) all Contracts or agreements to use any Company-Licensed IP (including for the Software, Technology or Business Systems of any other persons) that is material to the Products and/or business of the Company or any Company Subsidiary as currently conducted (other than (A) agreements or Contracts to license and use unmodified, commercially available, “off-the-shelf” Software or Business Systems with a replacement cost or aggregate annual license and maintenance fees of less than $200,000), (B) licenses to Open Source Software, (C) non-disclosure and confidentiality agreements entered into by the Company or any Company Subsidiary in the ordinary course of business, (D) employee invention assignment agreements and consulting agreements on the Company’s standard form of agreement, copies of which forms have been made available to Parent or (E) Contracts with customers and users entered into in the ordinary course of business. The Company IP, including the Intellectual Property specified on Section 4.13(a) of the Company Disclosure Schedule, constitutes all material Intellectual Property rights used in the operation of the business of the Company and the Company Subsidiaries and is sufficient for the conduct of such business as currently conducted as of the date of this Agreement (it being understood that the foregoing representation and warranty shall not be construed as a representation and warranty regarding infringement or misappropriation of Intellectual Property rights, which is addressed solely in Section 4.13(d)).

(b) The Company or a Company Subsidiary exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use, pursuant to a valid and enforceable written license, all Company-Licensed IP. All Company-Owned IP that is material to the business of the Company as currently conducted is subsisting (or, in the case of applications for Registered IP, applied for) and, to the knowledge of the Company, valid and enforceable (excluding applications). No loss or expiration of any material Company-Owned IP is threatened or pending.

(c) The Company and each applicable Company Subsidiary have taken and take commercially reasonable actions to maintain, protect and enforce Intellectual Property rights in the trade secrets and other Confidential Information in its possession or control, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. Neither the Company nor any Company Subsidiary has disclosed any such trade secrets or Confidential Information that is material to the business of the Company and any applicable Company Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(d) (i) Since January 1, 2018, there have been no material claims properly filed with a Governmental Authority and served on the Company or any Company Subsidiary, or threatened in writing (including email) to be filed, against the Company or any Company Subsidiary with any Governmental Authority, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Registered IP or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or offers to license any Intellectual Property rights from any other person), (ii)  the operation of the business of the Company and the Company Subsidiaries has not and does not, in any material respect, infringe, misappropriate or violate, any Intellectual Property rights of other Persons, including any Person’s right of publicity with respect to any Intellectual Property rights other than Patents and, to the knowledge of the Company, with respect to Patents, and (iii) to the knowledge of the Company, no other person has infringed, misappropriated or violated any of the Company-Owned IP and (iv) neither the Company or any of the Company Subsidiaries has received any formal opinions of counsel regarding any of the foregoing.

(e) All current and past founders, officers, management employees and contractors who have contributed, developed or conceived any Company-Owned IP have executed valid, written agreements with the Company or one of the Company Subsidiaries, pursuant to which such persons agreed to maintain in confidence all confidential or proprietary information acquired by them in the course of their relationship with the Company (and, with respect to any founders, created for, on behalf of, or in contemplation of the Company or any Company Subsidiaries, prior to the inception of the Company or any of the Company Subsidiaries) or the applicable Company Subsidiary and have assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property, except as otherwise required or prohibited by applicable Law.

(f) The Company and Company Subsidiaries do not use and, except as set forth on Section 4.13(f) of the Company Disclosure Schedule, have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company-Owned IP or (ii) under any license requiring the Company or any Company Subsidiary to disclose or distribute the source code to any Product components or Business Systems owned or purported to be owned by the Company or any Company Subsidiary that are incorporated in or necessary for the use of the Products, to license or provide the source code to any such Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Product components owned or purported to be owned by the Company or any Company Subsidiary at no or minimal charge.

(g) The Company or one of the Company Subsidiaries owns, leases, licenses or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the business of the Company or any of the Company Subsidiaries as currently conducted. The Company and the Company Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since January 1, 2018, there has not been any material failure with respect to any of the Products or other Business Systems that has not been remedied or replaced in all material respects. The Company and each of the Company Subsidiaries have purchased a sufficient number of seat licenses for their Business Systems.

(h) Since January 1, 2018, the Company and each of the Company Subsidiaries have complied in all material respects with all applicable Privacy and Data Security Requirements. Since January 1, 2018, the Company and the Company Subsidiaries have each implemented commercially reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Personal Information held or processed by, via contractual commitments, or on behalf of the Company or any Company Subsidiary, including implementing commercially reasonable procedures designed to prevent unauthorized access and the introduction of Disabling Devices. Neither the Company nor any Company Subsidiary has inserted and, to the knowledge of the Company, no other person has inserted or alleged to have inserted any Disabling Device in any of the Business Systems or Product components. Since January 1, 2018, neither the Company nor any of the Company Subsidiaries has (x) experienced any data security breaches that were required to be reported under applicable Privacy/Data Security Laws or (y) been subject to or received written notice of any Action by any Governmental Authority or any customer, other than ordinary customer data requests under applicable Privacy/Data Security Laws, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the material violation of any applicable Privacy and Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same.

(i) The Company or one of the Company Subsidiaries has all rights to use (and continue to use immediately following the consummation of the Transactions) the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries use such Business Data prior to the Closing Date.

(j) The Company and the Company Subsidiaries are not and have never been a member of, a contributor to, or affiliated with, any industry standards organization, body, working group, or similar organization, and none of the Company, any of the Company Subsidiaries or any Company-Owned IP is subject to any licensing, assignment, contribution, disclosure or other requirement or restriction of any industry standards organization, body, working group or similar organization.

(k) To the knowledge of the Company, no employee, consultant or independent contractor of the Company or any Company Subsidiary who was involved in, or who contributed to, the creation or development of any Company-Owned IP owed or owes any duty or rights to any Governmental Authority, or any university, college or other educational institution or for a research center, in any such case that may materially affect the Company’s or any Company Subsidiary’s ownership or its right to use any Company-Owned IP or that may impose any restrictions or obligations on the Company in respect thereof. Neither the Company nor any Company Subsidiary received any funding of any university or other educational or research center or Governmental Authority and no such university, educational or research center, or Governmental Authority have any rights in or to any Company-Owned IP.

Section 4.14 Product Warranty/Recalls; Antidumping.

(a) Since January 1, 2018, each of the Products sold or produced by or on behalf of Company or any Company Subsidiary was produced, labeled, marketed and sold in material compliance with applicable Laws.

(b) Since January 1, 2018, (i) neither the Company nor any Company Subsidiary has received any written notices, demands or inquiries relating to any claim, fine or penalty involving any Product resulting from an alleged failure to warn, or from any alleged breach of any express or implied warranties or representations, or any alleged material noncompliance with any applicable Laws and (ii) there has been no product recall (a “Recall”) conducted by or on behalf of the Company or any Company Subsidiary with respect to any Product.

(c) No Products have been offered by the Company or any Company Subsidiary under any product warranty other than as specified in the Company and each Company Subsidiary’s standard customer or distributor Contracts as have been provided to Parent.

(d) No Product is subject to a Governmental Authority antidumping order or countervailing duty order or, to the knowledge of the Company, is subject to any pending antidumping or countervailing duty investigation by any Governmental Authority.

Section 4.15 Taxes.

(a) The Company and each of the Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date of this Agreement and all such filed Tax Returns are complete and accurate in all material respects, (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company or any of the Company Subsidiaries are otherwise obligated to pay, except with respect to Taxes that are being contested in good faith and are disclosed in Section 4.15(a) of the Company Disclosure Schedule, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Effective Time, (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency and (iv) do not have any deficiency, audit, examination or other Action in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period for which the statute of limitations for assessments remains open.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a liability or obligation to any person as a result of or pursuant to any such Contract arrangement or commitment other than an Contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) None of the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting (including an improper method of accounting) made prior to the Effective Time for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law) or other provisions of applicable Law, (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed prior to the Effective Time, (iii) installment sale or open transaction made on or prior to the Closing Date, (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-United States income Tax Law), (vi) income arising or accruing prior to the Closing and includable after the Closing under Sections 951, 951A, or 956 of the Code (with respect to any transaction effected, or revenue earned by a foreign subsidiary of the Company outside of the ordinary course of business) or (vii) the forgiveness pursuant to COVID-19 Measures of liabilities incurred prior to the Closing by the Company or any Company Subsidiary. The Company and the Company Subsidiaries are not and shall not be required to include any amount in income or pay any installment of any “net tax liability” or other Tax pursuant to Section 965 of the Code. The Company and the Company Subsidiaries have not, pursuant to COVID-19 Measures, deferred the payment of any payroll Taxes the due date for the original payment of which was at or prior to the Closing Date.

(d) Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes.

(e) Neither the Company nor any of the Company Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company was the common parent).

(f) Neither the Company nor any of the Company Subsidiaries owns an interest in any entities classified as a partnership for U.S. federal income Tax purposes.

(g) Neither the Company nor any of the Company Subsidiaries has any material liability for the Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise (other than pursuant to agreements entered into in the ordinary course of business the principal purposes of which do not relate to Taxes).

(h) Neither the Company nor any of the Company Subsidiaries has any request for a ruling in respect of Taxes pending between the Company or any Company Subsidiary and any Tax authority.

(i) JC has made available to Parent true, correct and complete copies of the U.S. federal income Tax Returns filed by the Company and the Company Subsidiaries for tax years 2018 and 2019.

(j) Neither the Company nor any of the Company Subsidiaries has within the last five (5) years or in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(k) Neither the Company nor any of the Company Subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Code Section 6707A(c) or Treasury Regulation Section 1.6011-4(b)(2).

(l) There are no Tax Liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

Section 4.16 Environmental Matters. Except as wound not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (a) none of the Company nor any of the Company Subsidiaries has materially violated since January 1, 2018 or is in material violation of applicable Environmental Law, (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) are contaminated with any Hazardous Substance in violation of applicable Environmental Laws that requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, (c) to the knowledge of the Company, none of the Company nor any of the Company Subsidiaries is, in any material respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances, (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of each of the Company and each Company Subsidiary under applicable Environmental Law (“Environmental Permits”), (e) the Company and each Company Subsidiary is in material compliance with its Environmental Permits and (f) the Company has provided to Parent true and complete copies of all environmental Phase I reports and other material investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of the Company or any Company Subsidiary (or by a third party of which the Company has knowledge) in relation to the current or prior business of the Company and the Company Subsidiaries or any real property presently or formerly owned, leased, or operated by the Company or any Company Subsidiary (or its or their predecessors) that are in possession, custody or control of the Company or any Company Subsidiary.

Section 4.17 Material Contracts.

(a) Section 4.17(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of Contracts and agreements to which the Company or any Company Subsidiary is a party, excluding for this purpose, any purchase orders submitted by customers (such Contracts and agreements as are required to be set forth on Section 4.17(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) each Contract and agreement with consideration paid or payable to the Company or any Company Subsidiary of more than $1,000,000, in the aggregate, over the twelve (12)-month period ending December 31, 2020;

(ii) each Contract and agreement with Suppliers to the Company or any of the Company Subsidiaries for expenditures paid or payable by the Company or any Company Subsidiary of more than $2,000,000, in the aggregate, over the twelve (12)-month period ending December 31, 2020;

(iii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts and agreements to which the Company or any Company Subsidiary is a party that are material to the business of the Company;

(iv) all Contracts with publishers, platform partners or similar parties providing for the grant of rights to reproduce, license, market, publish, localize, supply, port, adapt, refer or sell the Products to any other Person;

(v) all Service Agreements and management Contracts, including any Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(vi) all Contracts relating to the membership of, or participation by, the Company or any Company Subsidiary in, or the affiliation of the Company or any Company Subsidiary with, any industry standards group or association;

(vii) all Contracts providing for the development of any Software Technology or Intellectual Property that is material to the Products, independently or jointly, either by or for the Company or any Company Subsidiary (other than employee invention assignment agreements and consulting agreements with employees, contractors and consultants entered into the ordinary course of business);

(viii) all Contracts and agreements evidencing Indebtedness;

(ix) all partnership, joint venture or similar agreements other than as required to be disclosed pursuant to Sections 4.17(a)(iii), 4.17(a)(iv) and 4.17(a)(v);

(x) all Contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(xi) all Contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

(xii) all Contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses;

(xiii) all leases or master leases of personal property reasonably likely to result in annual payments of $50,000 or more in a 12-month period;

(xiv) all Contracts involving use of any Company-Licensed IP required to be listed in Section 4.17(a) of the Company Disclosure Schedule;

(xv) Contracts which involve the license or grant of rights to Company-Owned IP by the Company or any Company Subsidiary, but excluding any nonexclusive licenses (or sublicenses) of Company-Owned IP granted: (A) to customers, resellers or distributors in the ordinary course of business, (B) to suppliers and service providers for the purpose of providing the applicable services to the Company or any Company Subsidiary or (C) in the ordinary course of business for the use of a Trademark of the Company or any Company Subsidiary for marketing or similar purposes; and

(xvi) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) of the Company and the Company Subsidiaries, other than the Plans and the Service Agreements.

(b) (i) Each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiary party thereto and, to the knowledge of the Company, is enforceable in accordance with its terms, in each case subject to the Remedies Exceptions, and neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party, (ii) to the knowledge of the Company, no other party is in material breach or violation of, or material default under, any Material Contract and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of material default under any such Material Contract, except, in each case, that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. JC has furnished or made available to Parent true and complete copies of all Material Contracts without redaction, including amendments thereto that are material in nature.

Section 4.18 Insurance.

(a) Section 4.18(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured that is the Company or any Company Subsidiary, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole: (i) such policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under such policy and (iii) to the knowledge of the Company, no insurer on such policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.19 Board Approval; Vote Required. The JC Board, by resolutions duly adopted by vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (i) determined that this Agreement, the Restructuring Plan, the Restructuring and the Merger Transactions are fair to and in the best interests of the Company and its stockholders, (ii) approved and adopted this Agreement and the Merger Transactions and declared their advisability, (iii) approved the Restructuring Plan and (iv) recommended that the stockholders of the Company approve and adopt this Agreement and the Merger and directed that this Agreement and the Merger Transactions be submitted for consideration by the stockholders of the Company. The Requisite New JC Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Merger and the other Merger Transactions. The Written Consent, if executed and delivered to Parent, would qualify as the Requisite New JC Stockholder Approval and no additional approval or vote (other than in connection with the Restructuring) from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and consummate the Merger and the other Merger Transactions.

Section 4.20 Certain Business Practices. Since January 1, 2018, none of the Company, any Company Subsidiary nor, to the knowledge of the Company, any directors or officers, agents or employees of the Company or any Company Subsidiary, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption or anti-bribery Law or (c) made any payment in the nature of criminal bribery.

Section 4.21 Customs and International Trade Laws. Since January 1, 2018, the Company, the Company Subsidiaries and, to the knowledge of the Company, each of their respective directors, officers, agents and employees, has been in compliance with: (a) all applicable sanctions Laws, including the U.S. economic sanctions Laws administered by the U.S. Department of the Treasury, Office of Foreign Assets Control and the U.S. Department of State, (b) any Laws regarding the importation of goods, including the U.S. import Laws administered by U.S. Customs and Border Protection, (c) all applicable export control Laws, including the Export Administration Regulations administered by the U.S. Department of Commerce (“Commerce”) and the International Traffic in Arms Regulations Administered by the U.S. Department of State and (d) the anti-boycott Laws administered by Commerce and the U.S. Department of the Treasury (collectively, the “Customs & International Trade Laws”), related to the regulation of exports (including deemed exports), re-exports, transfers, releases, shipments, transmissions, imports or similar transfer of goods, technology, software or services, or any other transactions or business dealings, by or on behalf of the Company or any Company Subsidiary. Without limiting the foregoing: (i) neither the Company nor any Company Subsidiary has made any voluntary or involuntary disclosure or received written notice that it or they are subject to any civil or criminal Action, audit or any other inquiry, or has conducted any internal investigation, or is aware of any allegation involving or otherwise relating to any alleged or actual material violation of the Customs & International Trade Laws and (ii) there are no pending or, to the knowledge of the Company, threatened, Actions by a Governmental Authority of the Company, the Company Subsidiaries and, to the knowledge of the Company, each of their respective directors, officers, agents and employees in connection with any allegation involving or otherwise relating to any alleged or actual violation of any Laws relating to the Customs & International Trade Laws.

Section 4.22 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any Company Subsidiary, to the knowledge of the Company, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell, (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services, (c) a beneficial interest in any Contract or agreement disclosed in Section 4.17(a) of the Company Disclosure Schedule or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements; provided that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.22. The Company and the Company Subsidiaries have not, since January 1, 2018, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or (ii) materially modified any term of any such extension or maintenance of credit. Each Contract or transaction described in this Section 4.22, a “Company Affiliate Transaction”.

Section 4.23 Exchange Act. Neither the Company nor any Company Subsidiary is currently (or has previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 4.24 Brokers. Except for Raine Securities LLC (“Raine”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.25 Restructuring. As of the Closing Date, (a) the Restructuring will have been completed in accordance with all applicable Laws, (b) the Company will have made available to Parent a true and complete copy of all Restructuring Documents, in each case, including all amendments or modifications thereto, as in effect as of the Closing Date, (c) the Company will have obtained all consents, waivers, authorizations and approvals reasonably required for the Restructuring Closing, except, in each case as would not be material to the Company and the Company Subsidiaries, taken as a whole and (d) none of the parties to any Restructuring Document will be in default, or will have received any written notice of any default or event that, with notice or lapse of time, or both, would constitute a default by the parties thereto, in each case except that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.26 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), JC and New JC LLC hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company and the Company Subsidiaries, their respective affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Parent, its affiliates or any of their respective Representatives by, or on behalf of, JC or New JC LLC, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither JC, New JC LLC nor any other person on behalf of JC or New JC LLC has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Parent, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the JC, New JC LLC, any JC Subsidiary or any New JC Subsidiary (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Parent, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

Article V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in (a) in Parent’s disclosure schedule delivered by Parent in connection with this Agreement (the “Parent Disclosure Schedule”) and (b) the Parent SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors”, “Qualitative Disclosures About Market Risk” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements and any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a Parent SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)), Parent hereby represents and warrants to JC and New JC LLC as follows:

Section 5.01 Corporate Organization.

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b) Merger Sub is the only subsidiary of Parent. Parent directly owns all of the capital stock in Merger Sub. Except for Merger Sub, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person. There are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other contracts of any character relating to the issued or unissued capital stock or other securities of Merger Sub, or otherwise obligating Parent or Merger Sub to issue, transfer, sell, purchase, redeem or otherwise acquirer or sell any such securities.

Section 5.02 Certificate of Incorporation and Bylaws. Each of Parent and Merger Sub has heretofore furnished to the Company complete and correct copies of the Parent Organizational Documents and the Merger Sub Organizational Documents. The Parent Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of the Parent Organizational Documents and the Merger Sub Organizational Documents.

Section 5.03 Capitalization.

(a) The authorized capital stock of Parent consists of (i) one hundred million (100,000,000) shares of Parent Class A Common Stock, (ii) ten million (10,000,000) shares of Parent Class B Common Stock and (iii) one million (1,000,000) shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”). As of the date of this Agreement (i) twenty six million four hundred twenty five thousand six hundred forty three (26,425,643) shares of Parent Class A Common Stock are issued and outstanding (all of which are subject to Redemption Rights) and seven million five hundred thousand (7,500,000) shares of Parent Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of Parent Common Stock are held in the treasury of Parent, (iii) three million five hundred seventy four thousand three hundred fifty seven 3,574,357 Parent Units are issued and outstanding, (iv) sixteen million eight hundred eight thousand five hundred twenty 16,808,520 Parent Warrants are issued and outstanding, eight million (8,000,000) of which are private placement warrants held by Sponsor and (v) sixteen million eight hundred eight thousand five hundred twenty 16,808,520 shares of Parent Class A Common Stock are reserved for future issuance pursuant to the Parent Warrants. As of the date of this Agreement, there are no shares of Parent Preferred Stock issued and outstanding. Each Parent Warrant is exercisable for one share of Parent Class A Common Stock at an exercise price of $11.50.

(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of one thousand (1,000) shares of common stock, par value $0.01 per share (the “Merger Sub Common Stock”). As of the date of this Agreement, one hundred (100) shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Parent free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c) All outstanding Parent Units, shares of Parent Common Stock and Parent Warrants have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the Parent Organizational Documents.

(d) The Parent Common Stock Merger Consideration being delivered by Parent hereunder shall be, when issued pursuant to the terms hereof, duly and validly issued, fully paid and nonassessable, and each such share or other security shall, when issued pursuant to the terms hereof, be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws, the Parent Second Amended and Restated Certificate of Incorporation and the Parent Amended and Restated Bylaws, and, as to certain holders, the Registration Rights and Lock-Up Agreement and the Stockholders Agreement. The Parent Common Stock Merger Consideration shall be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e) Except for securities issued pursuant to the Subscription Agreements, securities issued by Parent pursuant to this Agreement and the Parent Warrants, Parent has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or obligating Parent to issue or sell any shares of capital stock of, or other equity interests in, Parent. All shares of Parent Common Stock and New Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Parent nor any subsidiary of Parent is a party to, or otherwise bound by, and neither Parent nor any subsidiary of Parent has granted, any equity appreciation rights, participations, phantom equity or similar rights. Parent is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Parent Common Stock or New Parent Common Stock or any of the equity interests or other securities of Parent or any of its subsidiaries. There are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or New Parent Common Stock. There are no outstanding contractual obligations of Parent to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 5.04 Authority Relative to This Agreement. Each of Parent and Merger Sub have all necessary power and authority to execute and deliver this Agreement and, subject to Parent’s adoption of this Agreement (as the sole stockholder of Merger Sub) after the execution hereof and the approval and adoption of the Parent Proposals by the stockholders of record of Parent at the Parent Stockholders’ Meeting, to perform its obligations hereunder and consummate the Merger Transactions. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger Transactions (other than (a) with respect to the Merger, Parent’s adoption of this Agreement (as the sole stockholder of Merger Sub) after the execution hereof and (b) the approval and adoption of the Parent Proposals by the stockholders of record of Parent at the Parent Stockholders’ Meeting and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by JC and New JC LLC, constitutes a legal, valid and binding obligation of Parent or Merger Sub, enforceable against Parent or Merger Sub in accordance with its terms subject to the Remedies Exceptions.

Section 5.05  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and, subject to Parent’s adoption of this Agreement (as the sole stockholder of Merger Sub) after the execution hereof, the approval and adoption of the Parent Proposals by the stockholders of record of Parent at the Parent Stockholders’ Meeting and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate the Parent Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to each of Parent or Merger Sub or by which any of their property or assets is bound or affected or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of either of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, Contract, lease, license, permit, franchise or obligation to which each of Parent or Merger Sub is a party or by which either of Parent or Merger Sub or any of their properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Merger Transactions or otherwise prevent Parent or Merger Sub from performing its material obligations under this Agreement.

Section 5.06 Compliance. Neither Parent nor Merger Sub is or has been in conflict with, or in default, breach or violation of (a) any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (b) any note, bond, mortgage, indenture, Contract, lease, license, permit, franchise or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of Parent or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Parent or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 5.07  SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)  Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since October 20, 2020 to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed or furnished prior to the date of this Agreement, the “Parent SEC Reports”), and will have filed or furnished all such forms, reports, schedules, statements and other documents required to be filed or furnished subsequent to the date of this Agreement through the Closing Date (the “Additional Parent SEC Reports”). All Parent SEC Reports, Additional Parent SEC Reports, any correspondence from or to the SEC or NYSE (other than such correspondence in connection with the initial public offering of Parent) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 806) of the Sarbanes-Oxley Act with respect to any of the foregoing are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. Parent has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed or furnished by Parent with the SEC and are currently in effect. As of their respective dates, the Parent SEC Reports, and the Additional Parent SEC Reports will be (i) in compliance in all material respects with the applicable requirements of the Securities Act of 1933, as amended , and the rules and regulations thereunder (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder and (ii) did not, and, with respect to the Additional Parent SEC Reports will not, at the time they were (or are) filed or furnished, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of Parent has filed with the SEC on a timely basis all documents required with respect to Parent by Section 16(a) of the Exchange Act.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not, and would not reasonably be expected to be, individually or in the aggregate, material to Parent), and except as to the Warrant Accounting Matter. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.

(c) Except as and to the extent set forth in the Parent SEC Reports and except as to the Warrant Accounting Matter, neither Parent nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) that is required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Parent’s and Merger Sub’s business. Notwithstanding anything herein to the contrary, Parent is performing an analysis of the possible impact to the Parent SEC Reports of the recent statement by the staff of the SEC on accounting and reporting considerations for warrants issued by special purpose acquisition companies or whether any of the Parent financial statements included in the Parent SEC Reports will be restated as a result of such SEC staff statement (the “Warrant Accounting Matter”).

(d) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(e) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent and other material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(f) Parent maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Parent maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Parent has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any Representative of Parent to Parent’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Parent to record, process, summarize and report financial data. Parent has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the preparation of financial statements or the internal control over financial reporting of Parent. Since October 20, 2020, there have been no material changes in Parent’s internal control over financial reporting.

(g)  There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)  Neither Parent (including any employee thereof) nor Parent’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (iii) any claim or allegation regarding any of the foregoing.

(i)  As of the date of this Agreement, there are no outstanding SEC comments from the SEC with respect to the Parent SEC Reports. To the knowledge of Parent, none of the Parent SEC Reports filed or furnished on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

Section 5.08  Absence of Certain Changes or Events; Business Activities; Material Contracts.

(a)  Since their respective dates of incorporation, except as expressly contemplated by this Agreement, (i) there has not been any Parent Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend on, or other distribution in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Parent’s capital stock, (iv) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP (or any interpretation thereof) or applicable Law, (v) any change in the auditors of Parent, (vi) any revaluation by Parent of any of its assets, including any sale of assets of Parent other than in the ordinary course of business or (vii) any action taken or agreed upon by Parent or any of its subsidiaries that would be prohibited by Section 6.02 if such action were taken on or after the date of this Agreement without the consent of the Company.

(b)  Since their respective dates of incorporation, neither Parent, nor Merger Sub has conducted any business activities other than activities: (i) in connection with its organization or (ii) directed toward the accomplishment of a business combination. Except as set forth in the Parent Organizational Documents, there is no Contract or order, writ, decree, injunction or aware binding upon Parent or Merger Sub or to which any of them is a party that has or that could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing). Other than under this Agreement or the other Merger Transaction Documents or pursuant to the performance of its obligations thereunder, neither Parent nor Merger Sub has any material liabilities, debts or obligations (absolute, accrued, contingent or otherwise).

(c)  Except for this Agreement, the Merger Transaction Documents and the Merger Transactions, Parent has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract (as defined below) or party to any transaction that is, or would reasonably be interpreted as constituting, a Business Combination Proposal. Except for the Merger Transactions, the Merger Transaction Documents or the Trust Agreement, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(d)  Section 5.08(d) of the Parent Disclosure Schedule sets forth a true, correct and complete list of each Contract to which Parent or Merger Sub is party pursuant to which greater than $100,000 is reasonably expected to be due in any single calendar year and pursuant (the “Parent Material Contracts”), other than any such Parent Material Contract that is listed as an exhibit to Parent’s Form S-1 Registration Statement, initially filed with the SEC on October 2, 2020, or Parent’s annual report on Form 10-K filed with the SEC on March 31, 2021. To the extent Parent or Merger Sub is a party to a Contract that is not a Parent Material Contract, Parent or Merger Sub (as applicable) may terminate such other Contract without post-termination liability or obligation beyond payments owing through the date of termination. True, correct and complete copies of the Parent Material Contracts have been delivered to or made available to the Company or its agents or representatives.

(e)  (i) Each Parent Material Contract is a legal, valid and binding obligation of Parent or Merger Sub and, to the knowledge of the Parent, is enforceable in accordance with its terms, in each case subject to the Remedies Exceptions, and neither Parent nor Merger Sub is in material breach or violation of, or material default under, any Parent Material Contract nor has any Parent Material Contract been canceled by the other party, (ii) to Parent’s knowledge, no other party is in material breach or violation of, or material default under, any Parent Material Contract and (iii) neither Parent nor Merger Sub has received any written, or to the knowledge of Parent, oral claim of default under any such Material Contract.

(f)  Neither Parent nor Merger Sub owns or leases any real property or is a party to any agreement or option to purchase any real property, personal property or other material interest therein.

Section 5.09  Absence of Litigation. As of the date of this Agreement, there is no Action that would be material to Parent pending or, to the knowledge of Parent, threatened in writing against Parent, or any material property or material asset of Parent, before any Governmental Authority, arbitration or other dispute resolution process before a third party unrelated to such Action. As of the date of this Agreement, neither Parent nor any material property or material asset of Parent is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority.

Section 5.10  Board Approval; Vote Required.

(a) The Parent Board, by resolutions duly adopted by a unanimous vote of the directors voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger Transactions are fair to and in the best interests of Parent and the stockholders of Parent, (ii) approved and adopted this Agreement, the other Merger Transaction Documents and the Parent Second Amended and Restated Certificate of Incorporation and declared their advisability and approved the payment of the Merger Consideration to the stockholders of New JC and (iii) recommended that the stockholders of Parent approve and adopt this Agreement, the Merger and the other Merger Transactions (the “Parent Board Recommendation”), and directed that this Agreement, the Merger and the Parent Second Amended and Restated Certificate of Incorporation be submitted for consideration by the stockholders of Parent at the Parent Stockholders’ Meeting.

(b)  The approval and adoption of the Parent Proposals by the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock is the only vote of the holders of any class or series of capital stock of Parent necessary to adopt this Agreement and approve the Merger Transactions.

(c)  The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved and adopted this Agreement and the Merger and declared their advisability and (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and the Merger and directed that this Agreement and the Merger Transactions be submitted for consideration by the sole stockholder of Merger Sub.

(d)  The only vote of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger and the other Merger Transactions is Parent’s affirmative vote as the sole stockholder of Merger Sub.

Section 5.11  No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement. Except as contemplated by this Agreement, Merger Sub will have no material assets, liabilities or obligations at any time prior to the Effective Time.

Section 5.12  Brokers. Except for UBS Securities LLC, Inc. (“UBS”) and Raine, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.13 Parent Trust Fund. As of the date of this Agreement, Parent has no less than three hundred million dollars ($300,000,000) in the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at JPMorgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by CST, as trustee, pursuant to the Investment Management Trust Agreement, dated as of October 20, 2020, between Parent and CST (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions, and no termination, repudiation, rescission, amendment, supplement or modification is contemplated. Parent has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or CST. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied): (i) between Parent and CST that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect or (ii) to the knowledge of Parent, that would entitle any person (other than stockholders of Parent who shall have elected to redeem their shares of Parent Common Stock pursuant to the Parent Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account and (B) upon the exercise of Redemption Rights in accordance with the provisions of the Parent Organizational Documents. There are no Actions pending or, to the knowledge of Parent, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to CST pursuant to the Trust Agreement, Parent shall cause CST to, and CST shall thereupon be obligated to, release to Parent as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided that the liabilities and obligations of Parent due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to the stockholders of Parent who shall have exercised their Redemption Rights, (b) with respect to filings, applications or other actions taken pursuant to this Agreement required under Law, (c) to CST for fees and costs incurred in accordance with the Trust Agreement and (d) to third parties (e.g., professionals and printers) who have rendered services to Parent in connection with its efforts to effect the Merger (including fees owed by Parent to UBS pursuant to the UBS Letter Agreement, which such fees are included in Parent Transaction Expenses). As of the date of this Agreement, assuming the accuracy of the representations and warranties of JC herein and the compliance by JC and New JC with their respective obligations hereunder, to the knowledge of Parent, there are no conditions to the use of funds in the Trust Account that will not be satisfied at the Effective Time, and funds available in the Trust Account will be available to Parent at the Effective Time.

Section 5.14 Employees. Other than any officers as described in the Parent SEC Reports, Parent and Merger Sub have never employed any employees or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account, Parent has no unsatisfied material liability with respect to any employee, officer or director. Parent and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement nor the other Merger Transaction Document, nor the consummation of the Merger Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Parent or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The Merger Transactions shall not be the direct or indirect cause of any amount paid or payable by Parent, Merger Sub or any affiliate being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 409A(a)(1)(B) of the Code. There is no Contract, plan or arrangement to which Parent or Merger Sub is a party that requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.

Section 5.15  Taxes.

(a)  Parent and Merger Sub (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date of this Agreement and all such filed Tax Returns are complete and accurate in all material respects, (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that Parent or Merger Sub are otherwise obligated to pay, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v) below, (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period for which the statute of limitations for assessments remains open and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of Parent, for any material Taxes of Parent that have not been paid, whether or not shown as being due on any Tax Return.

(b)  Neither Parent nor Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract (including any Contract or arrangement providing for the sharing or ceding of credits or losses) or has a liability or obligation to any person as a result of or pursuant to any such Contract or arrangement other than an Contract or arrangement the primary purpose of which does not relate to Taxes.

(c)  None of Parent or Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting (including an improper method of accounting) made prior to the Effective Time for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) or other provisions of applicable Law, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed prior to the Effective Time or (iii) installment sale or open transaction made on or prior to the Closing Date.

(d)  Neither Parent nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Parent is or was the common parent).

(e)  Neither Parent nor Merger Sub has any material liability for the Taxes of any person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract, or otherwise (other than pursuant to agreements entered into in the ordinary course of business the principal purposes of which do not relate to Taxes).

(f)  Neither Parent nor Merger Sub has any request for a material ruling in respect of Taxes pending between Parent or Merger Sub, on the one hand, and any Tax authority, on the other hand.

(g)  Neither Parent nor Merger Sub has within the last five (5) years or in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h)  Neither Parent nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

Section 5.16  Listing. The issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “XPOA.U”. The issued and outstanding shares of Parent Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “XPOA”. The issued and outstanding Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “XPOA.WS”. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened in writing against Parent by the New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the Parent Units, the shares of Parent Class A Common Stock or the Parent Warrants or terminate the listing of Parent on the New York Stock Exchange. None of Parent or any of its affiliates has taken any action in an attempt to terminate the registration of the Parent Units, the shares of Parent Class A Common Stock, the shares of Parent Class B Common Stock or the Parent Warrants under the Exchange Act.

Section 5.17  Certain Business Practices. Since their respective dates of incorporation, none of Parent, Merger Sub, nor, to the knowledge of Parent, any directors or officers, agents or employees of Parent or Merger Sub has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or (c) made any payment in the nature of criminal bribery.

Section 5.18 Takeover Statute and Charter Provisions. The Parent Board has taken all action necessary so that the restrictions on business combination set forth in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Merger Transactions, including the Merger and the issuance of New Parent Common Stock. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law applies with respect to Parent or Merger Sub in connection with this Agreement, the Merger, the issuance of New Parent Common Stock or any of the other Merger Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which Parent or Merger Sub is subject, party or otherwise bound.

Section 5.19  PIPE Investment Amount Subscription Agreement. Section 5.19 of the Parent Disclosure Schedule sets forth a true, accurate and complete list of each Subscription Agreement entered into by Parent with the applicable PIPE Investor, pursuant to which the PIPE Investors have committed to provide equity financing to Parent in an aggregate amount equal to the PIPE Financing Amount. Parent has delivered to the Company true, correct and complete copies of each Subscription Agreement (including any side letters or addendums thereto) that have been executed as of the date of this Agreement. Each of the Subscription Agreements is in full force and effect and is legal, valid and binding upon Parent, enforceable against Parent in accordance with its terms (subject to the Remedies Exceptions). None of the Subscription Agreements have been withdrawn, terminated, amended or modified, and, to the knowledge of Parent, no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement, to the knowledge of Parent, the commitments contained in the Subscription Agreements have not been withdrawn, terminated or rescinded by any PIPE Investor in any respect. Parent has, as of the date of this Agreement, complied in all material respects with all of its obligations under the Subscription Agreements. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in the Subscription Agreements, other than as expressly set forth in such Subscription Agreements. The PIPE Financing Amount, together with the amount in the Trust Account at the Closing, are in the aggregate sufficient to enable Parent to: (a) pay all cash amounts required to be paid by Parent or its subsidiaries under or in connection with this Agreement, (b) pay all amounts owed by the Company and the Company Subsidiaries under the Legend Transaction Documents and (c) pay any and all fees and expenses of or payable by Parent with respect to the Merger Transactions. As of the date of this Agreement, there are no facts or circumstances that would reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Financing Amount not being available to Parent, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of any Subscription Agreement and Parent has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to pay to Parent the applicable portion of the PIPE Financing Amount set forth in the applicable Subscription Agreement on the terms therein. Notwithstanding the foregoing, with the written consent of the Company (not to be unreasonably withheld, conditioned or delayed) upon request of any PIPE Investor to reallocate such PIPE Investor’s applicable portion of the PIPE Financing Amount to one or more affiliates of such PIPE Investor, Parent shall have the right to terminate and replace such PIPE Investor’s initial Subscription Agreement and enter into one or more replacement subscription agreements (in substantially the same form as the Subscription Agreements) with such PIPE Investor’s designated affiliates, so long as such termination and replacement will not have the effect of decreasing the PIPE Financing Amount under commitment by the PIPE Investors (and any such replacement subscription agreements shall be deemed to be included within the definition of Subscription Agreements hereunder).

Section 5.20 Affiliate Transactions. Except as described in the Parent SEC Reports and for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no present or former director, officer or other affiliate of Parent or Merger Sub, to the knowledge of Parent, has or has had, directly or indirectly: (a) a beneficial interest in any Contract that Parent or Merger Sub is a party to or (b) any contractual or other arrangement with Parent or Merger Sub, other than customary indemnity arrangements; provided that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 5.20. Parent and Merger Sub have not, since their incorporation, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Parent or Merger Sub or (ii) materially modified any term of any such extension or maintenance of credit. Except as described in the Parent SEC Reports, neither Parent nor Merger Sub is a party to any transaction, agreement, arrangement or understanding with any (A) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Parent or (B) affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing. Each Contract described in this Section 5.20, a “Parent Affiliate Agreement”.

Section 5.21  Customs and International Trade Laws. Since their respective incorporations, Parent, Merger Sub and, to the knowledge of Parent, each of their respective directors, officers, agents and employees, has been in compliance with all applicable sanctions Laws, including the U.S. economic sanctions Laws administered by the U.S. Department of the Treasury, Office of Foreign Assets Control and the U.S. Department of State.

Section 5.22 Parent’s and Merger Sub’s Investigation and Reliance. Each of Parent and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding JC, New JC, the JC Subsidiaries, the New JC Subsidiaries and the Merger Transactions, which investigation, review and analysis were conducted by Parent and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. Parent, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of JC, New JC, the JC Subsidiaries, the New JC Subsidiaries and the Merger Transactions. Neither Parent nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by JC, New JC LLC, any of the JC Subsidiaries, any of the New JC Subsidiaries or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither JC nor New JC LLC, nor any of their respective stockholders, affiliates or Representatives shall have any liability to Parent, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to Parent or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Merger Transactions. Neither JC nor New JC LLC, nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company or any of the Company Subsidiaries.

Article VI.

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01  Conduct of Business by the Company Pending the Merger.

(a)  The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (i) expressly contemplated by any other provision of this Agreement or any Merger Transaction Document, (ii) set forth in Section 6.01 of the Company Disclosure Schedule, (iii) required to perform its obligations under or contemplated by the Legend Transaction Documents, (iv) reasonably contemplated by, or in connection with, the Restructuring or (v) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), unless Parent shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice; and

(ii) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, Suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b) By way of amplification and not limitation, except as (i) expressly contemplated by any other provision of this Agreement or any Merger Transaction Document, (ii) set forth in Section 6.01 the Company Disclosure Schedule, (iii) required to perform its obligations under or contemplated by the Legend Transaction Documents, (iv) reasonably contemplated by, or in connection with, the Restructuring or (v) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)  amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii)  form or create any subsidiaries;

(iii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary (except for the issuance of JC Common Stock prior to the Restructuring Closing or New JC Common Stock following the Restructuring Closing, in each case, upon the exercise of or settlement of Company Options that were outstanding as of the date of this Agreement);

(iv)  declare, set aside, make or pay any dividend, other distribution or any other amounts, payable in cash, stock, property or otherwise, (A) with respect to any of its capital stock, (B) to its stockholders or (C) to any of its affiliates who are not Company Subsidiaries;

(v)  reclassify, combine, split, subdivide or redeem or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vi)  other than the Legend Transaction, acquire (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division;

(vii) incur any Indebtedness;

(viii)  (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company as of the date of this Agreement, other than increases in base compensation of employees in the ordinary course of business, (B) enter into any new, or materially amend any existing Service Agreement or severance or termination agreement with any current or former director, officer, employee or consultant whose compensation would exceed, on an annualized basis, $250,000, (C) accelerate or commit to accelerate the funding, payment or vesting of any compensation or benefits to any current or former director, officer, employee or consultant or (D) hire or otherwise enter into any new Service Agreement or similar arrangement with any person or terminate any current or former director, officer, employee or consultant provider whose compensation would exceed, on an annualized basis, $250,000;

(ix)  enter into any Company Affiliate Transaction that if existing on the date of this Agreement, would constitute a Company Affiliate Transaction;

(x) other than as required by applicable Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule, grant any severance or termination pay to, any director or officer of the Company or any Company Subsidiary;

(xi) adopt, amend or terminate any Plan except (A) as may be required by applicable Law or as necessary in order to consummate the Transactions or (B) in the event of annual renewals of health and welfare programs;

(xii)  make or change any material Tax election, change any Tax accounting method, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability or Tax refund;

(xiii)  materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or such Company Subsidiary, except in the ordinary course of business;

(xiv)  settle or compromise any Action other than in the ordinary course of business or where such settlement or compromise involves monetary damages payable by the Company not to exceed $1,000,000 in the aggregate;

(xv)  engage in any material new line of business;

(xvi)  intentionally permit any material item of Registered IP to lapse or to be abandoned, invalidated, dedicated to the public, disclaimed or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Registered IP; or

(xvii) enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Section 6.02 Conduct of Business by Parent and Merger Sub Pending the Merger. Except as (i) expressly contemplated by any other provision of this Agreement or any Merger Transaction Document (including entering into and performing its obligations under the various Subscription Agreements and consummating the Private Placements), (ii) set forth on Section 6.02 of the Company Disclosure Schedule, or (iii) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), Parent agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Parent and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as (A) expressly contemplated by any other provision of this Agreement or any Merger Transaction Document (including entering into and performing its obligations under the various Subscription Agreements and consummating the Private Placements), (B) set forth on Section 6.02 of the Company Disclosure Schedule or (C) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), neither Parent nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a)  amend or otherwise change the Parent Organizational Documents or the Merger Sub Organizational Documents or form any subsidiary of Parent other than Merger Sub;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than Redemption Rights from the Trust Fund that are required pursuant to the Parent Organizational Documents or the Offer;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Parent Common Stock or Parent Warrants except for redemptions from the Trust Fund that are required pursuant to the Parent Organizational Documents;

(d)  other than pursuant to (i) the Subscription Agreements to be entered into in accordance with Section 7.18(b) or (ii) the separation of any Parent Units into shares of Parent Class A Common Stock and Parent Warrants, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Parent or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Parent or Merger Sub;

(e)  (i) merge, consolidate or combine with any Person or (ii) acquire or agree to acquire by merging or consolidating with, or by purchase any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f)  incur Indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, enter into any “keep well” or other arrangement having the economic effect of any of the foregoing;

(g)  (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of Parent as of the date of this Agreement, other than increases in base compensation of employees in the ordinary course of business, (B) enter into any new, or materially amend any existing Service Agreement or severance or termination agreement with any current or former director, officer, employee or consultant whose compensation would exceed, on an annualized basis, $100,000, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant or (D) hire or otherwise enter into any new employment agreement, contractor agreement or similar arrangement with any person or terminate any current or former director, officer, employee or consultant provider whose compensation would exceed, on an annualized basis, $100,000;

(h) enter into, renew or amend in any material respect, any Parent Affiliate Agreement or any Contract, that if existing on the date of this Agreement, would constitute a Parent Affiliate Agreement;

(i) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date of this Agreement, as agreed to by its independent accountants;

(j)  commence, settle or compromise any Action;

(k)  engage in any material new line of business;

(l)  make or change any material Tax election, change any Tax accounting method, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability or Tax refund;

(m)  liquidate, dissolve, reorganize or otherwise wind up the business and operations of Parent or Merger Sub;

(n)  (i) enter into any Parent Material Contract, (ii) modify, amend or terminate any Parent Material Contract or (iii) waive, delay the exercise of, release or assign any material rights under any Parent Material Contract;

(o)  amend the Trust Agreement or any other agreement related to the Trust Account or make any expenditures utilizing funds in the Trust Account; or

(p)  enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Section 6.03  Claims Against Trust Account. Each of JC and New JC LLC agrees that, notwithstanding any other provision contained in this Agreement, each of JC and New JC LLC does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between JC or New JC LLC on the one hand, and Parent on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, each of JC and New JC LLC hereby irrevocably waives any Claim they may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided that the foregoing waiver will not limit or prohibit JC or New JC LLC from pursuing a claim against Parent, Merger Sub or any other person (a) for legal relief against monies or other assets of Parent or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against Parent (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and Parent consummates a business combination transaction with another party. In the event that JC or New JC LLC commences any Action against or involving the Trust Fund in violation of the foregoing, Parent shall be entitled to recover from JC or New JC LLC, as applicable, the associated reasonable legal fees and costs in connection with any such Action, in the event Parent prevails in such Action.

Article VII.

ADDITIONAL AGREEMENTS

Section 7.01  Proxy Statement; Registration Statement; Other Filings.

(a) As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall prepare and Parent shall file with the SEC a joint consent solicitation/proxy statement (as amended or supplemented, the “Proxy Statement”), which shall contain, among other things, the Offer, to be sent to stockholders of Parent, in connection with the special meeting of Parent’s stockholders (the “Parent Stockholders’ Meeting”) to be held to consider approval and adoption of (A) this Agreement and the Merger, (B) the issuance of New Parent Common Stock as contemplated by this Agreement and the Subscription Agreements, (C) the Parent Second Amended and Restated Certificate of Incorporation and Parent Amended and Restated Bylaws, (D) the Equity Incentive Plan and (E) any other proposals the parties hereto mutually agree are necessary or appropriate to effectuate the Transactions (collectively, the “Parent Proposals”) and (ii) Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of (A) the shares of New Parent Class A Common Stock constituting the aggregate Parent Class A Common Stock Merger Consideration to be issued to the stockholders of New JC pursuant to this Agreement, (B) the shares of New Parent Class A Common Stock issuable upon conversion of the New Parent Class B Common Stock to be issued to the stockholders of New JC pursuant to this Agreement and (C) the shares of New Parent Common Stock issuable upon exercise of the Exchanged Options. Parent and the Company each shall use their reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement and the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing with the SEC and following the Restructuring Closing (such date of effectiveness, the “Registration Effective Date”) and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Merger Transactions. Prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of New Parent Common Stock and the Exchanged Options, in each case to be issued or issuable to the stockholders of New JC pursuant to this Agreement. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Parent and the Company shall each pay one half of all filing fees and expenses incurred in connection with the Registration Statement and the receipt of stock exchange approval in connection with the listing of shares of Parent Common Stock to be issued as Merger Consideration on the Closing Date pursuant to which one half of all such filing fees and expenses shall be included as Parent Transaction Expenses and the other half of such filing fees and expenses shall be included as Company Transaction Expenses. The Proxy Statement will comply as to form and substance with the applicable requirements of the Exchange Act. After Parent has filed the definitive Proxy Statement with the SEC, Parent shall cause the Proxy Statement to be mailed to its stockholders of record in accordance with applicable Law, as of the record date to be established by the board of directors of Parent, as promptly as practicable following the earlier to occur of: (x) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act or (y) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of such review by the SEC (such earlier date, the “Proxy Clearance Date”).

(b)  No filing of, or amendment or supplement to, the Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed), except as required by applicable Law. Parent and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the New Parent Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto. Parent will advise the Company promptly after it receives notice thereof, of: (i) the time when the Proxy Statement has been filed, (ii) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, (iii) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iv) the filing of any supplement or amendment to the Proxy Statement, (v) the issuance of any stop order by the SEC, (vi) any request by the SEC for amendment of the Proxy Statement, (vii) any comments from the SEC relating to the Proxy Statement and responses thereto and (viii) requests by the SEC for additional information. Parent shall promptly respond to any SEC comments on the Proxy Statement and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as promptly as practicable.

(c)  Parent shall make all necessary filings with respect to the Merger Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Company shall cause the officers and employees of the Company and the Company Subsidiaries to be reasonably available to Parent and its counsel in connection with the drafting of the Proxy Statement and responding in a timely manner to comments on the Proxy Statement from the SEC.

(d) Parent represents that the information supplied by Parent for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) in the case of the Registration Statement, the time the Registration Statement is declared effective and (ii) in the case of the Proxy Statement, the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent and the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty or covenant with respect to (i) statements made or incorporated by reference therein in any of the foregoing documents based on information supplied by the Company for inclusion therein or (ii) any financial projections or financial forecasts included in the Registration Statement or the Proxy Statement. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or Merger Sub, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other Merger Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and Exchange Act.

(e) The Company represents that the information supplied by the Company relating to the Company and the Company Subsidiaries, and, to the actual knowledge of the Company, the information relating to Fremantle or Ludia (including the Ludia Audited Financial Statements, Ludia 2020 Audited Financial Statements and the Ludia Unaudited Financial Statements), for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) in the case of the Registration Statement, the time the Registration Statement is declared effective and (ii) in the case of the Proxy Statement, the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent and the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty or covenant with respect to (A) statements made or incorporated by reference therein in any of the foregoing documents based on information supplied by Parent, Fremantle or Ludia for inclusion therein or (B) any financial projections or financial forecasts included in the Registration Statement or Proxy Statement. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, any Company Subsidiary, Fremantle or Ludia, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform Parent.

(f)  As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company (such approval not to be unreasonably withheld, conditioned or delayed).

(g)  Prior to the Closing, the Company and Parent shall jointly prepare a draft Current Report on Form 8-K reporting the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its auditors and accountants, and such other information that may be required by such Current Report or Form 8-K to be disclosed with respect to the consummation of the Merger Transactions (“Closing Form 8-K”). Prior to the Closing, Parent and the Company shall prepare a joint press release announcing the consummation of the Merger Transactions hereunder (“Closing Press Release”). On the Closing Date or the Business Day immediately following the Closing Date, Parent shall issue the Closing Press Release. Within four (4) Business Days following the Closing, Parent shall file the Closing Form 8-K with the SEC.

Section 7.02  Parent Stockholders’ Meetings; and Merger Sub Stockholder’s Approval.

(a) As promptly as practicable after the Proxy Clearance Date, Parent shall (i) mail the Proxy Statement to stockholders of record of Parent as of a record date to be set prior to the Proxy Clearance Date, and thereby duly call, give notice of, convene and hold the Parent Stockholders’ Meeting in accordance with applicable Law, (ii) use its reasonable best efforts to hold the Parent Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than 30 days after the date on which the Proxy Statement is mailed to the stockholders of record of Parent) and (iii) use its reasonable best efforts to obtain the approval of the Parent Proposals at the Parent Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Parent Proposals, and shall take all other lawful action necessary or advisable to secure the required vote or consent of the stockholders of Parent. The Parent Board shall include the Parent Board Recommendation in the Proxy Statement. The Parent Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Board Recommendation. Notwithstanding the foregoing provisions of this Section 7.02, if on a date for which the Parent Stockholders’ Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the approvals of the Parent Proposals, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments of the Parent Stockholders’ Meeting; provided that the Parent Stockholders’ Meeting, without the prior written consent of the Company, (x) may not be adjourned to a date that is more than ten (10) Business Days after the date for which the Parent Stockholders’ Meeting was originally scheduled or the most recently adjourned Parent Stockholders’ Meeting (excluding any adjournments required by applicable Law) and (y) is held no later than four (4) Business Days prior to the Outside Date.

(b) Immediately following the execution of this Agreement, Parent shall adopt this Agreement, as the sole stockholder of Merger Sub.

Section 7.03  Company Stockholders’ Written Consent. Upon the terms set forth in this Agreement, the Company shall use its reasonable best efforts to solicit and obtain the Requisite New JC Stockholder Approval by written consent (which shall be irrevocable, be coupled with an interest and in such form and substance as shall be reasonably acceptable to Parent (the “Written Consent”)) of the Key Company Stockholders (pursuant to the Stockholder Support Agreement) and certain stockholders of New JC as soon as reasonably practicable after the Registration Effective Time, and in any event within forty eight (48) hours after the Registration Effective Date. Promptly after the receipt of the Written Consent and no later than ten (10) days after the Effective Time, the Surviving Corporation, shall, if required by applicable Law, deliver to former holders of New JC Common Stock who have not consented to the Merger, a notice setting forth all information required to be provided (a) in order to constitute a notice of appraisal rights pursuant to Section 262 of DGCL and (b) in order to constitute a notice of the taking of corporate action by consent in lieu of a meeting of the stockholders pursuant to Section 228 of DGCL.

Section 7.04  Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with Article IX, the Company and Parent shall (and shall cause their respective subsidiaries and instruct their respective Representatives to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access during normal business hours and upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; provided that such access shall not unreasonably interfere with the business and operations of the Company or Parent and (ii) furnish promptly to the other party such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, but without limiting the Company’s obligations under Section 7.08, neither the Company nor Parent shall be required to provide access to or disclose information to the extent such party has been advised by legal counsel that the access or disclosure would (x) jeopardize the protection of attorney-client, work product or similar privilege or protection or (y) contravene applicable Law, including any COVID-19 Measures (it being agreed that the parties hereto shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties hereto pursuant to this Section 7.04 shall be kept confidential in accordance with the Confidentiality Agreement, dated as of January 25, 2021 (the “Confidentiality Agreement”), between Parent and the Company.

(c)  Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 7.05 Company Exclusivity. From the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with Article IX, the Company shall not and shall direct each Company Subsidiary and the Representatives of the Company and the Company Subsidiaries not to, (i) initiate, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information), directly or indirectly, whether publicly or otherwise, any inquiries, offers or proposals with respect to, or the making of, any Company Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to or furnish non-public information regarding, the Company’s or any Company Subsidiary’s properties, assets, personnel, books or records or any Confidential Information or data to, any person relating to a Company Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other communications that would reasonably be expected to lead to any Company Acquisition Proposal) or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any Company Subsidiary, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement, arrangement or understanding, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, business combination agreement, transaction agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal or (vii) resolve or agree to do any of the foregoing actions or otherwise authorize or permit any of its Representatives to take any such action. The Company shall and shall instruct and cause each Company Subsidiary and the Representatives of the Company and the Company Subsidiaries, to immediately cease any solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives) in connection with a Company Acquisition Proposal, and the Company acknowledges that any action taken by it, any Company Subsidiary or any Representative of the Company or any Company Subsidiary in violation of the restrictions set forth in this Section 7.05, whether or not such Company Subsidiary or Representative is purporting to act on the Company’s behalf, shall be deemed to constitute a breach of this Section 7.05 by the Company. From and after the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article IX, the Company shall promptly notify Parent (and in any event within twenty-four (24) hours) of the receipt of (i) any Company Acquisition Proposal, (ii) any inquiry, proposal, offer or other communication that could reasonably be expected to lead to any Company Acquisition Proposal and (iii) any request for non-public information relating to the Company or any Company Subsidiary or for access to the properties, assets, personnel, books or records or any Confidential Information or data of the Company or any Company Subsidiary by any person or “group” (as defined in the Exchange Act) (other than Parent, Merger Sub or their respective affiliates or their respective Representatives), which notice shall identify the person or “group” making such Company Acquisition Proposal, inquiry, proposal, offer, other communication or request and include a summary of the material terms and conditions of any Company Acquisition Proposal (and, if available, a copy of any Company Acquisition Proposal), any material developments, discussions or negotiations in connection therewith, and any material modifications to the financial or other terms and conditions of any such Company Acquisition Proposal, inquiry, proposal, offer or other communication.

Section 7.06  Employee Benefits Matters.

(a)  Parent shall, or shall cause the Surviving Corporation and each of its subsidiaries, as applicable, to pay the same cash compensation (including base salary and incentive compensation) and assume New JC’s employee benefit plans to provide the employees of New JC and the New JC Subsidiaries who remain employed immediately after the Effective Time (the “Continuing Employees”) the same cash compensation and employee benefits that were in effect immediately prior to the Effective Time. Following the Closing, Surviving Corporation will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing.

(b)  The provisions of this Section 7.06 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company.

Section 7.07 Directors’ and Officers’ Indemnification.

(a)  The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement of directors, officers, employees or agents of New JC than are set forth in the certificate of incorporation and bylaws of JC as in effect as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees or agents of New JC covered thereby, unless such modification shall be required by applicable Law.

(b) Each of Parent and the Surviving Corporation shall purchase (which shall be paid for in full by the Surviving Corporation) and have in place at the Closing a “tail” or “runoff” policy (the “D&O Tail Policies”) providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are covered by the directors’ and officers’ liability insurance policies maintained by Parent or New JC, respectively, as of immediately prior to the Closing with respect to matters occurring prior to the Effective Time. The D&O Tail Policies shall provide for terms with respect to coverage, deductibles and amounts that are no less favorable than those of the applicable policy in effect immediately prior to the Effective Time for the benefit of Parent’s and New JC’s directors and officers, and shall remain in effect for the six (6) year period following the Closing.

(c)  On or before the Closing, Parent shall obtain a directors’ and officers’ liability insurance policy (which shall be paid for in full by the Surviving Corporation and, for the avoidance of doubt, shall be included as Parent Transaction Expenses) on terms reasonably satisfactory to the Company, which policy shall provide coverage for the directors and officers of Parent as of immediately following the Closing (and the Company and Parent shall reasonably cooperate with respect thereto).

Section 7.08  Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII not to be satisfied. No notification given by the Company under this Section 7.08 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement. The failure by the Company or Parent to give notice under this Section 7.08 shall not be deemed to be a breach under this Section 7.08 unless such breach is willful.

Section 7.09  Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement and the limitations in Section 7.13 and Section 7.20, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to Contracts with the Company and the Company Subsidiaries necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such lawful action.

(b)  Subject to the limitations in Section 7.13 and Section 7.20, each of the parties hereto shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the fullest extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties hereto will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties hereto will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c) Parent will use its reasonable best efforts to cooperate with the Company in its efforts to consummate the Legend Transaction, including (i) responding promptly and furnishing information concerning itself and its affiliates as reasonably requested by the Company and (ii) reasonably assisting the Company in its efforts to satisfy the conditions set forth in any Legend Transaction Document.

(d) In connection with the execution of the Legend Acquisition Agreement, the Company shall ensure that Parent is named as a “Purchaser Indemnified Party” in the Legend Acquisition Agreement.

Section 7.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the New York Stock Exchange, each of Parent and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed); provided that each of Parent and the Company may make any such announcement or other communication (a) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing party shall, to the fullest extent permitted by applicable Law, first allow the other party to review such announcement or communication and the opportunity to comment thereon and the disclosing party shall consider such comments in good faith, (b) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 7.10, and (c) to Governmental Authorities in connection with any consents, approvals and authorizations required to be made under this Agreement or in connection with the Transactions. Furthermore, nothing contained in this Section 7.10 shall prevent Parent, the Company or their respective investors or affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

Section 7.11 Tax Matters. Parent and the Company intend that, for United States federal income Tax purposes, (i) the Restructuring will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and that JC and New JC are parties to that reorganization under Section 368(b) of the Code and the Treasury Regulations, (ii) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, that each of Parent and the Company are to be parties to that reorganization under Section 368(b) of the Code and the Treasury Regulations and (iii) this Agreement together with the documents necessary to effect the Restructuring is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) (clauses (i) through (iii), collectively, the “Intended Tax Treatment”). Neither the Company nor Parent knows of any fact or circumstance, or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Restructuring or the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations. The Merger and Restructuring shall be reported by the parties hereto for all Tax purposes in accordance with the Intended Tax Treatment, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code or a change in Law after the date of this Agreement. The parties hereto shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, including providing factual support letters and customary tax representations to counsel for purposes of rendering any Tax opinions that may be required in connection with the Registration Statement. Each party hereto shall use reasonable best efforts to promptly notify the other party hereto in writing if, before the Closing Date, such party knows or has reason to believe that the Merger may not qualify as a “reorganization” within the meaning of Section 368(a) of the Code (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Merger qualifying as a reorganization).

Section 7.12  Stock Exchange Listing.

(a) Parent will use its reasonable best efforts to cause the Parent Class A Common Stock Merger Consideration, shares of New Parent Class A Common Stock issuable upon conversion of the Parent Class B Common Stock Merger Consideration and shares of New Parent Common Stock issuable upon exercise of the Exchanged Options issued in connection with the Merger Transactions to be approved for listing on the New York Stock Exchange at the Closing. During the period from the date of this Agreement until the Closing, Parent shall use its reasonable best efforts to keep the Parent Units, Parent Class A Common Stock and Parent Warrants listed for trading on the New York Stock Exchange.

(b)  From the date of this Agreement through the Closing, Parent will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities Laws.

Section 7.13  Antitrust.

(a)  To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly (and in connection with any required filings under the HSR Act, no later than ten (10) Business Days after the date of this Agreement) make any required filing or application under Antitrust Laws, as applicable. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) Each party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Merger Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any Action initiated by a private person, (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any Action by a private person, in each case regarding any of the Merger Transactions, (iii) permit a Representative of the other parties and their respective outside counsel to review any communication (other than any communication or portion of a communication that discloses confidential information that the disclosing party is not permitted, under applicable Law or contract, to disclose to the other party) given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any Action by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences, (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Merger Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority, in each case, other than with respect to the Restructuring.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 7.14 Parent Exclusivity. From the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with Article IX, Parent shall not and shall direct Merger Sub and the Representatives of Parent and Merger Sub not to, (i) initiate, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information), directly or indirectly, whether publicly or otherwise, any inquiries, offers or proposals with respect to, or the making of, any merger, purchase of ownership interests or assets of Parent, recapitalization or similar business combination transaction or any reorganization, recapitalization, liquidation or dissolution of Parent (each such transaction involving Parent other than with the Company, its stockholders and their respective affiliates, a “Business Combination Proposal”), (ii) engage in any negotiations or discussions concerning, or provide access to or furnish non-public information regarding, Parent’s or Merger Sub’s properties, assets, personnel, books or records or any Confidential Information or data to, any person relating to a Business Combination Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Business Combination Proposal (or inquiries, proposals or offers or other communications that would reasonably be expected to lead to any Business Combination Proposal) or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Parent or Merger Sub, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Business Combination Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement, arrangement or understanding, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, business combination agreement, transaction agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Business Combination Proposal or any proposal or offer that could reasonably be expected to lead to a Business Combination Proposal or (vii) resolve or agree to do any of the foregoing actions or otherwise authorize or permit any of its Representatives to take any such action. Parent shall and shall instruct and cause Merger Sub and the Representatives of Parent and Merger Sub to immediately cease any solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives) in connection with a Business Combination Proposal, and Parent acknowledges that any action taken by it, Merger Sub or any Representative of Parent or Merger Sub that is in violation of the restrictions set forth in this Section 7.14, whether or not such Representative is purporting to act on Parent’s or Merger Sub’s behalf, shall be deemed to constitute a breach of this Section 7.14 by Parent. From and after the date of this Agreement until the Effective Time, or if earlier, the valid termination of this Agreement in accordance with Article IX, Parent shall promptly notify the Company (and in any event within twenty-four (24) hours) of receipt of (a) any Business Combination Proposal or (b) any inquiry, proposal, offer or other communication that could reasonably be expected to lead to any Business Combination Proposal and (c) any request for non-public information relating to Parent or Merger Sub or for access to the properties, assets, personnel, books or records or any Confidential Information or data of Parent or Merger Sub by any person or “group” (as defined in the Exchange Act) (other than Company, the Company Subsidiaries or their respective affiliates or their respective Representatives), which notice shall identify the person or “group” making such Business Combination Proposal, inquiry, proposal, offer, other communication or request and include a summary of the material terms and conditions of any Business Combination Proposal (and, if available, a copy of any Business Combination Proposal), any material developments, discussions or negotiations in connection therewith, and any material modifications to the financial or other terms and conditions of any such Business Combination Proposal, inquiry, proposal, offer or other communication.

Section 7.15 Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be used or released except for the withdrawal of interest to pay any tax obligation of Parent, including franchise taxes. As of the Effective Time, the obligations of Parent to dissolve or liquidate within a specified time period as contained in Parent’s Certificate of Incorporation will be terminated and Parent shall have no obligation whatsoever to dissolve and liquidate the assets of Parent. At least forty-eight (48) hours prior to the Effective Time, Parent shall make appropriate arrangements, including providing notice to CST in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to CST pursuant to the Trust Agreement, to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) to pay holders of Parent Common Stock who exercise Redemption Rights, (b) income tax or other tax obligations of Parent prior to Closing, (c) the payment of the outstanding Company Transaction Expenses and outstanding Parent Transaction Expenses pursuant to Section 3.04 and Section 3.05, (d) as repayment of loans and reimbursement of expenses to directors, officers and stockholders of Parent (which shall be deemed Parent Transaction Expenses) and (e) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) – (d), to be disbursed as directed by Parent.

Section 7.16  Equity Incentive Plan; Assumption of Company Equity Plan. The Parent Board shall, prior to the Closing, (a) approve and include a proposal in the Proxy Statement to (a) approve the assumption of the Company Equity Plan with respect to the Exchanged Options and (b) approve a new equity incentive plan (the “Equity Incentive Plan”), to be effective as of the Effective Time, which shall be in such form as the Company shall provide to Parent (a draft of which shall be provided to Parent for its reasonable review and approval) which shall provide for an aggregate reserve of shares of New Parent Class A Common Stock thereunder equal to the sum of five percent (5%) of the issued and outstanding shares of New Parent Common Stock, on a fully diluted basis, as of the Effective Time.

Section 7.17 Leakage. The Company shall not, and shall cause the Company Subsidiaries not to, (a) cause or permit any Leakage and/or (b) cause or permit any arrangements or agreements that would reasonably be likely to result in any Leakage, in each case other than Permitted Leakage. The Company shall notify Parent in writing promptly after becoming aware of anything which would constitute a breach of this Section 7.17 (including the specific amount of any Leakage, if known, or a reasonable estimate thereof).

Section 7.18  Subscription Agreements.

(a) Except as provided in Section 5.19 or Section 7.18(b), Parent shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements, in each case, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed in respect of any such amendment, modification, waiver or replacement that is not and would not reasonably be expected to be materially adverse to JC, New JC or the stockholders of JC or New JC). Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and using its reasonable best efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Parent in the Subscription Agreements and otherwise comply with its obligations thereunder, (ii) in the event that all conditions in the Subscription Agreements (other than conditions that Parent or any of its affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing and (iii) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Parent or any of its affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investor to pay to Parent the applicable portion of the PIPE Financing Amount set forth in the applicable Subscription Agreement at or prior to the Closing. Without limiting the generality of the foregoing, Parent shall give the Company prompt (and, in any event within two (2) Business Days) written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Parent, (B) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement and (C) if Parent does not expect to receive all or any portion of the amount of cash to be paid under any Subscription Agreement on the terms, in the manner or from the sources contemplated by the Subscription Agreements. The Subscription Agreements contain all of the conditions precedent to the obligations of the PIPE Investors to pay to Parent the applicable portion of the PIPE Investment Amount set forth in the applicable Subscription Agreement on the terms therein.

(b)  Notwithstanding Section 7.18(a) or anything to the contrary in this Agreement, subject to the prior written consent of the Company, Parent shall be permitted to enter into subscription agreements with a financing source or sources relating to a Private Placement transaction, which agreements shall, upon execution, be deemed Subscription Agreements.

Section 7.19  Section 16 Matters. Prior to the Effective Time, Parent shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the Parent Class A Common Stock that occurs or is deemed to occur by reason of or pursuant to the Merger Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 7.20 Restructuring. JC shall, and shall cause the JC Subsidiaries to, use reasonable best efforts to consummate the Restructuring on or prior to Registration Effective Date, subject to and in accordance with the Restructuring Plan and applicable Law. The Company shall present drafts of each material Restructuring Document reasonably in advance prior to its execution by the parties thereto for Parent’s review and comment, which written comments the Company shall consider in good faith. The Company shall keep Parent informed on a reasonably current basis on the status of the Restructuring. JC shall use reasonable best efforts to obtain all consents, waivers and approvals required in connection with the Restructuring. Following the Restructuring Closing, JC shall have no rights, interests, obligations or liabilities under the terms of this Agreement.

Article VIII.

CONDITIONS TO THE MERGER

Section 8.01 Conditions to the Obligations of Each Party. The obligations of JC, New JC, Parent and Merger Sub to consummate the Merger Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a)  Company Stockholder Approval. The Requisite New JC Stockholder Approval shall have been obtained.

(b) Parent Stockholders’ Approval. The Parent Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Parent in accordance with the Proxy Statement, the DGCL, the Parent Organizational Documents and the rules and regulations of the New York Stock Exchange.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Merger Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Merger Transactions, including the Merger.

(d) Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

(e) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(f) Legend Transaction. All of the conditions to closing set forth in the Legend Acquisition Agreement shall have been satisfied (other than the closing conditions that cannot be satisfied until the Closing) or waived such that the consummation of the Legend Transaction shall be capable of taking place on the Closing Date immediately following the Effective Time (and the Company shall use reasonable best efforts to cause the consummation of the Legend Transaction on the Closing Date).

(g) Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the exercise of Redemption Rights by holders of the outstanding shares of Parent Class A Common Stock.

(h)  Private Placements. At least fifty six million dollars ($56,000,000) in Private Placements to investors other than affiliates of NM (pursuant to the Subscription Agreement between Parent and an affiliate of NM) and Sponsor (pursuant to the Subscription Agreement between Parent and Sponsor) shall have been consummated.

(i)  Restructuring. The Restructuring Closing shall have occurred.

(j) Offer Completion. The Offer shall have been completed in accordance with this Agreement and the Parent Organizational Documents.

Section 8.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.04 (Authority Relative to this Agreement), Section 4.08(c) (Absence of Certain Changes or Events) and Section 4.24 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of the Company contained in Section 4.03 (a), (b) and (c) (Capitalization), shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)  Officer Certificate. New JC shall have delivered to Parent a certificate, dated as of the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date that is continuing.

(e)  Consents. All consents, approvals, authorizations and waivers set forth on Section 8.02(e) of the Company Disclosure Schedule shall have been obtained.

(f) Resignation. Other than those persons identified as continuing directors on Exhibit G, all members of the Company’s board of directors shall have executed written resignations effective as of the Effective Time.

(g) Registration Rights and Lock-Up Agreement. All parties to the Registration Rights and Lock-Up Agreement (other than Parent, the Sponsor and the other stockholders of Parent prior to the Effective Time contemplated to be party thereto) shall have delivered, or cause to be delivered, to Parent a copy of the Registration Rights and Lock-Up Agreement duly executed by all such parties.

(h) Voting Agreement. All parties to the Voting Agreement (other than Parent) shall have delivered, or cause to be delivered, to Parent a copy of the Voting Agreement duly executed by all such parties.

(i) Stockholders Agreement. All parties to the Stockholders Agreement (other than Parent and Sponsor) shall have delivered, or cause to be delivered, to Parent a copy of the Stockholders Agreement duly executed by all such parties.

(j)  FIRPTA Tax Certificates. On or prior to the Closing, New JC shall deliver to Parent a properly executed certification that shares of New JC Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Parent with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(k)  Payment Spreadsheet. New JC shall have delivered to Parent the Payment Spreadsheet in accordance with Section 3.01(a).

Section 8.03  Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Section 5.01 (Corporation Organization), Section 5.04 (Authority Relative to this Agreement), Section 5.08(b) (Absence of Certain Changes or Events) and Section 5.12 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of Parent and Merger Sub contained in Sections 5.03(a), (b), and (c) (Capitalization) shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Parent Material Adverse Effect.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. Parent shall have delivered to New JC a certificate, dated the date of the Closing, signed by the President of Parent, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d) Material Adverse Effect. No Parent Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date that is continuing.

(e) Stock Exchange Listing. The shares of New Parent Class A Common Stock constituting the aggregate Parent Class A Common Stock Merger Consideration, shares of New Parent Class A Common Stock issuable upon conversion of the New Parent Class B Common Stock constituting the aggregate Parent Class B Common Stock Merger Consideration and shares of New Parent Common Stock issuable upon exercise of the Exchanged Options shall have been approved for listing on the New York Stock Exchange subject to notice of official issuance.

(f) Registration Rights and Lock-Up Agreement. Parent, the Sponsor and the other stockholders of Parent prior to the Effective Time contemplated to be party thereto shall have delivered a copy of the Registration Rights and Lock-Up Agreement duly executed by Parent, the Sponsor and such other stockholders of Parent.

(g) Voting Agreement. Parent shall have delivered, or cause to be delivered, to New JC a copy of the Voting Agreement duly executed by Parent.

(h) Stockholders Agreement. Parent and Sponsor shall have delivered, or cause to be delivered, to New JC a copy of the Stockholders Agreement duly executed by Parent and Sponsor.

(i) Resignations. The officers of Parent and the members of the Parent Board shall have executed written resignations effective as of the Effective Time.

(j) Available Cash. After giving effect to (i) the payment of the Trust Redemption Amount and (ii) sale and issuance by Parent of Parent Common Stock pursuant to the Private Placements, the amount of cash held by Parent in the aggregate, whether in or outside the Trust Account, including the aggregate gross proceeds of the Private Placements, shall be equal to or greater than three hundred million dollars ($300,000,000) before paying or accruing any Parent Transaction Expenses up to an amount equal to the Parent Transaction Expenses Cap.

(k)  Release of Trust Account. Parent shall have made all necessary and appropriate arrangements with CST to have all of the funds contained in the Trust Account, less amounts paid and to be paid pursuant to Section 7.15, released from the Trust Account and available to Parent for payments in accordance with Section 3.05 on the Closing Date.

(l)  Charter and Bylaws. The Parent Second Amended and Restated Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware and become effective, and the Parent Amended and Restated Bylaws shall have been adopted and become effective.

Article IX.

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated and the Merger and the other Merger Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Merger Transactions by the stockholders of Parent, as follows:

(a)  by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Effective Time shall not have occurred prior to 11:59 p.m. Pacific Time on November 19, 2021 (the “Outside Date”); provided that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date;

(c) by either Parent or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and nonappealable and has the effect of permanently making consummation of the Merger Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Merger Transactions, including the Merger;

(d) by either Parent or the Company if any of the Parent Proposals shall fail to receive the requisite approval of the stockholders of Parent at the Parent Stockholders’ Meeting or any adjournment or postponement thereof;

(e) by Parent if the Company shall have failed to deliver the Written Consent to Parent within forty eight (48) hours after the Registration Statement becomes effective;

(f) by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that Parent has not waived such Terminating Company Breach and Parent and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Company Breach is curable by the Company, Parent may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Parent to the Company;

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) and 8.03(b) would not be satisfied (“Terminating Parent Breach”); provided that the Company has not waived such Terminating Parent Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, further, that if such Terminating Parent Breach is curable by Parent and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as Parent and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Parent; or

(h) by the Company, if the exercise of Redemption Rights by stockholders of Parent results in the condition set forth in Section 8.03(i) becoming incapable of being satisfied at the Closing.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall, to the fullest extent permitted by applicable Law, forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in this Section 9.02, Section 9.03 and Article X and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.

Section 9.03 Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement, including Section 3.04, all expenses (including the fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transactions is consummated, except that Parent and the Company shall each pay one half of (a) all expenses relating to all SEC and other regulatory filing fees incurred in connection with the Transactions and (b) the filing fee for the Notification and Report Forms filed under the HSR Act.

Section 9.04 Amendment. This Agreement may be amended in writing by the parties hereto (by their respective boards of directors) at any time prior to the Effective Time, so long as no amendment that requires stockholder approval under applicable Law shall be made without the requisite approval of those stockholders; provided that Section 8.01(f) may not be amended without the written consent of Fremantle. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.05 Waiver. At any time prior to the Effective Time, (a) Parent may (on behalf of itself and Merger Sub) (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein; provided that compliance with Section 8.01(f) may not be waived without the written consent of Fremantle, and (b) the Company may (i) extend the time for the performance of any obligation or other act of Parent or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of Parent or Merger Sub contained herein or in any document delivered by Parent or Merger pursuant hereto and (iii) waive compliance with any agreement of Parent or Merger Sub or any condition to its own obligations contained herein; provided that compliance with Section 8.01(f) may not be waived without the written consent of Fremantle. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the Merger Transaction Documents in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control

Article X.

GENERAL PROVISIONS

Section 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to Parent or Merger Sub:

DPCM Capital, Inc.
382 NE 191 Street, #24148

Miami, FL 33179

Email: legal@dpcmcapital.com

Attention: Emil Michael

with a copy to:

Greenberg Traurig, P.A.
333 SE 2nd Avenue
Suite 4400
Miami, FL 33131

Email: annexa@gtlaw.com

Attention: Alan I. Annex, Esq.

if to JC or New JC prior to the Restructuring Closing:

Jam City, Inc.

3563 Eastham Drive

Culver City, CA 90232

Email: legal@jamciy.com

Attention: Robert Zakari

with a copy to:

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attention:	Mark C. Stevens
Stephen M. Fisher
Morgan A. Sawchuk
Email:	mstevens@fenwick.com
sfisher@fenwick.com
msawchuck@fenwick.com

if to New JC following the Restructuring Closing:

Jam City, Inc.

3563 Eastham Drive

Culver City, CA 90232

Email: legal@jamciy.com

Attention: Robert Zakari

with a copy to:

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attention:	Mark C. Stevens
Stephen M. Fisher
Morgan A. Sawchuk
Email:	mstevens@fenwick.com
sfisher@fenwick.com
msawchuck@fenwick.com

Section 10.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) this Article X and (c) any corresponding definitions set forth in Article I.

Section 10.03  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04  Entire Agreement; Assignment. This Agreement and the Merger Transaction Documents, including the exhibits and schedules thereto, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 (which is intended to be for the benefit of the natural persons covered thereby and may be enforced by such natural persons); provided that Fremantle is an express third-party beneficiary of Section 8.01(f).

Section 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. Any Action arising out of or relating to this Agreement or the Merger Transactions shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided that if jurisdiction is not available in such court, then any such Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. To the fullest extent permitted by applicable Law, the parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the Merger Transactions brought by any party hereto and (b) agree not to commence any such Action except in the courts described above in Delaware, other than any Action in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. To the fullest extent permitted by applicable Law, each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties hereto further waive any argument that such service is insufficient. To the fullest extent permitted by applicable Law, each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Merger Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement or the Merger Transactions, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of or relating to this Agreement or the Merger Transactions. Each of the parties hereto (a) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement and the Merger Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

Section 10.08  Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.09  Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.10 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties hereto shall, to the fullest extent permitted by Law, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including such parties’ obligation to consummate the Merger Transactions) in the Court of Chancery of the State of Delaware or, if such court does not have jurisdiction, any federal court located in the State of Delaware or any other Delaware State Court without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. To the fullest extent permitted by applicable Law, each of the parties hereto hereby further waives (a) any defense in any Action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief. Each of the parties hereto hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties hereto. Each of the parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each party hereto hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

Section 10.11  Legal Representation.

(a)  Parent hereby agrees on behalf of its directors, members, partners, officers, employees and affiliates (including after the Closing, the Company), and each of their respective successors and assigns (all such parties, the “Parent Waiving Parties”), that Fenwick & West LLP (or any successor) may represent the stockholders of the Company or any of their respective directors, members, partners, officers, employees or affiliates (other than the Company) (collectively, the “Stockholder Group”), in each case, in connection with any Action or obligation arising out of or relating to this Agreement, any Transaction Document or the Transactions, notwithstanding its representation (or any continued representation) of the Company and the Company Subsidiaries or other Parent Waiving Parties, and each of Parent and the Company on behalf of itself and the Parent Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Parent and the Company acknowledge that the foregoing provision applies whether or not Fenwick & West LLP provides legal services to the Company or any Company Subsidiary after the Closing Date. Each of Parent and the Company, for itself and the Parent Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between the Company or any other member of the Stockholder Group and its counsel, including Fenwick & West LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to Parent notwithstanding the Merger, and instead survive, remain with and are controlled by the Stockholder Group (the “Stockholder Privileged Communications”), without any waiver thereof. Parent and the Company, together with any of their respective affiliates, subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Stockholder Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge or the officers and employees of the Company), in any Action against or involving any of the parties hereto after the Closing, and Parent and the Company agree not to assert that any privilege has been waived as to the Stockholder Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company).

(b) The Company hereby agrees on behalf of its directors, members, partners, officers, employees and affiliates and the Company Stockholders, and each of their respective successors and assigns (all such parties, the “Company Waiving Parties”), that Greenberg Traurig, P.A. (or any successor) may represent the Sponsor, Parent or any of their respective directors, members, partners, officers, employees or affiliates (other than the Company) (collectively, the “Parent Group”), in each case, in connection with any Action or obligation arising out of or relating to this Agreement, any Transaction Document or the Transactions, notwithstanding its representation (or any continued representation) of the Parent Group, and the Company on behalf of itself and Company Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. The Company acknowledges that the foregoing provision applies whether or not Greenberg Traurig, P.A. provides legal services to the Sponsor or Parent after the Closing Date. The Company, for itself and the Company Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between any of the Parent Group and its counsel, including Greenberg Traurig, P.A., made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company notwithstanding the Merger, and instead survive, remain with and are controlled by the Sponsor and Parent (the “Parent Privileged Communications”), without any waiver thereof. Sponsor and Parent, together with any of their respective affiliates, subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Stockholder Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge or the officers and employees of the Company), in any Action against or involving any of the parties hereto after the Closing, and the Company Waiving Parties agree not to assert that any privilege has been waived as to the Parent Privileged Communications, whether located in the records or email server of the Parent or otherwise (including in the knowledge of the officers and directors of Parent).

[Signature Page Follows.]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and New JC LLC have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DPCM Capital, Inc.

By	/s/ Emil Michael
Name:	Emil Michael
Title:	Chief Executive Officer

VNNA MERGER SUB CORP.

By	/s/ Emil Michael
Name:	Emil Michael
Title:	President

Jam City, INC.

By	/s/ Christopher DeWolfe
Name:	Christopher DeWolfe
Title:	Chief Executive Officer

New Jam City, LLC.

By	/s/ Robert Zakari
Name:	Robert Zahari
Title:	Manager

[Signature Page to Business Combination Agreement]

EXHIBIT A

Restructuring Plan

Existing Jam City, Inc. structure

Note: Only relevant entities shown on subsequent slides

Netmarble Corporation (South Korea)
Other shareholders
Jam City, Inc. (US)
JCMV (Uruguay)
Tiny Co, Inc. (US)
JCBA (Argentina)
Jam City US Subco, Inc. (US)
JCSA, SAS (Colombia)
Volcano Sub, LLC (US)
JCBE GmbH (Germany)
JCTO Studios, ULC (Canada)
New Jam City, LLC (US)
JC Germany (Germany)
Legend Holdco, LLC (US)

US Tax Characterization Legend

Corporation
Partnership
Disregarded Entity
Individuals/unclassified
Transaction step
Lender
Borrower

Jam City Restructuring 2

Execution of Jam City restructuring

Netmarble Corporation (South Korea)
Other shareholders
Jam City, Inc. (US)
Jam City Assets, Liabilities, Contracts, etc.
1a
Volcano Sub, LLC (US)
Jam City Assets, Liabilities, Contracts, etc.
1b
New Jam City, LLC (US)
Legend Holdco, LLC (US)
JCMV (Uruguay)
Tiny Co, Inc. (US)
JCBA (Argentina)
Jam City US Subco, Inc. (US)
JCSA, SAS (Colombia)
JCBE GmbH (Germany)
JCTO Studios, ULC (Canada)
JC Germany (Germany)
US Tax Characterization Legend
Corporation
Partnership
Disregarded Entity
Individuals/unclassified
Transaction step
Lender
Borrower

Steps:

Step 1a: Prior to, and no later than one day prior to Step 1c (i.e., at least 4 days before SPAC Closing), Jam City transfers, assigns or otherwise moves all of its assets, liabilities, and contracts to Volcano Sub, LLC.

Step 1b: Immediately following Step 1a, Volcano Sub, LLC transfers, assigns or otherwise moves all of the Jam City assets, liabilities, and contracts to New Jam City, LLC. All employees of Jam City become employees of New Jam City, LLC.

Notes:

- Following Steps 1a and 1b, Jam City, Inc.'s sole asset will be its equity interest in Volcano Sub, LLC (and it will have no liabilities), and Volcano Sub, LLC's sole asset will be its equity interest in New Jam City, LLC (and likewise, Volcano Sub, LLC will have no liabilities).

Jam City Restructuring

3

Execution of Jam City restructuring (continued)

Netmarble Corporation (South Korea)
Other shareholders
Name change
1c
~~Jam City, Inc.~~ NM JC Holdings, Inc. (US)
Volcano Sub, LLC (US)
Conversion/ Name change
1e
~~New Jam City, LLC~~ Jam City, Inc. (US)
1d
CTB election
Legend Holdco, LLC (US)
JCMV (Uruguay)
Tiny Co, Inc. (US)
JCBA (Argentina)
Jam City US Subco, Inc. (US)
JCSA, SAS (Colombia)
JCBE GmbH (Germany)
JCTO Studios, ULC (Canada)
JC Germany (Germany)

US Tax Characterization Legend

Corporation
Partnership
Disregarded Entity
Individuals/unclassified
Transaction step
Lender
Borrower

Steps:

Step 1c: Effective at 12:00 a.m. on a date at least 3 days prior to SPAC Closing, Jam City changes its name to NM JC Holdings, Inc.

Step 1d: New Jam City, LLC elects to be treated as a corporation for US income tax purposes, effective on the same day as the effective date referenced in Step 1c.

Step 1e: New Jam City, LLC converts to a corporation and changes its name to Jam City, Inc., effective at 12:01 a.m. on the same day as the effective date referenced in Step 1c.

Jam City Restructuring

4

Execution of Jam City restructuring (continued)

Netmarble Corporation (South Korea)
Other shareholders
Conversion to LLC
1g
(f/k/a Jam City, Inc.) (US)
Merger
1f
Volcano Sub, LLC (US)
Jam City, Inc. (f/k/a New Jam City, LLC) (US)
Legend Holdco, LLC (US)
JCMV (Uruguay)
Tiny Co, Inc. (US)
JCBA (Argentina)
Jam City US Subco, Inc. (US)
JCSA, SAS (Colombia)
JCBE GmbH (Germany)
JCTO Studios, ULC (Canada)
JC Germany (Germany)

Steps:

Step 1f: At 12:02 a.m. on the same day as the effective date referenced in Step 1c, Volcano Sub, LLC merges with and into NM JC Holdings, Inc. (f/k/a Jam City, Inc.), with NM JC Holdings, Inc. (f/k/a Jam City, Inc.) surviving.

As a result of the merger:

- Netmarble Corporation retains its interests in NM JC Holdings, Inc. (f/k/a Jam City, Inc.);
- All other NM JC Holdings, Inc. (f/k/a Jam City, Inc.) shareholders receive interests in Jam City, Inc. (f/k/a New Jam City, LLC) as consideration in the merger; and
- Options in NM JC Holdings, Inc. (f/k/a Jam City, Inc.) are exchanged for options in Jam City, Inc. (f/k/a New Jam City, LLC).

Step 1g: At 12:03 a.m. on the same day as the effective date referenced in Step 1c, while held solely by Netmarble Corporation, NM JC Holdings, Inc. converts under Delaware state law to an LLC and adopts the name NM JC Holdings, LLC.

Notes:

- Jam City, Inc. and its affiliates to undertake a fairness hearing permit process with the California Department of Business Oversight to secure a federal and California state securities exemption in connection with the Jam City, Inc. (f/k/a New Jam City, LLC) securities issued to the NM JC Holdings, Inc. (f/k/a Jam City, Inc.) shareholders (other than Netmarble Corporation).
- Prior to or concurrent with Step 1f, Jam City, Inc. (f/k/a New Jam City, LLC) will implement a corporate governance structure (including stockholder rights) that is the same, in all material respects, as the corporate governance structure (including stockholder rights) that exists at NM JC Holdings, Inc. (f/k/a Jam City, Inc.) as of May 19, 2021.

US Tax Characterization Legend

Corporation
Partnership
Disregarded Entity
Individuals/unclassified
Transaction step
Lender
Borrower

Jam City Restructuring 5

Structure following reorganization

Netmarble Corporation (South Korea)
Other shareholders
NM JC Holdings, LLC (f/k/a Jam City, Inc.) (US)
Jam City, Inc. (f/k/a New Jam City, LLC) (US)
JCMV (Uruguay)
Tiny Co, Inc. (US)
JCBA (Argentina)
Jam City US Subco, Inc. (US)
JCSA, SAS (Colombia)
Legend Holdco, LLC (US)
JCBE GmbH (Germany)
JCTO Studios, ULC (Canada)
JC Germany (Germany)
US Tax Characterization Legend
Corporation
Partnership
Disregarded Entity
Individuals/unclassified
Transaction step
Lender
Borrower

Jam City Restructuring 6

EXHIBIT B

Registration Rights and Lock-Up Agreement

AMENDED AND RESTATED REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this “Agreement”), dated as of [●], 2021 (the “Effective Date”), is made and entered into by and among:

(i)	Jam City Holdings, Inc., a Delaware corporation f/k/a DPCM Capital Inc. (the “Company”);
(ii)	CDPM Sponsor Group, LLC, a Delaware limited liability company (the “Sponsor”);
(iii)	the undersigned parties listed under Sponsor Holders on the signature pages hereto (collectively with the Sponsor, the “Sponsor Holders”); and
(iv)	the undersigned parties listed under Legacy Jam City Holders on the signature pages hereto (collectively, the “Legacy Jam City Holders” and, together with the Sponsor Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, the “Holders” and each individually a “Holder”).

RECITALS

WHEREAS, the Company and the Sponsor Holders are parties to that certain Registration and Stockholder Rights Agreement, dated as of October 20, 2020 (the “Prior Agreement”);

WHEREAS, the Company, NM JC Holdings, LLC, a Delaware limited liability company f/k/a Jam City Inc. (“Legacy Jam City”), Jam City, Inc., a Delaware corporation f/k/a New Jam City, LLC (“New Jam City Inc.”), and VNNA Merger Sub Corp., a Delaware corporation (“Merger Sub”), are party to that certain Business Combination Agreement, dated as of May 19, 2021 (the “Business Combination Agreement ”), pursuant to which, on the Effective Date, Merger Sub merged (the “ Merger ”) with and into Jam City, Inc. (f/k/a New Jam City LLC), with Jam City, Inc. surviving the Merger as a wholly-owned subsidiary of the Company;

WHEREAS, prior to the date hereof, Legacy Jam City undertook a series of restructuring transactions, pursuant to which, among other things, (i) Legacy Jam City transferred all of its assets, liabilities and contracts to New Jam City and New Jam City converted from a limited liability company to a corporation named New Jam City, Inc. and (ii) Legacy Jam City converted from a corporation to a limited liability company named NM JC Holdings, LLC.

WHEREAS, the Legacy Jam City Holders and Legacy Jam City are receiving shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) or Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), which are convertible into shares of Class A Common Stock, on or about the date hereof, pursuant to the Business Combination Agreement;

WHEREAS, prior to the date hereof, certain of the Legacy Jam City Holders were granted equity securities covering shares of common stock of New Jam City, Inc. pursuant to Legacy Jam City’s 2010 Equity Incentive Plan (as assumed by New Jam City) (the “Prior Plan Awards”);

WHEREAS, on or about the Effective Date, a certain Legacy Jam City Holder shall purchase, and the Company shall issue, shares of Class A Common Stock pursuant to a Subscription Agreement dated May 19, 2021 (the “PIPE Shares”);

WHEREAS, on October 20, 2020, the Company and the Sponsor entered into that certain Warrant Purchase Agreement, pursuant to which the Sponsor agreed to purchase 8,000,000 warrants (the “Private Placement Warrants”), exercisable for an aggregate of 8,000,000 shares of Class A common stock at $11.50 per share, in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering, and on October 23, 2021, the Sponsor purchased 8,000,000 Private Placement Warrants; and

WHEREAS, in addition to the Private Placement Warrants, after giving effect to the Merger, the Sponsor owns, in the aggregate, 5,377,500 shares of Class A Common Stock and the Sponsor Holders collectively own, in the aggregate 5,625,000 shares of Class A Common Stock (collectively, the “Founder Shares”); and

WHEREAS, in connection with the consummation of the Merger, the parties to the Prior Agreement desire to amend and restate the Prior Agreement in its entirety as set forth herein, and the parties hereto desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) and certain Holders will agree to restrictions on their ability to transfer shares of Class A Common Stock and Class B Common Stock, all on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or any principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

2

“Affiliate” shall mean, with respect to any person, all persons directly or indirectly controlling, controlled by or under common control with such person, where control may be by either management authority, contract or equity interest. As used in this definition, “control” and correlative terms have the meanings ascribed to such words in Rule 12b-2 of the Exchange Act.

“Agreement” shall have the meaning given in the Preamble.

“Blackout Period” shall have the meaning given in subsection 2.4.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Class A Common Stock” shall have the meaning given in the Recitals hereto.

“Class B Common Stock” shall have the meaning given in the Recitals hereto.

“Closing Date” shall mean the date of effectiveness of the Merger.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Company Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Demand Registration” shall have the meaning given in subsection 2.1.5.

“Demanding Holders” shall have the meaning given in subsection 2.1.5.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Registration” shall mean a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iv) in which the offering solely consists of debt that is convertible into equity securities of the Company or (v) for a dividend reinvestment plan.

“Filing Deadline” shall have the meaning given in subsection 2.1.1.

“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form S-3 Shelf” shall have the meaning given in subsection 2.3.1.

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“Founder Shares” shall have the meaning given in the Recitals hereto.

“Holders” shall have the meaning given in the Preamble.

“Insider Letter” shall mean that certain letter agreement, dated as of October 20, 2020, by and among the Company, the Sponsor, each of the Company’s officers and directors and the other parties thereto.

“Legacy Jam City” shall have the meaning given in the Recitals hereto.

“Legacy Jam City Holders” shall have the meaning given in the Preamble.

“Legacy Jam City Lock-Up Holders” shall mean Netmarble Corporation and its affiliates, including Legacy Jam City, Christopher DeWolfe and Joshua Yguado.

“Legacy Jam City Lock-Up Period” shall mean, with respect to any Lock-Up Shares held by the Legacy Jam City Lock-Up Holders or their Permitted Transferees, the period ending on the earlier of (A) one year after the completion of the Merger, (B) subsequent to the Merger, (x) if the last reported sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Merger or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property or (C) with respect to Christopher DeWolfe or Joshua Yguado, the date such individual’s employment is terminated without Cause or for Good Reason as such terms are defined in such individual’s employment agreement in effect on the date hereof; provided that, for the avoidance of doubt, the Lock-Up Shares are also subject to the Lock-Up in the to the Company’s Bylaws. .

“Lock-Up” shall have the meaning given in subsection 3.7.1.

“Lock-Up Parties” shall mean the Sponsor and its Affiliates, the Legacy Jam City Lock-Up Holders and their respective Permitted Transferees (and each is a “Lock-Up Party”).

“Lock- Up Periods ” shall mean the Sponsor Lock-Up Period, the Legacy Jam City Lock-Up Period and the Private Placement Lock-Up Period, collectively.

“Lock-Up Shares” shall mean, with respect to (i) the Sponsor, the Sponsor Holders, their respective Affiliates and their respective Permitted Transferees, the Founder Shares, the Private Placement Warrants and shares of Class A Common Stock issuable upon exercise or conversion of the Private Placement Warrants held by the Sponsor, the Sponsor Holders, their respective Affiliates or their respective Permitted Transferees immediately following the Closing Date (other than any shares of Class A common stock acquired in the public market) and (ii) the Legacy Jam City Lock-Up Holders and their respective Permitted Transferees, (a) the shares of Class A Common Stock or Class B Common Stock held by such Legacy Jam City Lock-Up Holder immediately following the Closing Date (other than any shares of Class A common stock acquired in the public market), (b) any shares of Class A Common Stock issuable upon conversion of such Class B Common Stock, (c) the shares of Class A Common Stock issuable under the Prior Plan Awards or the New Plan Awards, and (d) the PIPE Shares.

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“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“ Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“New Plan Awards ” shall mean any equity awards granted to the Legacy Jam City Lock-Up Holders for shares of Class A Common Stock pursuant to the Company’s 2021 Equity Incentive Plan.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Sponsor Lock-Up Period, the Legacy Jam City Lock-Up Period or Private Placement Lock-Up Period, as the case may be, under this Agreement, the Insider Letter, the Sponsor Support Agreement and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“PIPE Shares” shall have the meaning given in the Recitals hereto.

“Prior Agreement” shall have the meaning given in the Recitals hereto.

“Prior Plan Awards” shall have the meaning given in the Recitals hereto.

“Private Placement Lock-Up Period” shall mean, with respect to Private Placement Warrants that are held by the initial purchasers of such Private Placement Warrants or their Permitted Transferees, and any of the shares of Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants and that are held by the initial purchasers of the Private Placement Warrants or their Permitted Transferees, the period ending 30 days after the Merger.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall have the meaning given in subsection 2.1.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

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“Registrable Security” shall mean (a) the shares of Common Stock issued or issuable upon the conversion of any Founder Shares, (b) the Private Placement Warrants (including any shares of the Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (c) any outstanding shares of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement, after giving effect to the Merger, including, for the avoidance of doubt, the PIPE Shares, (d) any equity securities (including the shares of Common Stock issued or issuable upon the exercise of any such equity security) of the Company issuable upon conversion of any working capital loans in an amount up to an aggregate of $1,500,000 made to the Company by a Holder, and (e) any other equity security of the Company issued or issuable with respect to any such shares of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates or book-entry positions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the reasonable and documented out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

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(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Rule 415” shall have the meaning given in subsection 2.1.1.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.

“Sponsor” shall have the meaning given in the Preamble.

“Sponsor Holders” shall have the meaning given in the Preamble.

“Sponsor Lock-Up Period” shall mean, with respect to any Founder Shares held by the Sponsor, the Sponsor Holders or their Affiliates, the period ending on the earlier of (A) one year after the completion of the Merger or (B) subsequent to the Merger, (x) if the last reported sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Merger or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

“Sponsor Support Agreement” shall mean that certain letter agreement, dated as of May 19, 2021, by and between the Company and the Sponsor.

“Subscription Agreements” shall mean those certain subscription agreements the Company entered into with certain investors pursuant to which such investors purchased shares of Common Stock in connection with the consummation of the transactions contemplated in the Business Combination Agreement.

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

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“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “ Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II

REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Initial Registration. The Company shall, as promptly as reasonably practicable, but in no event later than thirty (30) calendar days after the date of this Agreement (the “Filing Deadline”), file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders (and certain other outstanding equity securities of the Company) from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as promptly as reasonably practicable after the filing thereof, but in no event later than the earlier of (i) the 90th calendar day following the Filing Deadline if the Commission notifies the Company that it will “review” the Registration Statement, and (ii) the 5th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed,” or will not be subject to further review. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form S-3 (a “Form S-3 Shelf”) or, if Form S-3 is not then available to the Company, on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested prior to effectiveness by, the Holders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its reasonable best efforts to convert the Form S-1 Shelf to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

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2.1.2 Form S-3 Shelf. If the Company files a Form S-3 Shelf and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its reasonable best efforts to (a) file a Form S-1 Shelf as promptly as reasonably practicable to replace the shelf registration statement that is a Form S-3 Shelf, (b) have the Form S-1 Shelf declared effective as promptly as reasonably practicable and (c) to cause such Form S- 1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.3 Shelf Takedown. At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or 2.1.2, any Holder may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement (a “Shelf Underwritten Offering”), provided that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $50,000,000 from such Shelf Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Shelf Underwritten Offering but in no event less than $10,000,000 in aggregate gross proceeds. All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within five (5) business days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to reductions consistent with the Pro Rata calculations in subsection 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) days after sending the Company Shelf Takedown Notice. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the initiating Holders with written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned) and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in underwritten offerings of securities. The Legacy Jam City Holders, on the one hand, and the Sponsor Holders, on the other hand, may each demand not more than two (2) Shelf Underwritten Offerings pursuant to this subsection 2.1.3 in any twelve (12)-month period.

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2.1.4 Holder Information Required for Participation in Shelf Registration. At least ten (10) business days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall use reasonable best efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the fifth (5th) business day prior to the first anticipated filing date of a Registration Statement pursuant to this Article II.

2.1.5 Request for Registration. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, provided that the Company does not have an effective Registration Statement pursuant to subsection 2.1.1 covering Registrable Securities, (a) the Sponsor Holders of at least a majority-in-interest of the then-outstanding number of Registrable Securities then held by the Sponsor Holders or (b) the Legacy Jam City Holders of at least a majority of the Registrable Securities then-held by the Legacy Jam City Holders ((a) and (b) collectively, the “Demanding Holders”), in each case, may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall file, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, a Form S-3 Shelf, or if Form S-3 is not then available to the Company, a Form S-1, covering all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration and shall use reasonable best efforts to cause such Registration Statement to become effective as promptly as practicable after filing. Under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration by each of the Sponsor Holders or Legacy Jam City Holders under this subsection 2.1.5 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Registration Statement has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Registration have been sold, in accordance with Section 3.1 of this Agreement; provided, further, that a Shelf Underwritten Offering shall not count as a Demand Registration.

2.1.6 Effective Registration. Notwithstanding the provisions of subsection 2.1.5 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

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2.1.7 Underwritten Offering. Subject to the provisions of subsection 2.1.8 and Section 2.3 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.7 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.8 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders (if any) have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

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2.1.9 Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under subsection 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration or a Shelf Underwritten Offering pursuant to Section 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration or Shelf Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Demanding Holders shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or Shelf Underwritten Offering prior to its withdrawal under this subsection 2.1.9, in which case all selling Holders shall bear such Registration Expenses Pro Rata, unless (i) such withdrawal is notified to the Company by the Requesting Holders prior to the termination of any deferral or postponement period pursuant to Section 2.3 or (ii) the Requesting Holders of a majority of the Registrable Securities agree to forfeit their right to one Registration pursuant to Demand Registration.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than an Excluded Registration, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company. The notice periods set forth in this subsection 2.2.1 shall not apply to a Shelf Underwritten Offering conducted in accordance with subsection 2.3.3.

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2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration (other than a Shelf Underwritten Offering), in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the shares of Common Stock that the Company desires to sell, taken together with (i) the Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

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2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof or a Shelf Underwritten Offering effected under Section 2.1.3 hereof.

2.3 Restrictions on Registration Rights. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to (but may, at its sole option) (A) effect any Demand Registration or an Underwritten Offering (i) within sixty (60) days after the closing of an Underwritten Offering or (ii) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; or (B) file a Registration Statement (or any amendment thereto) or effect an Underwritten Offering (or, if the Company has filed a Registration Statement and has included Registrable Securities therein, the Company shall be entitled to suspend the offer and sale of Registrable Securities pursuant to such Registration Statement) for a period of up to forty-five (45) days (i) if the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (ii) if the Company has determined in good faith that the sale of Registrable Securities pursuant to a Registration Statement would require disclosure of material non-public information not otherwise required to be disclosed under applicable securities laws (x) which disclosure would have a detrimental effect on the Company or (y) relating to a material transaction involving the Company (any such period, a “Blackout Period”); provided, however, that in no event shall any Blackout Period together with other Blackout Periods exceed an aggregate of 30 days in any consecutive 12-month period. Notwithstanding anything to the contrary contained in this Agreement, no Registration other than pursuant to Section 2.1 shall become effective, with respect to any Registrable Securities held by any Holder, until after the expiration of the Sponsor Lock-Up Period, the Legacy Jam City Lock-Up Period or the Private Placement Lock-Up Period, as the case may be.

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ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the majority-in-interest of the Holders with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

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3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders (such representative to be selected by a majority-in-interest of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration for the benefit of the Underwriters, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Underwriters may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

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3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering;

3.1.16 include in the “Plan of Distribution” for the Shelf Registration a statement providing for in-kind distribution of Registrable Securities by entity Holders pursuant to the Shelf Registration, with the intent to allow the recipients of the in-kind distributions of Registrable Securities that are not affiliates of the Company to freely sell such shares without being individually named in any registration statement or prospectus; provided that the Company, upon the advice of counsel, shall retain final discretion regarding disclosures in the “Plan of Distribution” and “Selling Stockholders” table in compliance with applicable law; and

3.1.17 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. Except as otherwise set forth herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements, custody agreements, stock powers and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall promptly notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

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3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of the Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions, to the extent such exemption is available to Holders at such time. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Transfer Restrictions.

3.6.1 Lock-Up. Subject to Section 3.6.2, each Lock-Up Party agrees that it shall not Transfer any Lock-Up Shares until the end of the applicable Lock-Up Period (the “Lock-Up”).

3.6.2 Permitted Transferees. Notwithstanding the provisions set forth in Section 3.6.1, each Lock-Up Party may Transfer the Lock- Up Shares during the applicable Lock-Up Period (a) to (i) the Company’s officers or directors, (ii) any affiliates or family members of the Company’s officers or directors, (iii) any direct or indirect partners, members or equity holders of such Lock-Up Party or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates, (iv) any other Lock-Up Party or any direct or indirect partners, members or equity holders of such other Lock- Up Party, any affiliates of such other Lock-Up Party or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; or (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv) above; (b) in the case of an individual, by bona fide gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution or by will or testamentary document upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) to the partners, members or equity holders of such Lock-Up Party by virtue of the Lock-Up Party’s organizational documents, as amended, upon dissolution of the Lock-Up Party; (f) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder; (g) to the Company; (h) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock and Class B Common Stock for cash, securities or other property subsequent to the Closing Date; (i) in case of a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 under the Securities Act) of the Lock-Up Party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Lock-Up Party or affiliates of the Lock-Up Party (including, for the avoidance of doubt, where the Lock-Up Party is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution, transfer or disposition without consideration by the undersigned to its stockholders, partners, members or other equity holders; (j) (A) to the Company for the purposes of exercising (including for the payment of tax withholdings or remittance payments due as a result of such exercise) on a “net exercise” or “cashless exercise” basis options to purchase Common Stock and (B) in connection with the vesting or settlement of restricted stock units, including any transfer to the Company for the payment of tax withholdings or remittance payments due as a result of the vesting or settlement of such restricted stock units, and any transfer necessary to generate such amount of cash needed for the payment of taxes, including estimated taxes, due as a result of the vesting or settlement of restricted stock units, whether by means of a “net settlement” or otherwise, provided that in all such cases described in subclauses (A) and (B), any such shares of Common Stock received upon such exercise, vesting or settlement shall be subject to the terms of this Section 3.7; or (k) entering into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act relating to the sale of Common Stock, provided that no such sales occur during the applicable Lock-Up Period. The parties acknowledge and agree that any Permitted Transferee of a Lock-Up Party shall be subject to the transfer restrictions set forth in this Section 3.6.

3.6.3 Amendment of Existing Lock-Up. The lock-up provisions in this Section 3.6 shall supersede the lock-up provisions contained in Section 8 of the Insider Letter with respect to the Sponsor Holders, which provisions in Section 8 of the Insider Letter shall be of no further force or effect with respect to the Sponsor Holders as of the date of this Agreement.

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ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement (net of any Registration Expenses incurred in connection therewith by such Holder). The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld) . An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

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4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: 3562 Eastham Drive, Culver City, CA 90232, Attention: Robert Zakari, General Counsel, with a copy to Fenwick & West LLP, 1191 2nd Ave, Seattle, WA 98101, Attention James Evans and Katherine Duncan, and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

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5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Prior to the expiration of any applicable Lock-Up Period, no Holder subject to such Lock-Up Period may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee, but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement and other applicable agreements.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment or rights hereunder made other than as provided in this Section 5.2 shall be null and void.

5.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

5.4 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.5 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

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5.6 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE AS APPLIED TO AGREEMENTS AMONG DELAWARE RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW CASTLE COUNTY IN THE STATE OF DELAWARE.

5.7 WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES TO THIS AGREEMENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

5.8 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority-in-interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.9 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

5.10 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

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5.11 Termination of Existing Registration Rights. The registration rights granted under this Agreement shall supersede any registration, qualification or similar rights of the Holders with respect to any shares or securities of the Company or Legacy Jam City granted under any other agreement, including, but not limited to, the Prior Agreement and the Second Amended and Restated Investors Rights Agreement, dated as of June 29, 2015, by and among Legacy Jam City and the other parties thereto, and any of such preexisting registration, qualification or similar rights and such agreements shall be terminated and of no further force and effect.

5.12 Other Registration Rights. Except as provided in the Subscription Agreements, the Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person.

5.13 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement or (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (B) the Holders of all of the Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale. The provisions of Section 3.5 and Article IV shall survive any termination.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

JAM CITY HOLDINGS, INC.

By:
Name:
Title:

SPONSOR:

CDPM SPONSOR GROUP, LLC,
a Delaware limited liability company

By:
Name: Emil Michael
Title: Manager

Peter Diamandis

Denmark West

Desiree Gruber

Betsy Atkins

Wendi Murdoch

SPONSOR HOLDERS:

MARPET CAPITAL, LLC

By:
Name: Desiree DeStefano
Title: CFO

TSFV HOLDINGS II, LLC

By: BIG HEN GROUP I, LLC, its member
By: HILLSPIRE, LLC, its manager

By:
Name: Maria Seferian
Title: General Counsel

H4 STRATEGIES, LLC

By:
Name: Matthew Hiltzik
Title: President/CEO

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

LEGACY JAM CITY HOLDERS:

NETMARBLE CORPORATION

By:
	Name:	Seungwon Lee
	Title:	CEO

NM JC HOLDINGS, LLC

By:
Name:
Title:

AUSTIN VENTURES IX, L.P.

By: AV Partners IX, L.P., its general partner
By: AV Partners IX, L.L.C., its general partner

By:
	Name:	Chris Pacitti
	Title:	Manager

AUSTIN VENTURES X, L.P.

By: AV Partners X, L.P., its general partner
By: AV Partners X, L.L.C., its general partner

By:
	Name:	Chris Pacitti
	Title:	Member

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

LEGACY JAM CITY HOLDERS:

CHRISTOPHER DEWOLFE

JOSHUA YGUADO

JAE YU

ROBERT ZAKARI

[Signature Page to Registration Rights and Lock-Up Agreement]

EXHIBIT C

Voting Agreement

JAM CITY HOLDINGS, INC.

VOTING AGREEMENT

THIS VOTING AGREEMENT, dated as of [●], 2021 (the “Effective Date”) (as it may be amended, amended and restated or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), is entered into by and among JAM CITY HOLDINGS, INC., a Delaware corporation f/k/a/ DPCM Capital Inc. (the “Company”), Netmarble Corporation, a company organized and existing under the laws of the Republic of Korea (“Netmarble”), NM JC Holdings LLC, a Delaware limited liability company f/k/a Jam City, Inc. (“Legacy Jam City”), Christopher DeWolfe (“DeWolfe”) and Joshua Yguado (“Yguado” and, together with DeWolfe, the “Founders” and each a “Founder”). Certain terms used in this Agreement are defined in Section 7.

RECITALS

WHEREAS, the Company, Legacy Jam City, Jam City, Inc., a Delaware corporation f/k/a New Jam City, LLC (“New Jam City”), and VNNA Merger Sub Corp., a Delaware corporation (“Merger Sub”), are party to that certain Business Combination Agreement, dated as of May 19, 2021 (the “Business Combination Agreement”), pursuant to which, on or about the date hereof, Merger Sub merged with and into New Jam City with New Jam City surviving as a wholly owned subsidiary of the Company.

WHEREAS, prior to the date hereof, Legacy Jam City undertook a series of restructuring transactions (the “Restructuring”), pursuant to which, among other things (i) Legacy Jam City transferred all of its assets, liabilities and contracts to New Jam City, LLC, (ii) New Jam City, LLC converted from a limited liability company to become New Jam City and (iii) Legacy Jam City changed its name to NM JC Holdings LLC.

WHEREAS, on or about the date hereof, pursuant to the Business Combination Agreement, the Founders will receive shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”).

WHEREAS, on or about the date hereof, pursuant to the Business Combination Agreement, Netmarble, through Legacy Jam City, which is a wholly owned subsidiary of Netmarble following the Restructuring (Netmarble, Legacy Jam City and any other wholly owned subsidiaries or Affiliates (as defined below) of Netmarble that hold Common Stock (as defined below), together, the “NM Related Parties”), will receive shares of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), which are convertible into shares of Class A Common Stock pursuant to the terms of the Company’s Second Amended and Restated Certificate of Incorporation, as the same may be further amended, restated, amended and restated or otherwise modified (the “Charter”), provided that, as of the date of this Agreement, such ownership of Class B Common Stock entitles the NM Related Parties to cast at least [75]% of the total votes entitled to be cast by all holders of voting stock of the Company.

WHEREAS, as a condition to the closing of the transactions contemplated by the Business Combination Agreement, the parties hereto desire to set forth their agreement with respect to the matters set forth herein in connection with their respective investments in the Company.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the NM Related Parties, and the Founders agree as follows:

AGREEMENT

Section 1. Election of the Board of Directors.

(a) Subject to the rules of the New York Stock Exchange, the NM Related Parties shall be entitled to nominate up to two (2) members of the Board of Directors of the Company (the ”Board” and each member thereof, a “Director”) from time to time (any Director nominated by the NM Related Parties, a “NM Director”). The NM Directors shall be in different classes of Directors in the Company’s classified Board as set forth in the Charter, with one NM Director serving as a Class I director and one NM Director serving as a Class II director, provided, that, if at any time the NM Related Parties and their Affiliates beneficially own, directly or indirectly, in the aggregate less than thirty percent (30%) but more than ten percent (10%) of all issued and outstanding shares of Common Stock, the NM Related Parties shall only be entitled to nominate one (1) NM Director.

(b) Subject to the rules of the New York Stock Exchange, for so long as either Founder is an “officer” of the Company (as such term is defined in Section 16a-1(f) of the Securities Exchange Act of 1934, as amended) (an “Executive Officer”), the Founders shall be entitled to nominate from time to time one (1) Director (the “Founder Director”), which Founder Director shall be a Class III director pursuant to the Charter.

(c) Each of the parties hereto hereby agrees to vote, or cause to be voted, all outstanding shares of Class A Common Stock and Class B Common Stock, as applicable, at any annual or special meeting of stockholders of the Company at which Directors of the Company are to be elected, or to take all Necessary Action to cause the election of the NM Directors and the Founder Director as provided herein.

(d) The rights of the NM Related Parties to nominate the NM Directors pursuant to Section 1(a), and the obligations of the parties in connection therewith, shall terminate at such time as the NM Related Parties beneficially own, directly or indirectly, in the aggregate less than ten percent (10%) of all issued and outstanding shares of Common Stock.

(e) The rights of the Founders to nominate the Founder Director pursuant to Section 1(b), and the obligations of the parties in connection therewith, shall terminate at the earlier of (1) such time as both of the Founders cease to be Executive Officers or (2) such time as the NM Related Parties beneficially own, directly or indirectly, in the aggregate less than ten percent (10%) of all issued and outstanding shares of Common Stock.

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(f) For the purposes of this Agreement, the NM Related Parties shall be deemed to have acted based on the written consent or agreement of Netmarble and the Founders shall have been deemed to have acted based on the written consent or agreement of the Founder or Founders holding a majority of the outstanding Common Stock then held by the Founders who are then serving as an Executive Officer of the Company.

(g) The NM Related Parties shall not have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall the NM Related Parties have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

Section 2. Removal, Vacancies and Replacements.

(a) If the number of Directors that the NM Related Parties or the Founders have the right to nominate to the Board is decreased pursuant to Sections 1(a), (b), (d) or (e), (each such occurrence, a “Decrease in Designation Rights”) then, unless otherwise requested in a writing to a NM Director or a Founder, as applicable, authorized by a majority of the Whole Board (as defined in the Charter) that such Director shall not be required to resign as a result of a Decrease in Designation Rights, (i) each of the NM Related Parties and the Founders, as applicable, shall use its reasonable best efforts to cause (x) the appropriate number of NM Directors or (y) the Founder Director, respectively, to offer to tender his or her resignation, and each such NM Director or Founder Director so tendering a resignation, as applicable, shall resign within thirty (30) days from the date that the NM Related Parties and/or the Founders, as applicable, incurs a Decrease in Designation Rights. In the event any such NM Director or Founder Director does not resign by such time as is required by the foregoing, (i) the NM Related Parties, the Founders and the Company shall thereafter take all Necessary Action, including voting in accordance with Section 1(c), to cause the removal of such individual as a Director and (ii) the Company and the Board shall, upon the recommendation of the Nominating and Corporate Governance Committee, nominate a person to fill the vacancy created by such resignation or removal, which nomination shall then be submitted for approval by the Company’s stockholders acting by majority vote. For the avoidance of all doubt, nothing contained in this Section 2(a) shall be read or interpreted to require a party to this Agreement to vote in favor of another party’s Director other than as set forth in Section 1(c).

(b) Except as provided in the final sentence of Section 2(a) and subject thereto, the NM Related Parties and the Founders, as applicable, shall have the sole right to request that one or more of their respective nominated Directors, as applicable, tender their resignations as Directors of the Board (each, a “Removal Right”), in each case, with or without cause at any time, by sending a written notice to such Director and the Company’s Secretary stating the name of the Director or Directors whose resignation from the Board is requested (the “Removal Notice”). If the Director subject to such Removal Notice does not resign within thirty (30) days from receipt thereof by such Director, the NM Related Parties, the Founders, the Company and the Board, to the fullest extent permitted by law and, with respect to the Board, subject to its fiduciary duties to the Company’s stockholders, shall thereafter take all Necessary Action, including voting in accordance with Section 1(c), to cause the removal of such Director from the Board (and such Director shall only be removed by the parties to this Agreement in such manner as provided herein). For the avoidance of all doubt, nothing contained in this Section 2(b) shall be read or interpreted to require a party to this Agreement to vote in favor of another party’s Director other than as set forth in Section 1(c).

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(c) The NM Related Parties and the Founders, as applicable, shall, subject to the rules of the New York Stock Exchange, have the exclusive right to fill vacancies or unfilled directorships created as a result of not designating their respective Director(s) initially or by death, disability, retirement, resignation (including a resignation that becomes effective upon a NM Director having failed to receive the requisite vote of stockholders for such director’s election), removal (with or without cause) of their respective Director(s), or otherwise by designating a successor to fill the vacancy of their respective Director(s) created thereby on the terms and subject to the conditions of Section 1.

Section 3. Initial Directors. The initial NM Directors pursuant to Section 1(a) shall be Seung Won Lee (as a Class I Director) and [●] (as a Class II Director). The initial Founder Director pursuant to Section 1(b) shall be Christopher DeWolfe (as a Class III Director).

Section 4. Designated Transactions.

(a) Subject to Subsection 4(b) and Subsection 4(c), in the event that the Board approves (a) an acquisition of assets or equity securities of another Person (an “Acquisition”), including the payment of cash and/or the issuance of equity securities of the Company in connection with such Acquisition, (b) any issuance of additional shares of Class A Common Stock or other equity securities of the Company or any of its Subsidiaries after the date hereof for the purpose of raising capital for the Company and its Subsidiaries (which, for the avoidance of doubt, shall exclude any issuance of additional shares of Class A Common Stock or other equity securities of the Company or its Subsidiaries under any stock option or other equity compensation plan of the Company or any of its Subsidiaries) (each such action, a “Designated Transaction”), the NM Related Parties agree to vote, or cause to be voted, all Shares owned by the NM Related Parties, or over which they have voting control, from time to time and at all times, “for” or “against” such Designated Transaction in the same proportion to the “for” and “against” votes cast by all other stockholders of the Company when submitted for approval of the Company’s stockholders.

(b) Subsection 4(a) shall not apply to any Designated Transaction the consummation of which would constitute or result in a Change of Control.

(c) In the event that Netmarble proposes or recommends a Designated Transaction to the Board, and such Designated Transaction is approved by the Board, the NM Related Parties shall be entitled to vote, or cause to be voted, all Shares owned by the NM Related Parties, or over which it has voting control, from time to time and at all times, “for” or “against” such Designated Transaction, in its sole discretion.

Section 5. Covenants.

(a) The Company agrees to take all Necessary Action to cause (i) the Board to be comprised of nine (9) Directors; (ii) the individuals designated in accordance with Section 1 to be included in the slate of nominees to be elected to the Board at the next annual or special meeting of stockholders of the Company at which Directors are to be elected, in accordance with the Amended and Restated Bylaws of the Company, as the same may be further amended, restated, amended and restated or otherwise modified from time to time (the “Bylaws”), the Charter and the General Corporation Law of the State of Delaware and at each annual meeting of stockholders of the Company thereafter at which such Director’s term expires; and (iii) the individuals nominated in accordance with Section 2(c) to fill the applicable vacancies on the Board, in accordance with the Bylaws, the Charter, the Securities Laws, the General Corporation Law of the State of Delaware and the New York Stock Exchange.

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(b) At the Effective Date and on each later date that an NM Director is first elected or appointed to the Board, the Company shall enter into a customary indemnification agreement reasonably acceptable to Netmarble with each NM Director of the Company who is elected or appointed to the Board on such date, to the extent the Company has not already entered into an indemnification agreement with such director.

(c) The Company shall maintain commercially reasonable directors and officers and casualty and liability insurance coverage from financially sound and reputable insurers.

(d) The NM Related Parties and the Founders shall comply with the requirements of the Charter and the Bylaws and, the charter for, and related guidelines of, the Nominating and Corporate Governance Committee when designating and nominating individuals as Directors, in each case, to the extent such requirements are applicable to Directors generally; provided that, subject to the rules of the New York Stock Exchange, any charter for, or related guidelines of, the Nominating and Corporate Governance Committee adopted after the date hereof shall not be inconsistent with the rights granted pursuant to this Voting Agreement or apply heightened standards or obligations to the NM Related Parties or NM Directors relative to the standards and obligations applicable to other stockholders or other members of the Board, respectively. Notwithstanding anything to the contrary set forth herein but subject to the proviso in the immediately preceding sentence, in the event that the Board determines, within sixty (60) days after compliance with the first sentence of this Section 5(d), in good faith, after consultation with outside legal counsel, that its nomination, appointment or election of a particular Director nominated in accordance with Section 1 or Section 2, as applicable, does not otherwise comply with any requirements of the Charter or the Bylaws or the charter for, or related guidelines of, the Nominating and Corporate Governance Committee applicable to Directors generally, then the Company shall inform the NM Related Parties and/or the Founders, as applicable, of such determination in writing and explain in reasonable detail the basis for such determination and shall, to the fullest extent permitted by law and the rules of the New York Stock Exchange, nominate, appoint or elect another individual nominated for election or appointment to the Board by the NM Related Parties and/or the Founders, as applicable (subject in each case to this Section 5(d)), and the Board and the Company shall, to the fullest extent permitted by law subject to its fiduciary duties to the Company’s stockholders, take all Necessary Action required by this Article 5 with respect to the election of such substitute designees to the Board.

(e) The NM Related Parties shall be entitled to make recommendations and proposals with respect to, and express opinions regarding, potential director nominees, potential director removals and board structure changes to the Nominating and Corporate Governance Committee or the Board, and the NM Related Parties will be entitled to vote in their sole discretion on any proposals related to the same submitted to the Company’s stockholders by the Board or a third party. The NM Related Parties agree that except for the designation of the NM Directors pursuant to Section 1 and removal and filling vacancies pursuant to Section 2, the NM Related Parties shall not (x) formally nominate a person for election to the Board pursuant to the Bylaws, Charter, General Corporation Law of the State of Delaware or (y) take action as a stockholder to remove an incumbent director or increase or decrease the authorized number of directors constituting the Board, unless such action is approved by a majority of the Whole Board (which majority may include the NM Directors) (it being understood that the foregoing shall not preclude any NM Related Party or NM Director from (i) making recommendations to the Nominating and Corporate Governance Committee or the Board concerning nominees for election to the Board or (ii) proposing to the Board that it recommend and submit to the stockholders a proposal to remove one or more incumbent directors or increase or decrease the authorized number of directors constituting the Board).

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(f) While any shares of Class B Common Stock are outstanding, if (x) any nominee for election to the Board that is then an incumbent director fails to receive the requisite vote for such nominee’s election at any meeting of stockholders for the election of directors, (y) any shares of capital stock of the Company beneficially owned by the NM Related Parties were voted against such director’s election at such meeting, and (z) the Board rejects the incumbent director’s resignation (to the extent permitted by the Bylaws), the Board shall consult Netmarble in the Board’s selection of a Subsequent Nominee (as defined in the Charter), and the Board shall submit such nomination for approval by stockholders of the Company holding a majority of the voting power of the voting securities of the Company within forty-five (45) days after the final adjournment of the applicable meeting at which such incumbent director was not elected, either by a vote of the stockholders at a special meeting of stockholders to elect the Subsequent Nominee or through an action by consent of stockholders electing such Subsequent Nominee in accordance in accordance with Article IX, Section 1 of the Restated Certificate of Incorporation and Section 228 of the DGCL.

Section 6. Termination.

(a) This Agreement shall terminate upon the earliest to occur of any one of the following events: (a) (i) with respect to the NM Related Parties only, at such time as the NM Related Parties no longer have any Director designation rights under Section 1, and (ii) with respect to the Founders only, at such time as the Founders no longer have any Director designation rights under Section 1 and (b) the unanimous written consent of the parties hereto.

(b) The NM Related Parties shall cease to be bound by Section 4. and Section 5. (e) at such time as no shares of Class B Common Stock are outstanding.

Section 7. Definitions. As used in this Agreement, any term that it is not defined herein, shall have the following meanings:

“Affiliate”: means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

“Change of Control” shall mean, in a single transaction or series of related transactions, (i) any tender offer or exchange offer that if consummated would result, directly or indirectly, in any Person or group (or the shareholders of any person or group) beneficially owning 50% or more of the outstanding voting power of the Company, (ii) any acquisition, merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or other similar transaction involving the Company that would result in any Person or group (or the shareholders of any Person or group) beneficially owning, directly or indirectly, 50% or more of the (A) outstanding voting power of the Company, (B) outstanding shares of the Company or (C) outstanding shares or voting power of the surviving entity in a merger involving the Company or the resulting direct or indirect Parent of the Company or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power), or (iii) a reorganization, recapitalization, liquidation, dissolution or any similar transaction involving the Company.

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“Necessary Action” means, with respect to a specified result, all commercially reasonable actions required to cause such result that are within the power of a specified Person, including, but not limited to (i) voting or providing a written consent or proxy with respect to the equity securities owned by the Person obligated to undertake the necessary action, (ii) voting in favor of the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments, (iv) with respect to actions by the Board or the Company, approve of the submission of a proposal to the stockholders, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Nominating and Corporate Governance Committee” means the nominating and corporate governance committee of the Board or any committee of the Board authorized to perform the function of nominating Directors for the Board.

“Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

“Permitted Assignee” means (i) in the case of a Founder, (a) such Founder’s family member, (b) one or more trusts established in whole or in part for the benefit of one or more of such Founder’s family members, or (c) one or more entities that are beneficially owned in whole or in part by one or more of such Founder’s family members who acquired shares of Class A Common Stock from such Founder, and (ii) in the case of any NM Related Party, any Affiliate of Netmarble.

“Person” means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity or organization, including a government or any subdivision or agency thereof.

“Securities Laws” means the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association, trust or other form of legal entity, of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions, or (ii) such first Person is a general partner or managing member (excluding partnerships in which such Person or any Subsidiary thereof does not have a majority of the voting interests in such partnership).

Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation”, (vi) each defined term has its defined meaning throughout this Agreement, whether the definition of such term appears before or after such term is used, and (vii) the word “or” shall be disjunctive but not exclusive. References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto. References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

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Section 8. Choice of Law and Venue; Waiver of Right to Jury Trial.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IN THE EVENT OF ANY BREACH OF THIS AGREEMENT, THE NON-BREACHING PARTY WOULD BE IRREPARABLY HARMED AND COULD NOT BE MADE WHOLE BY MONETARY DAMAGES, AND THAT, IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED AT LAW OR IN EQUITY, THE PARTIES SHALL BE ENTITLED TO SUCH EQUITABLE OR INJUNCTIVE RELIEF AS MAY BE APPROPRIATE. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OF A DELAWARE FEDERAL OR STATE COURT, OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SUCH A JUDGMENT, IN ANY OTHER APPROPRIATE JURISDICTION.

(b) IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (1) AGREE UNDER ALL CIRCUMSTANCES ABSOLUTELY AND IRREVOCABLY TO INSTITUTE ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE STATE OF DELAWARE, WHETHER A STATE OR FEDERAL COURT; (2) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO THE PERSONAL JURISDICTION OF ANY SUCH COURT DESCRIBED IN CLAUSE (1) OF THIS SECTION AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN THE STATE OF DELAWARE); (3) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN ANY INCONVENIENT FORUM; (4) AGREE TO WAIVE ANY RIGHTS TO A JURY TRIAL TO RESOLVE ANY DISPUTES OR CLAIMS RELATING TO THIS AGREEMENT; (5) AGREE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH HEREIN FOR COMMUNICATIONS TO SUCH PARTY; (6) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (7) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

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Section 9. Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile, or by electronic mail, or first class mail, or by Federal Express or other similar courier or other similar means of communication, as follows:

(a)	if to Netmarble or Legacy Jam City, addressed as follows:

Netmarble Corporation
Netmarble G-Tower, 38, Digital-ro 26-gil, Seoul, Korea (Postal Code: 08393)
	Attention:	Ravida Lee
	Email:	ravida@netmarble.com

With a copy to:

Paul Hastings LLP
1999 Avenue of the Stars, 27th Floor
Los Angeles, CA 90067
	Attention:	David M. Hernand
Dong Chul Kim
	Email:	davidhernand@paulhastings.com
dongchulkim@paulhastings.com

(b)	If to the Company or the Founders, addressed as follows:

3562 Eastham Drive
Culver City, CA 90232
	Attention:	Rob Zakari
rob@jamcity.com

With a copy to:

Fenwick & West LLP
801 California Street
Mountain View, CA 94041
	Attention:	James D. Evans
Morgan A. Sawchuk
Katherine Duncan
	Email:	jevans@fenwick.com
msawchuck@fenwick.com
kduncan@fenwick.com

or, in each case, to such other address or email address as such party may designate in writing to each party by written notice given in the manner specified herein. All such communications shall be deemed to have been given, delivered or made when so delivered by hand or sent by facsimile (with confirmed transmission), on the next business day if sent by overnight courier service (with confirmed delivery) or when received if sent by first class mail, or in the case of notice by electronic mail, when the relevant email enters the recipient’s server.

Section 10. Assignment. Except as otherwise provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto. This Agreement may not be assigned (by operation of law or otherwise) without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that the Founders and the NM Related Parties are permitted to assign the rights and obligations under this Agreement to any Permitted Assignee. As a condition to the transfer of any shares of Class A Common Stock held by a Founder or a NM Related Party to a Permitted Assignee, the applicable Founder or NM Related Party shall cause any such Permitted Assignee to become a party to this Agreement.

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Section 11. Amendment and Modification; Waiver of Compliance. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of each of the Company, Netmarble and the Founder or Founders holding a majority of the outstanding Common Stock then held by the Founders who are then serving as an Executive Officer of the Company. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party or parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 12. Waiver. No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

Section 13. Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby; provided that (i) if the rights of the NM Related Parties to nominate the NM Directors pursuant to Section 1 or remove and fill vacancies pursuant to Section 2 is held to be invalid or unenforceable and (ii) the NM Related Parties cease to own or control a majority of the voting power of the voting securities of the Company, the NM Related Parties shall cease to be bound by Section 4 and Section 5(e).

Section 14. Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile, each of which may be executed by less than all parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

Section 15. Further Assurances. At any time or from time to time after the date hereof, the parties hereto agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as any other party may reasonably request in order to evidence or effectuate the provisions of this Agreement and to otherwise carry out the intent of the parties hereunder.

Section 16. Titles and Subtitles. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 17. Representations and Warranties.

(a) Each of Netmarble, the Founders and each Person who becomes a party to this Agreement after the date hereof, severally and not jointly and solely with respect to itself, represents and warrants to the Company as of the time such party becomes a party to this Agreement that (a) it is duly authorized to execute, deliver and perform this Agreement; (b) this Agreement has been duly executed by such party and is a valid and binding agreement of such party, enforceable against such party in accordance with its terms; and (c) the execution, delivery and performance by such party of this Agreement does not violate or conflict with or result in a breach of or constitute (or with notice or lapse of time or both constitute) a default under any agreement to which such party is a party or the organizational documents of such party.

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(b) The Company represents and warrants to each other party hereto that (a) the Company is duly authorized to execute, deliver and perform this Agreement; (b) this Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; and (c), the execution, delivery and performance by the Company of this Agreement does not violate or conflict with or result in a breach by the Company of or constitute (or with notice or lapse of time or both constitute) a default by the Company under the Charter or the Bylaws, any existing applicable law, rule, regulation, judgment, order, or decree of any governmental authority exercising any statutory or regulatory authority of any of the foregoing, domestic or foreign, having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties or assets, or any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound.

Section 18. No Strict Construction. This Agreement shall be deemed to be collectively prepared by the parties hereto, and no ambiguity herein shall be construed for or against any party based upon the identity of the author of this Agreement or any provision hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

JAM CITY HOLDINGS, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO VOTING AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

NETMARBLE CORPORATION

By:
	Name:	Seungwon Lee
	Title:	CEO

[SIGNATURE PAGE TO VOTING AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

NM JC HOLDINGS LLC

By:
Name:
Title:

[SIGNATURE PAGE TO VOTING AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

CHRISTOPHER DEWOLFE

JOSHUA YGUADO

[SIGNATURE PAGE TO VOTING AGREEMENT]

EXHIBIT D

Stockholders Agreement

JAM CITY HOLDINGS, INC.

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT, dated as of [●], 2021 (the “Effective Date”) (as it may be amended, amended and restated or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), is entered into by and among JAM CITY HOLDINGS, INC., a Delaware corporation f/k/a/ DPCM Capital Inc. (the “Company”), Netmarble Corporation, a company organized and existing under the laws of the Republic of Korea (“Netmarble”) and NM JC Holdings, LLC a Delaware limited liability company f/k/a Jam City, Inc. (“Legacy Jam City”), a wholly owned subsidiary of Netmarble.

RECITALS

WHEREAS, the Company, Legacy Jam City, Jam City, Inc., a Delaware limited liability company f/k/a New Jam City, LLC (“New Jam City”), and VNNA Merger Sub Corp., a Delaware corporation (“Merger Sub”), are party to that certain Business Combination Agreement, dated as of May 19, 2021 (the “Business Combination Agreement”), pursuant to which, Merger Sub has merged (the “Merger”) with and into New Jam City with New Jam City surviving the Merger as a wholly-owned subsidiary of the Company.

WHEREAS, as of the closing of the Merger, Netmarble or its Affiliates (as defined below) received [●] shares of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”) pursuant to the terms of the Business Combination Agreement and separately purchased [●] shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock” and together with the Class B Common Stock, the “Common Stock”) in connection with a private placement of the Company’s Class A Common Stock that occurred simultaneously with the Merger.

WHEREAS, in order to induce Netmarble to agree to the Merger and approve the Business Combination Agreement, the Company agreed to grant Netmarble certain pro-rata and call option rights in connection with future issuances of the Company’s securities as set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Netmarble agree as follows:

AGREEMENT

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms this Section 1. For the purpose of this Agreement,

(a) “Affiliate”: means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(b) “Certificate of Incorporation”: shall mean the Second Amended and Restated Certificate of Incorporation of the Company, effective as of the date hereof, as the same may be further amended, restated, amended and restated or otherwise modified from time to time.

(c) “Dual Class Sunset”: shall mean the first date on which all outstanding shares of Class B Common Stock convert to Class A Common Stock pursuant to the terms of the Company’s Certificate of Incorporation.

(d) “Exercise Price” for each Call Option Period shall be the average of the daily volume weighted average prices of one share of Class A Common Stock for the twenty consecutive trading days ending on the date that the applicable Quarterly Issuance Notice is delivered to Netmarble by the Company.

(e) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(f) “Principal Trading Market” shall mean the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the NYSE Euronext or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Company’s Class A Common Stock.

(g) “SEC” means the U.S. Securities and Exchange Commission.

2. Right of First Investment.

(a) Until the occurrence of the Dual Class Sunset, subject to the terms and conditions of this Section 2 and applicable securities laws, if the Company proposes to offer or sell any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class or series of its capital stock issued in a capital raising transaction for cash (“Financing Securities”), the Company shall first offer such Financing Securities to Netmarble.

(b) With respect to investments set forth in 2(a) above, the Company will notify Netmarble in writing of its intent to issue Financing Securities (the “Financing Notice”), which notice shall specify (i) the Company’s bona fide intention to offer such Financing Securities, (ii) the number of such Financing Securities to be offered, and (iii) the price and terms upon which it proposes to offer such Financing Securities.

(c) Within fourteen (14) business days after the giving of the Financing Notice, Netmarble may elect to purchase or obtain, at the price and on the terms specified in the Financing Notice, up to that portion of such Financing Securities that equals the proportion that the number of shares of Common Stock held by Netmarble (together with its Affiliates) as of the date of the Financing Notice bears to the total number of shares of Common Stock outstanding as of the date of the Financing Notice.

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(d) The Company may, during the sixty (60) day period following the expiration of the period provided in paragraph 2(c) hereof, offer the remaining unsubscribed portion of such Financing Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Financing Notice. If the Company does not consummate the sale of the Financing Securities, or enter into a definitive agreement for the sale of Financing Securities, within such period, or if the Company enters into such a definite agreement and such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Financing Securities shall not be offered unless first reoffered to Netmarble in accordance herewith.

(e) Netmarble shall be entitled to apportion the right of first investment hereby granted to it, in such proportions as it deems appropriate, among itself and its Affiliates.

3. Call Option Right.

(a) Until the occurrence of the Dual Class Sunset, subject to the terms and conditions of this Section 3 and applicable securities laws, the Company hereby grants Netmarble an irrevocable option following each fiscal quarter of the Company ending after the date hereof to purchase from the Company, and to require the Company to sell to Netmarble and/or any of its Affiliates, a number of shares of Common Stock (the “Call Option Shares”) up to the number that will represent the Company’s Call Option Pro-Rata (as defined below) for such fiscal quarter on the terms and conditions, for the purchase price, and exercisable during the period set forth below (each such option, a “Call Option”).

(b) Call Option Pro-Rata. The “Call Option Pro-Rata” for each fiscal quarter of the Company ending after the date hereof shall mean a number of shares of Common Stock calculated using the following formula:

Call Option Pro-Rata = Netmarble Base Rate * Dilutive Share Number / (1 – Netmarble Base Rate)

“Netmarble Base Rate”: means the number of shares of Common Stock held by Netmarble (together with its Affiliates) as of the first day of such fiscal quarter (a “Quarter Measurement Date”) divided by the total number of shares of Common Stock outstanding as of such Quarter Measurement Date. For the sake of determining the Netmarble Base Rate, the number of shares of Common Stock held by Netmarble (together with its Affiliates) as of each Quarter Measurement Date will assume that Netmarble has fully exercised its Call Option for the immediately preceding fiscal quarter and for any prior fiscal quarter for which the Call Option procedures have been tolled pursuant to this Section 3.

“Dilutive Share Number”: means the number of shares of Common Stock issued during such fiscal quarter, including without limitation, shares of Common Stock issued upon exercise of options, warrants or other convertible instruments and shares issued in connection with acquisitions of other entities, provided, however, that the Dilutive Share Number for each fiscal quarter shall exclude (i) any Financing Securities issued in such quarter and (ii) any shares of Common Stock issued to Netmarble in such fiscal quarter.

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(c) Call Option Notice. Within ten (10) business days following the end of each fiscal quarter of the Company ending after the date hereof until the occurrence of the Dual Class Sunset, the Company will provide Netmarble with a written notice stating the number of shares of Common Stock other than Financing Securities issued during such fiscal quarter and its calculation of the Call Option Pro-Rata for such fiscal quarter (the “Quarterly Issuance Notice”), which Quarterly Issuance Notice shall be certified by an officer of the Company and shall separately specify the number of shares of Class A Common Stock and Class B Common Stock covered by such Quarterly Issuance Notice.

(d) Exercise of Call Option. At any time during the thirty (30) calendar day period commencing on the date of each Quarterly Issuance Notice (such period, a “Call Option Period”), Netmarble shall be entitled to exercise a Call Option to purchase a number of shares of Common Stock up to its Call Option Pro Rata for such fiscal quarter at the applicable Exercise Price by delivering an Exercise Notice in substantially the form attached hereto as Exhibit A (the “Exercise Notice”) to the Company. The Call Option Shares shall be Class A Common Stock unless any of the shares of Common Stock covered by the applicable Quarterly Issuance Notice were Class B Common Stock, in which case, Netmarble shall be entitled to designate that a proportionate number of the Call Option Shares for such Call Option Period shall be Class B Common Stock, provided, however that if the final day in any Call Option Period falls in a black-out window for the Company generally or Netmarble is otherwise unable to legally exercise its Call Option as a result of holding material non-public information, the Call Option Period shall be tolled until the Company’s next open trading window for Netmarble (the “Open Window Date”) and shall extend for five business days, commencing on the Open Window Date.

(e) Call Option Closing. The closing of the sale of the Call Option Shares resulting from the exercise of a Call Option (a “Call Option Closing”) shall occur no more than five (5) business days following the later of (i) the date set forth in the Exercise Notice, (ii) the fulfilment of the conditions precedent set forth in Section 3(f) below and (iii) if any regulatory filings or consents are required for Netmarble or any of its Affiliates to consummate the Call Option Closing, the date the last of such filings is made or consents is obtained.

(f) Conditions Precedent to the Company’s Obligations to Sell. The obligations of the Company hereunder to issue and sell the Call Option Shares to Netmarble is subject to the satisfaction, at or before the Call Option Closing, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion:

(i) Delivery to the Company of the Exercise Notice by Netmarble;

(ii) execution by the Company and Netmarble of a Purchase Agreement in substantially the form attached hereto as Exhibit B (the “Call Option Purchase Agreement”);

(iii) Netmarble shall pay the Exercise Price in full for the Call Option Shares, which shall be made in full in U.S. dollars by wire transfer of immediately available funds to a bank account in the United States of America designated by the Company in writing;

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(iv) The Company shall have received notice that the Principal Trading Market has completed its review of the Company’s Additional Shares Listing Application with respect to the offer and sale of the Call Option Shares;

(v) The Company shall have sufficient authorized shares of Class A Common Stock or Class B Common Stock (and Class A Common Stock to issue upon the conversion thereof) to issue and sell pursuant to the Call Option Purchase Agreement;

(vi) Neither the Principal Trading Market nor the SEC have raised objections to the consummation of the transactions contemplated by the Call Option Purchase Agreement or this Agreement;

(vii) The Company shall have obtained any required shareholder vote pursuant to the rules of the Delaware General Corporation Law or the rules and requirements of the Principal Trading Market; and

(viii) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Call Option Agreement or this Agreement.

(g) Reasonable Best Efforts. Each party shall use its reasonable best efforts to cause each of the conditions set forth in Section 3(f) above to be satisfied as promptly as practicable.

(h) Allocation of Rights. Netmarble shall be entitled to apportion each Call Option hereby granted to it, in such proportions as it deems appropriate, among itself and its Affiliates.

(i) Call Option Ceiling. Notwithstanding anything to the contrary herein, the Call Option rights in Section 3 shall not apply at any time when the Netmarble Base Rate exceeds fifty percent (50%).

4. Insider Trading Policy. The Company shall implement an insider trading policy that provides that the Company’s executive officers (pursuant to Section 16 of the Securities Exchange Act of 1934, as amended) shall not sell securities except (i) subject to a 10b5-1 trading plan entered into in accordance with the insider trading policy, which insider trading policy has been approved by the Board of Directors of the Company or (ii) as otherwise approved by the Board of Directors of the Company.

5. Representations and Warranties.

(a) Netmarble represents and warrants to the Company that (i) it is duly authorized to execute, deliver and perform this Agreement; (ii) this Agreement has been duly executed by such party and is a valid and binding agreement of such party, enforceable against such party in accordance with its terms; and (iii) the execution, delivery and performance by such party of this Agreement does not violate or conflict with or result in a breach of or constitute (or with notice or lapse of time or both constitute) a default under any agreement to which such party is a party or the organizational documents of such party.

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(b) The Company represents and warrants Netmarble that (i) the Company is duly authorized to execute, deliver and perform this Agreement; (ii) this Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; and (iii), the execution, delivery and performance by the Company of this Agreement does not violate or conflict with or result in a breach by the Company of or constitute (or with notice or lapse of time or both constitute) a default by the Company under the Certificate of Incorporation or the Amended and Restated Bylaws of the Company in effective on the date hereof, any existing applicable law, rule, regulation, judgment, order, or decree of any governmental authority exercising any statutory or regulatory authority of any of the foregoing, domestic or foreign, having jurisdiction over the Company or any of its properties or assets, or any agreement or instrument to which the Company is a party or by which the Company or any of its properties or assets may be bound.

6. Miscellaneous.

(a) Choice of Law and Venue; Waiver of Right to Jury Trial.

(i) THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IN THE EVENT OF ANY BREACH OF THIS AGREEMENT, THE NON-BREACHING PARTY WOULD BE IRREPARABLY HARMED AND COULD NOT BE MADE WHOLE BY MONETARY DAMAGES, AND THAT, IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED AT LAW OR IN EQUITY, THE PARTIES SHALL BE ENTITLED TO SUCH EQUITABLE OR INJUNCTIVE RELIEF AS MAY BE APPROPRIATE. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OF A DELAWARE FEDERAL OR STATE COURT, OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SUCH A JUDGMENT, IN ANY OTHER APPROPRIATE JURISDICTION.

(ii) IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (1) AGREE UNDER ALL CIRCUMSTANCES ABSOLUTELY AND IRREVOCABLY TO INSTITUTE ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE STATE OF DELAWARE, WHETHER A STATE OR FEDERAL COURT; (2) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO THE PERSONAL JURISDICTION OF ANY SUCH COURT DESCRIBED IN CLAUSE (1) OF THIS SECTION AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN THE STATE OF DELAWARE); (3) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN ANY INCONVENIENT FORUM; (4) AGREE TO WAIVE ANY RIGHTS TO A JURY TRIAL TO RESOLVE ANY DISPUTES OR CLAIMS RELATING TO THIS AGREEMENT; (5) AGREE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH HEREIN FOR COMMUNICATIONS TO SUCH PARTY; (6) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (7) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

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(b) Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally, or by electronic mail, or first class mail, or by Federal Express or other similar courier or other similar means of communication, as follows:

(i)	if to Netmarble or Legacy Jam City, addressed as follows:
Netmarble Corporation
Netmarble G-Tower, 38, Digital-ro 26-gil, Seoul, Korea (Postal Code: 08393)
	Attention:	Ravida Lee
	Email:	ravida@netmarble.com

With a copy to:

Paul Hastings LLP
1999 Avenue of the Stars, 27th Floor
Los Angeles, CA 90067
	Attention:	David M. Hernand
Dong Chul Kim
	Email:	davidhernand@paulhastings.com
dongchulkim@paulhastings.com
(ii)	If to the Company or the Founders, addressed as follows:
3562 Eastham Drive
Culver City, CA 90232
	Attention:	Rob Zakari
rob@jamcity.com With a copy to:
Fenwick & West LLP
801 California Street
Mountain View, CA 94041
	Attention:	James D. Evans
Morgan A. Sawchuk
Katherine Duncan
	Email:	jevans@fenwick.com
msawchuk@fenwick.com
kduncan@fenwick.com

or, in each case, to such other address or email address as such party may designate in writing to each party by written notice given in the manner specified herein. All such communications shall be deemed to have been given, delivered or made when so delivered by hand or sent by facsimile (with confirmed transmission), on the next business day if sent by overnight courier service (with confirmed delivery) or when received if sent by first class mail, or in the case of notice by electronic mail, when the relevant email enters the recipient’s server.

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(c) Assignment. Except as otherwise provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto. Except as otherwise provided herein, this Agreement may not be assigned (by operation of law or otherwise) without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void.

(d) Amendment and Modification; Waiver of Compliance. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of the Company and Netmarble. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party or parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(e) Waiver. No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(f) Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

(g) Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile, each of which may be executed by less than all parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

(h) Further Assurances. At any time or from time to time after the date hereof, the parties hereto agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as any other party may reasonably request in order to evidence or effectuate the provisions of this Agreement and to otherwise carry out the intent of the parties hereunder.

(i) Titles and Subtitles. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(j) No Strict Construction. This Agreement shall be deemed to be collectively prepared by the parties hereto, and no ambiguity herein shall be construed for or against any party based upon the identity of the author of this Agreement or any provision hereof.

(k) Termination. This Agreement shall terminate upon the earliest to occur of: (i) immediately prior to the closing of (A) the sale of the Company (through a merger, consolidation, sale of all or substantially all of its assets or stock, exclusive licensing of all or substantially all of its technology, or similar transaction, other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions); or (B) the acquisition by a single purchaser of all of the issued and outstanding shares of Common Stock; (ii) the Dual Class Sunset; (iii) at any time indicated in the written agreement of the Company and Netmarble; or (iv) the effective time of any liquidation, winding up, or dissolution of the Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

JAM CITY HOLDINGS, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

NETMARBLE CORPORATION

By:
	Name:	Seungwon Lee
	Title:	CEO

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

NM JC HOLDINGS LLC

By:
Name:
Title:

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

Exhibit A

FORM OF EXERCISE NOTICE

[Date]

[JAM CITY HOLDINGS, INC.]
[Address]
Attention:[ ]
Fax: [ ]

Ladies and Gentlemen:

The undersigned, [●], refers to the Stockholders Agreement, dated as of [●], 2021 (the “Stockholders’ Agreement”) among the undersigned and Jam City Holdings, Inc. a Delaware corporation f/k/a/ DPCM Capital Inc (the “Company”) and hereby gives you notice, irrevocably, pursuant to Section 3(d) of the Stockholders’ that the undersigned hereby exercises the Call Option as to [●] shares of Class A Common Stock [and [●] shares of Class B Common Stock] in connection with the Quarterly Issuance Notice of the Company dated as of [●], 20[●].

Very truly yours,

NETMARBLE CORPORATION

By:
Name:
Title:

Exhibit B

FORM OF CALL OPTION PURCHASE AGREEMENT

Call OPTION pUrchase AGREEMENT

This Call Option Purchase Agreement (this “Agreement”) is made as of [ ], 20[ ] (the “Effective Date”) by and between JAM CITY HOLDINGS, INC., a Delaware corporation f/k/a/ DPCM Capital Inc. (the “Company”), and Netmarble Corporation, a company organized and existing under the laws of the Republic of Korea (“Purchaser”).

1. Issuance of Shares. Effective as the Effective Date, the Company will issue and sell to Purchaser [ ] shares of the Company’s Class [A] common stock, par value $0.0001 per share (the “Class A Common Stock” and the shares of Class [A] Common Stock to be sold hereunder, the “Shares”) pursuant to that certain Stockholders Agreement, by and between the Company and Purchaser, dated [●], 2021 (the “Stockholders Agreement”). Purchaser will purchase the Shares at a price of $[ ] per Share in cash. The total purchase price payable by the Purchaser for the Shares is $[ ] (the “Total Purchase Price”).

2. Closing and Delivery.

The closing (“Closing”) of the transactions contemplated hereby is being completed pursuant to the Stockholders Agreement. At the Closing, the Purchaser shall pay the Company the applicable Total Purchase Price in immediately available funds. Promptly following the Closing, the Company shall register the Shares purchased by the Purchaser in book entry form in the name of the Purchaser against payment of the purchase price therefor by wire transfer of immediately available funds to such account or accounts as the Company shall designate in writing to Purchaser.

3. Company Representations. The Company represents and warrants to Purchaser as follows:

(a) Organization and Standing. The Company is duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted.

(b) Power. The Company has all requisite power to execute and deliver this Agreement, to sell and issue the Shares hereunder, and to carry out and perform its obligations under the terms of this Agreement .

(c) Authorization. The execution, delivery, and performance of the Agreement by the Company has been duly authorized by all requisite action on the part of the Company and its officers, directors and stockholders, and this Agreement constitutes the legal, valid, and binding obligation of the Company enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies (the “Enforceability Exceptions”).

(d) Consents and Approvals. Except for any Current Report on Form 8-K or Notice of Exempt Offering of Securities on Form D to be filed by the Company in connection with the transaction contemplated hereby, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transaction contemplated by the Agreement. Assuming the accuracy of the representations of the Purchaser in Section 4, no consent, approval, authorization or other order of, or registration, qualification or filing with, any court, regulatory body, administrative agency, self-regulatory organization, stock exchange or market, or other governmental body is required for the execution and delivery of the Transaction Agreements, the valid issuance, sale and delivery of the Shares to be sold pursuant to this Agreement other than such as have been or will be made or obtained, or for any securities filings required to be made under federal or state securities laws applicable to the offering of the Shares.

(e) Non-Contravention. The execution and delivery of the Agreement, the issuance, sale and delivery of the Shares to be sold by the Company under this Agreement, the performance by the Company of its obligations under the Agreement and/or the consummation of the transaction contemplated hereby will not conflict with, result in the breach or violation of, or constitute (with or without the giving of notice or the passage of time or both) a violation of, or default under, (i) any bond, debenture, note or other evidence of indebtedness, or under any lease, license, franchise, permit, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which the Company or any subsidiary is a party or by which it or its properties may be bound or affected, (ii) the Company’s Amended and Restated Certificate of Incorporation, as in effect on the date hereof, the Company’s Bylaws, as in effect on the date hereof, or the equivalent document with respect to any subsidiary, as amended and as in effect on the date hereof, or (iii) any statute or law, judgment, decree, rule, regulation, ordinance or order of any court or governmental or regulatory body, governmental agency, arbitration panel or authority applicable to the Company, any of its subsidiaries or their respective properties, except in the case of clauses (i) and (iii) for such conflicts, breaches, violations or defaults that would not be likely to have, individually or in the aggregate, a material adverse effect, individually or in the aggregate, upon the business, properties, tangible and intangible assets, liabilities, operations, prospects, financial condition or results of operation of the Company or the ability of the Company to perform its obligations under the Transaction Agreements,.

(f) Shares. The Shares are duly authorized and when issued pursuant to the terms of this Agreement will be validly issued, fully paid, and nonassessable, and will be free of any liens or encumbrances with respect to the issuance thereof; provided, however, that the Shares shall be subject to restrictions on transfer under state or federal securities laws

(g) No Registration. Assuming the accuracy of each of the representations and warranties of the Purchaser, the issuance by the Company of the Shares is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

4. Investment Representations. In connection with the receipt of the Shares pursuant to this Agreement, Purchaser represents to the Company the following:

(a) The execution, delivery and performance of this Agreement by Purchaser has been duly and validly authorized by all necessary action and applicable law and does not require any further authorization or consent of Purchaser, any public official or, if applicable, Purchaser’s directors, officers, trustees, members, partners, beneficial owners (including, without limitation, any foreign corollary to any such person), shareholders (or other equity holders).

(b) The execution, delivery and performance by Purchaser of this Agreement does not and will not contravene or constitute a default under, or violation of, or be subject to penalties under, (i) any agreement (or require the consent of any party under any such agreement that has not been made or obtained) to which Purchaser is a party, or (ii) any judgment, injunction, order, decree or other instrument binding upon Purchaser, except where such contravention, default, violation or failure to obtain a consent, individually or in the aggregate, would not reasonably be expected to impair Purchaser’s ability to perform fully any obligation which Purchaser has or will have under this Agreement.

(c) Purchaser is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act.

(d) Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. Purchaser is acquiring the Shares for investment for its own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act or under any applicable provision of state law. Purchaser does not have any present intention to transfer the Shares to any other person or entity in such a “distribution.”

(e) Purchaser understands that the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser’s investment intent as expressed herein.

(f) Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Purchaser must hold the Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Purchaser acknowledges that the Company has no obligation to register or qualify the Shares for resale.

(g) Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (a) the legal requirements within its jurisdiction for the purchase of the Shares, (b) any foreign exchange restrictions applicable to such purchase, (c) any governmental or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. Purchaser’s continued beneficial ownership of the Shares will not violate any applicable securities or other laws of Purchaser’s jurisdiction.

5. Restrictive Legends.

The certificate or certificates representing the Shares shall bear such legends as the Company deems to be required for the purpose of compliance with applicable Federal or state securities laws or as otherwise required by law.

6. Miscellaneous.

(a) This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

(b) This Agreement may be executed in two counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(c) The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of Purchaser under this Agreement may only be assigned with the prior written consent of the Company.

[Signature Pages Follow]

The undersigned has executed this Agreement as of the date first set forth above.

the company:

JAM CITY HOLDINGS, INC.

By:
(Signature)
Name:
Title:
Address: 3562 Eastham Drive Culver City, CA 90232 Attention: Rob Zakari Email: rob@jamcity.com

The undersigned has executed this Agreement as of the date first set forth above.

PURCHASER:

NETMARBLE CORPORATION

By:
(Signature)
Name:
Title:
Address: Netmarble Corporation Netmarble G-Tower, 38, Digital-ro 26-gil, Seoul, Korea (Postal Code: 08393) Attention: Ravida Lee Email: ravida@netmarble.com

EXHIBIT E

Parent Second Amended and Restated Certificate of Incorporation

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DPCM CAPITAL, INC.

The present name of this corporation is DPCM Capital, Inc. The corporation was incorporated under the name “CPDM Capital, Inc.” by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on March 24, 2020. This Second Amended and Restated Certificate of Incorporation, which both restates and further amends the provisions of the corporation’s certificate of incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The certificate of incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I: NAME

The name of this corporation is Jam City Holdings, Inc. (the “Corporation”).

ARTICLE II: AGENT FOR SERVICE OF PROCESS

The address of the registered office of the Corporation in the State of Delaware is 3500 South DuPont Highway, City of Dover, County of Kent, Delaware, 19901, and the name of the registered agent of the Corporation in the State of Delaware at such address is Incorporating Services, Ltd.

ARTICLE III: PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV: AUTHORIZED STOCK

1. Total Authorized.

1.1. The total number of shares of all classes of capital stock that the Corporation has authority to issue is 620,000,000 shares, consisting of three classes: 560,000,000 shares of Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”), 50,000,000 shares of Class B Common Stock, $0.0001 par value per share (“Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), and 10,000,000 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”).

1.2. The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of the Class A Common Stock or Class B Common Stock voting separately as a class shall be required therefor.

2. Preferred Stock.

2.1. At any time when no shares of Class B Common Stock are outstanding or, for so long as there shall be any shares of Class B Common Stock outstanding, if otherwise approved by Netmarble, the Corporation’s Board of Directors (“Board of Directors”) is hereby expressly authorized, subject to any limitations prescribed by the law of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware (“Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or special or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and, except where otherwise provided in the applicable Certificate of Designation, to increase (but not above the total number of authorized shares of the Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, unless a separate vote of the holders of one or more series is required pursuant to the terms of any Certificate of Designation.

2.2. Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, (i) any new series of Preferred Stock may, at any time when no shares of Class B Common Stock are outstanding or if otherwise approved by Netmarble, be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and (ii) any such new series may have powers, preferences and rights, including, without limitation, voting powers, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, any series of the Preferred Stock, or any future class or series of capital stock of the Corporation.

3. Rights of Class A Common Stock and Class B Common Stock.

3.1. Equal Status. Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation) (as the same may be amended and/or restated from time to time, this “Restated Certificate of Incorporation”) or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the Corporation), share ratably and be identical in all respects and as to all matters.

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3.2. Voting Rights. Except as otherwise expressly provided by this Restated Certificate of Incorporation or as provided by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation, (b) be entitled to notice of any stockholders’ meeting at which the holders of outstanding shares of Class A Common Stock and Class B Common Stock are entitled to vote and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law; provided, however, that, except as otherwise required by applicable law, holders of shares of Class A Common Stock and Class B Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation. Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock, as such, shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock, as such, shall have the right to five (5) votes per share of Class B Common Stock held of record by such holder.

3.3. Dividends and Distribution Rights. Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board of Directors out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such shares), then holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of Class B Common Stock shall receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock, as applicable. Notwithstanding the foregoing, the Board of Directors may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

3.4. Subdivisions, Combinations or Reclassifications. Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

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3.5. Liquidation, Dissolution or Winding Up. Subject to the rights, if any, of the holders of any outstanding series Preferred Stock, upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock and Class B Common Stock will be entitled to receive ratably all assets of the Corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

3.6. Merger or Consolidation. In the case of any distribution or payment in respect of or upon conversion of the shares of Class A Common Stock or Class B Common Stock upon the merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class; provided, however, that shares of one such class may receive different or disproportionate distributions or payments in connection with such merger, consolidation or other transaction if (i) the only difference in the per share distribution to the holders of the Class A Common Stock and Class B Common Stock is that any securities distributed or payable to the holder of a share Class B Common Stock have five times the voting power of any securities distributed or payable to the holder of a share of Class A Common Stock, or (ii) such merger, consolidation or other transaction is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

ARTICLE V: CLASS B COMMON STOCK CONVERSION

1. Optional Conversion. Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation. Before any holder of Class B Common Stock shall be entitled to convert any of such holder’s shares of such Class B Common Stock into shares of Class A Common Stock, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, and deliver an instruction, duly signed and authenticated in accordance with any procedures set forth in the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) or any policies of the Corporation then in effect, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office of such holder’s election to convert the same and shall state therein the number of shares of Class B Common Stock to be converted by such holder (provided that if such notice is silent as to the number of shares of Class B Common Stock to be so converted, such notice shall be deemed to apply to all shares of Class B Common Stock held by such holder), and the name or names in which the shares of Class A Common Stock issuable on conversion thereof are to be registered on the books of the Corporation. The Corporation shall, as soon as practicable thereafter, register on the Corporation’s books ownership of the number of shares of Class A Common Stock to which such record holder of Class B Common Stock, or to which the nominee or nominees of such record holder, shall be entitled as aforesaid. Such conversion shall be deemed to have occurred immediately prior to the close of business on the date such notice of the election to convert is received by the Corporation, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date.

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2. Automatic Conversion. Each share of Class B Common Stock shall automatically, without further action by the Corporation or such holder, be converted into one (1) fully paid and nonassessable share of Class A Common Stock immediately prior to the close of business on the last day of any fiscal quarter of the Corporation (the “Conversion Date”) if the number of outstanding shares of Class B Common Stock and Class A Common Stock collectively held by Netmarble and its Affiliates on such date is equal to less than thirty percent (30%) of the aggregate number of shares of Common Stock and Preferred Stock outstanding on the last day of the immediately preceding fiscal quarter of the Corporation (the “Measurement Date” and such conversion, the “Automatic Conversion”); provided that, if Netmarble has delivered an “Exercise Notice” to purchase shares of Common Stock of the Corporation or has notified the Corporation of an intention to purchase “Financing Securities”, in either case, pursuant to the Stockholders Agreement dated on or about the Charter Date, by and among the Corporation and Netmarble (as the same may be amended, modified or restated form time to time, the “Stockholders Agreement”), but such purchase has not yet occurred for any reason other than the failure of Netmarble or any of its Affiliates to consummate such purchase when required, the Measurement Date shall instead be the earliest to occur of (i) the closing of such purchase and (ii) such time as Netmarble or any of its Affiliates have had the opportunity to consummate such purchase pursuant to the terms of the Stockholders Agreement and failed to do so. If the Corporation has reason to believe that an Automatic Conversion has occurred, the Corporation shall provide notice of the Automatic Conversion of shares of Class B Common Stock pursuant to this Section 2 of Article V to record holders of such shares of Class B Common Stock as soon as practicable following the Automatic Conversion. Such notice shall be provided by any means then permitted by the General Corporation Law; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the Automatic Conversion. Upon and after the Automatic Conversion, the Person registered on the Corporation’s books as the record holder of the shares of Class B Common Stock so converted immediately prior to the Automatic Conversion shall be registered on the Corporation’s books as the record holder of the shares of Class A Common Stock issued upon Automatic Conversion of such shares of Class B Common Stock, without further action on the part of the record holder thereof. Immediately upon the effectiveness of the Automatic Conversion, the rights of the holders of shares of Class B Common Stock so converted as holders of shares of Class B Common Stock shall cease, and such holders shall be treated for all purposes as having become the record holders of such shares of Class A Common Stock into which such shares of Class B Common Stock were converted pursuant to this Section 2 of Article V.

3. Conversion on Transfer. Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock, upon the occurrence of a Transfer (as defined below) of such share of Class B Common Stock (other than any Transfer to the Corporation).

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4. Policies and Procedures. If the Corporation has reason to believe that a Transfer has occurred, the Corporation may request that the purported transferor furnish affidavits or other evidence to the Corporation as it reasonably deems necessary to determine whether a Transfer has occurred. In connection with any action of stockholders taken at a meeting, the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the classes of shares held by each such stockholder and the number of shares of each class held by such stockholder.

5. Definitions.

(a) “Affiliate”: means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(b) “Charter Date” means the date of the filing of this Restated Certificate of Incorporation.

(c) “Netmarble” means Netmarble Corporation, a company organized and existing under the laws of the Republic of Korea, and its wholly owned subsidiaries holding shares of the Corporation’s Common Stock.

(d) “Person” shall mean any natural person, company, corporation, limited liability company, general partnership, limited partnership, limited liability limited partnership, trust, proprietorship, joint venture, business organization or governmental entity.

(e) “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the assignment or transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Section 5 of Article V:

(i) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;

(ii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) pursuant to a written agreement to which the Corporation is a party;

(iii) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee of such shares shall constitute a “Transfer” within the meaning of this Section 5 of Article V;

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(iv) entering into a trading plan pursuant to Rule 10b5-1 under the Exchange Act with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;

(v) in connection with a merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, that has been approved by the Board of Directors, the entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) that has also been approved by the Board of Directors;

(vi) execution of the Voting Agreement (as defined below) or agreement to, or effecting of, any of the terms or provisions of the Voting Agreement; or

(vii) any sale, assignment, transfer, conveyance, hypothecation or other disposition of a share or any legal or beneficial interest therein, or the assignment or transfer of, or entering into a binding agreement with respect to, Voting Control over a share, to any Affiliate of the holder of record of such share;

provided that, for the avoidance of doubt, any assignment, transfer, conveyance, hypothecation or other disposition of shares of capital stock of Netmarble shall not be deemed to be a Transfer of shares of Class B Common Stock.

(f) “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

6. Status of Converted, Repurchased or Acquired Shares. In the event any shares of Class B Common Stock are converted into shares of Class A Common Stock pursuant to this Article V or are repurchased or otherwise acquired by the Corporation, the shares of Class B Common Stock so converted, repurchased or acquired shall thereupon be retired and cancelled and shall not be reissued by the Corporation.

7. Effect of Conversion on Payment of Dividends. Notwithstanding anything to the contrary in Sections 1, 2 or 3 of this Article V, if the date on which any share of Class B Common Stock is converted into Class A Common Stock pursuant to the provisions of Sections 1, 2 or 3 of this Article V occurs after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend or distribution to be paid on the shares of Class B Common Stock, the holder of such shares of Class B Common Stock as of such record date will be entitled to receive such dividend or distribution on such payment date; provided, that, notwithstanding any other provision of this Restated Certificate of Incorporation, to the extent that any such dividend or distribution is payable in shares of Class B Common Stock, such dividend or distribution shall be deemed to have been declared or authorized, and shall be payable in, shares of Class A Common Stock and no shares of Class B Common Stock shall be issued in payment thereof.

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8. Issuance of Additional Shares. From and after the Charter Date, except in connection with a dividend or distribution payable in shares of Class B Common Stock pursuant to and in accordance with the terms of this Restated Certificate of Incorporation, no additional shares of Class B Common Stock may be issued to any Person.

9. Reservation. The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of effecting conversions of shares of Class B Common Stock into Class A Common Stock, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock. If at any time the number of authorized and unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, the Corporation shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, obtaining the requisite stockholder approval of any necessary amendment to this Restated Certificate of Incorporation. All shares of Class A Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable shares. The Corporation shall take all such action as may be necessary to ensure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation.

ARTICLE VI: AMENDMENT OF BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws approved by the Board of Directors without obtaining stockholder approval shall require the approval of a majority of the Whole Board; provided, however, that for so long as any shares of Class B Common Stock are outstanding, any amendment to or repeal of, or the adoption of any provision inconsistent with, any provision of the Bylaws theretofore in effect, by the Board of Directors that would adversely affect the rights of Netmarble in its capacity as a stockholder in a manner that is different than the effect on the rights of other stockholders as such (which, for the avoidance of doubt, shall include any change in the vote required to elect members of the Board of Directors) shall require the consent of Netmarble. For purposes of this Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies or unfilled directorships. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, notwithstanding any other provision of this Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Restated Certificate of Incorporation, (i) for so long as any shares of Class B Common Stock are outstanding, the affirmative vote of the holders of at least eighty-five percent (85%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws, or (ii) if there is no Class B Common Stock outstanding, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws (such applicable stockholder voting threshold, the “Required Stockholder Vote”), provided, further, that, in the case of any proposed adoption, amendment or repeal of any provisions of the Bylaws that is approved by the Board and submitted to the stockholders for adoption thereby, if a majority of the Whole Board has approved such adoption, amendment or repeal of any provisions of the Bylaws, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws.

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ARTICLE VII: MATTERS RELATING TO THE BOARD OF DIRECTORS

1. Director Powers. Except as otherwise provided by the General Corporation Law or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2. Number of Directors. Subject to the special rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of directors constituting the Whole Board shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board; provided that, for so long as the Voting Agreement, dated on or about the Charter Date, by and among the Corporation and the other Persons party thereto (as the same may be amended, restated or modified from time to time, the “Voting Agreement”) is in effect, the total number of directors shall never be less than the aggregate number of directors that the parties to the Voting Agreement are entitled to nominate from time to time pursuant to the terms thereof. During any period when the holders of any outstanding series of Preferred Stock have the right to elect one or more directors pursuant to this Restated Certificate of Incorporation (such directors, the “Preferred Directors” and each, a “Preferred Director”), then upon commencement of, and for the duration of the period during which such right continues: (a) the then otherwise total number of directors constituting the Whole Board shall automatically be increased by such specified number of Preferred Directors, and the holders of such outstanding series of Preferred Stock shall be entitled to elect the Preferred Director or Preferred Directors; and (b) each such Preferred Director shall serve until such Preferred Director’s successor shall have been duly elected and qualified, or until such Preferred Director’s right to hold such office terminates pursuant to this Restated Certificate of Incorporation, subject to such director’s earlier death, resignation, disqualification or removal. Except as otherwise provided in this Restated Certificate of Incorporation, whenever the holders of any outstanding series of Preferred Stock having the right to elect a Preferred Director are divested of such right, the term of office of such Preferred Director shall forthwith terminate (and such Preferred Director shall thereupon cease to be qualified as, and shall cease to be, a director) and the total number of directors constituting the Whole Board shall automatically be decreased by one.

3. Classified Board. The Board of Directors (other than any Preferred Directors) shall be divided into three (3) classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The directors of each class the term of which shall then expire shall be elected to hold office for a three-year term or until the election and qualification of their respective successors, subject to their earlier death, resignation, disqualification or removal. In the case of any increase or decrease in the total number of authorized directors of the Corporation (other than any Preferred Directors), the number of directors in each class shall be apportioned by resolution of the Board of Directors as nearly equal as possible.

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4. Term and Removal. Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission. Subject to the special rights of the holders of any series of Preferred Stock and provisions of the Voting Agreement granting certain stockholders the sole right to remove directors nominated by such parties (but only to the extent the Voting Agreement remains in effect), any director may be removed with or without cause from the Board of Directors by the affirmative vote of the holders of at least the Required Stockholder Vote; provided that, (i) with respect to a director nominated pursuant to the Voting Agreement, if the Corporation and the parties to the Voting Agreement have taken action to cause the removal of such director, and such removal requires the approval of additional stockholders or (ii) with respect to any other director, if a majority of the Whole Board has approved the submission of the action for removal to stockholders, the applicable director may be removed from the Board of Directors with the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the classes of directors so as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board shall shorten the term of any director.

5. Vacancies and Newly Created Directorships. Subject to the special rights of the holders of any series of Preferred Stock to elect directors and subject to the provisions of the Voting Agreement granting certain parties the right to fill vacancies on the Board of Directors (but only to the extent the Voting Agreement remains in effect), any vacancy occurring in the Board of Directors due to the death, disqualification or, subject to the last sentence of this paragraph, resignation or removal, shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any vacancy occurring in the Board of Directors as a result of any newly created directorship resulting from any increase in the authorized number of directors shall be filled by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Any director elected in accordance with the preceding two sentences shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Notwithstanding anything to the contrary herein or otherwise, including any contrary provisions of the Voting Agreement incorporated herein by reference, except with respect to any Preferred Stock Director, while any shares of Class B Common Stock are outstanding, if (x) any nominee for election to the Board of Directors fails to receive the requisite vote for such nominee’s election at any meeting of stockholders for the election of directors, (y) any shares of stock of the Corporation beneficially owned by the Netmarble and its Affiliates were voted against such director’s election at such meeting, and (z) such directorship remains vacant following the final adjournment of such meeting of stockholders or becomes vacant as a result of the effectiveness of the resignation of such director that was contingent upon such director’s having failed to receive the requisite vote of stockholders for such director’s election and, if applicable, the Board’s acceptance thereof, then (i) such directorship shall remain vacant or unfilled until a director is elected to such directorship in accordance with this sentence, (ii) such vacancy or unfilled directorship shall be filled solely by the stockholders entitled to vote in the election of such director, acting by the vote required to elect such director in accordance with the Bylaws, and (iii) the Corporation shall (A) use commercially reasonable efforts to hold, within one hundred twenty (120) days after the later of the final adjournment of such meeting or the date on which any such resignation becomes effective, a special meeting of stockholders to elect a director to fill the vacancy or unfilled directorship for which such nominee failed to receive the requisite vote for election as a director and (B) take all action to nominate for election to the Board at such special meeting a person whose nomination has been recommended by the Nominating and Corporate Governance Committee (or any other committee of the Board then having and exercising the powers of the Nominating and Corporate Governance Committee) and approved by the Board (a “Subsequent Nominee”); provided that, notwithstanding the foregoing provisions of the immediately preceding clause (iii), the Corporation shall not be required to hold such special meeting (and may cancel any meeting that has been called but not held) if, prior to the date on which such special meeting is scheduled to be held, an action by consent of stockholders electing a Subsequent Nominee to any such vacancy or unfilled directorship is duly delivered to the Corporation in accordance in accordance with Article IX, Section 1 of this Restated Certificate of Incorporation and Section 228 of the DGCL.

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6. Vote by Ballot. Election of directors need not be by written ballot unless the Bylaws shall so provide.

7. No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

8. Committees. Pursuant to the Bylaws, the Board of Directors may establish one or more committees to which may be delegated any or all of the powers and duties of the Board of Directors to the full extent permitted by law.

ARTICLE VIII: DIRECTOR LIABILITY

1. Limitation of Liability. To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

2. Change in Rights. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article VIII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE IX: MATTERS RELATING TO STOCKHOLDERS

1. Action by Written Consent of Stockholders. Subject to the rights of any series of Preferred Stock then outstanding and except as set forth herein, no action shall be taken by the stockholders of the Corporation except at a duly called annual or special meeting of stockholders, and no action shall be taken by the stockholders of the Corporation by written consent in lieu of a meeting. Notwithstanding the foregoing, if a vacancy in the Board of Directors occurs as a result of (i) any newly created directorship resulting from any increase in the authorized number of directors or (ii) the effectiveness of the resignation of a director that was contingent upon such director’s having failed to receive the requisite vote of stockholders for such director’s election and, if applicable, the Board’s acceptance thereof, if approved in advance by a majority of the Whole Board, the stockholders may act by consent in lieu of a meeting solely for the purpose of electing a nominees or Subsequent Nominee, as applicable, to the Board of Directors to fill any such vacancy or unfilled directorship.

2. Special Meeting of Stockholders. Subject to the rights of any series of Preferred Stock then outstanding, special meetings of the stockholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer, the Lead Independent Director (as defined in the Bylaws) or the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, and may not be called by the stockholders or any other person or persons.

3. Advance Notice of Stockholder Nominations and Business Transacted at Special Meetings. Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws. Business transacted at special meetings of stockholders shall be limited to the purpose or purposes stated in the notice of meeting.

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ARTICLE X: SEVERABILITY

If any provision of this Restated Certificate of Incorporation shall be held to be invalid, illegal, or unenforceable, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of this Restated Certificate of Incorporation (including without limitation, all portions of any section of this Restated Certificate of Incorporation containing any such provision held to be invalid, illegal, or unenforceable, which is not invalid, illegal, or unenforceable) shall remain in full force and effect, in each case, to the fullest extent permitted by law.

ARTICLE XI: AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION

1. General. The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any provision of this Restated Certificate of Incorporation or any provision of applicable law that might otherwise permit a lesser vote or no vote (but subject to Section 2 of Article IV hereof), in addition to any vote of the holders of any class or series of the stock of the Corporation required by applicable law or by this Restated Certificate of Incorporation, and subject to Sections 1 and 2.1 of Article IV, the affirmative vote of the holders of at least the Required Stockholder Vote shall be required to amend or repeal, or adopt any provision inconsistent with, this Section 1 of this Article XI, Sections 1.2 and 2 of Article IV, or Article V, Article VI, Article VII, Article VIII, Article IX, Article X or Article XII (the “Specified Provisions”); provided, further, that if sixty-six and two-thirds percent (66 2/3%) of the Whole Board has approved such amendment or repeal of, or any provision inconsistent with, the Specified Provisions, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class (in addition to any other vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Restated Certificate of Incorporation), shall be required to amend or repeal, or adopt any provision inconsistent with, the Specified Provisions. Notwithstanding the foregoing, so long as any shares of Class A Common Stock remain outstanding, the Corporation shall not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, voting as a separate class, in addition to any other vote required by applicable law or this Restated Certificate of Incorporation, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend, alter, change, repeal or adopt any provision of this Restated Certificate of Incorporation (i) in a manner that is inconsistent with, or that otherwise alters or changes, (x) the powers, preferences, or special rights of the shares of Class A Common Stock so as to affect them adversely, or (y) the powers (including voting powers), if any, or the preferences or relative, participating, optional, special or other rights, if any, of the then-outstanding shares of Class B Common Stock in a manner that would increase or improve the powers, preferences or relative, participating, optional, special or other rights of the Class B Common Stock relative to the powers, preferences or relative, participating, optional, special or other rights of the Class A Common Stock, (ii) to provide for each share of Class B Common Stock to have more than five (5) votes per share or any rights to a separate class vote of the holders of shares of Class B Common Stock other than as provided by this Restated Certificate of Incorporation or required by General Corporate Law or (iii) in a manner that that gives holders of the Class B Common Stock (x) any rights to receive dividends or any other kind of distribution beyond those currently provided by this Restated Certificate of Incorporation or (y) any other economic rights. For the avoidance of doubt, (i) nothing in the immediately preceding sentence shall limit the rights of the Board as specified in Article IV, Section 2 or Article VI of this Restated Certificate of Incorporation, and (ii) notwithstanding anything in this Article XI to the contrary, any amendment to a provision that contemplates a specific approval requirement by the stockholders (or any class of capital stock of the Corporation) in this Restated Certificate of Incorporation shall require the greater of (x) the specific approval requirement by the stockholders (or any class of capital stock of the Corporation) contemplated in such provision, and (y) the approval requirements contemplated by this Article XI.

2. Changes to or Inconsistent with Section 3 of Article IV. Notwithstanding any other provision of this Restated Certificate of Incorporation (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Restated Certificate of Incorporation (including any Certificate of Designation), the affirmative vote of the holders of Class A Common Stock representing at least a majority of the voting power of the then-outstanding shares of Class A Common Stock, voting separately as a single class, and the affirmative vote of the holders of Class B Common Stock representing at least a majority of the voting power of the then-outstanding shares of Class B Common Stock, each voting separately as single classes, shall be required to amend or repeal, or to adopt any provision inconsistent with, Section 3 of Article IV or this Section 2 of this Article XI.

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ARTICLE XII: CORPORATE OPPORTUNITY

To the fullest extent of law, the Corporation, on behalf of itself and its subsidiaries, renounces and waives any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, directly or indirectly, any potential transactions, matters or business opportunities (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Corporation or any of its subsidiaries or any dealings with customers or clients of the Corporation or any of its subsidiaries) that are from time to time presented to any of its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation or any of its subsidiaries, even if the transaction, matter or opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. None of its respective officers, directors or stockholders shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues, acquires or participates in such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries, unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Without limiting and in addition to the foregoing, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they or it may have as of the date of this Restated Certificate of Incorporation or in the future. In addition to and without limiting the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the officers or directors of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as an officer or director of the Corporation and such opportunity is one the Corporation is financially able and legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

This ARTICLE XII shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Amended and Restated Certificate, the Bylaws, applicable law, any agreement or otherwise.

ARTICLE XIII: CHOICE OF FORUM

1. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action asserting a claim against the Corporation arising pursuant to any provision of the General Corporation Law, this Restated Certificate of Incorporation or the Bylaws or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware; (d) any action to interpret, apply, enforce or determine the validity of this Restated Certificate of Incorporation or the Bylaws; or (e) any action asserting a claim against the Corporation governed by the internal affairs doctrine, provided, however, that, for the avoidance of doubt, nothing in this Article XIII shall preclude the filing of claims in the federal district courts of the United States of America under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, or any successor thereto or under the Exchange Act, or the rules and regulations promulgated thereunder, or any successor thereto.

2. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

3. Any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

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IN WITNESS WHEREOF, the undersigned has executed and acknowledged this Second Amended and Restated Certificate of Incorporation this ___ day of _______________, 2021.

DPCM CAPITAL, INC.

By:
Name:
Title:

EXHIBIT F

Parent Amended and Restated Bylaws

Jam City HOLDINGS, INC.

(a Delaware corporation)

AMENDED AND RESTATED BYLAWS

Effective [●], 2021

Jam City HOLDINGS, INC.

(a Delaware corporation)

AMENDED AND RESTATED BYLAWS

i

ii

Jam City HOLDINGS, INC.

(a Delaware corporation)

AMENDED AND RESTATED BYLAWS

Effective [●], 2021

ARTICLE I: STOCKHOLDERS

Section 1.1: Annual Meetings. If required by applicable law, an annual meeting of stockholders shall be held for the election of directors at such date and time as the Board of Directors (the “Board”) of Jam City Holdings, Inc. (the “Corporation”) shall each year fix. The meeting may be held either at a place, within or without the State of Delaware as permitted by the Delaware General Corporation Law (the “DGCL”), or by means of remote communication as the Board in its sole discretion may determine. Any other proper business may be transacted at the annual meeting.

Section 1.2: Special Meetings. Special meetings of stockholders for any purpose or purposes shall be called in the manner set forth in the Second Amended and Restated Certificate of Incorporation of the Corporation (including any certificate of designation relating to any series of preferred stock of the Corporation) (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”). A special meeting may be held either at a place, within or without the State of Delaware, or by means of remote communication as the Board in its sole discretion may determine. Business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice of the meeting.

Section 1.3: Notice of Meetings. Notice of all meetings of stockholders shall be given in writing or by electronic transmission in the manner provided by applicable law (including, without limitation, as set forth in Section 7.1.1 of these Bylaws) stating the date, time and place, if any, of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for determining stockholders entitled to notice of the meeting). In the case of a special meeting, such notice shall also set forth the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or the Certificate of Incorporation, notice of any meeting of stockholders shall be given not less than ten (10), nor more than sixty (60), days before the date of the meeting to each stockholder of record entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

Section 1.4: Adjournments. Notwithstanding Section 1.5 of these Bylaws, the chairperson of the meeting shall have the power to adjourn the meeting to another time, date and place (if any) regardless of whether a quorum is present, at any time and for any reason, except that any meeting to vote on the election of directors or any stockholder proposal which is adjourned must be resumed within 60 days of the meeting date of the adjourned meeting, and such resumed meeting may not be adjourned again for more than 30 additional days. Any meeting of stockholders, annual or special, may be adjourned from time to time, and notice need not be given of any such adjourned meeting if the time, date and place (if any) thereof and the means of remote communication (if any) by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If, after the adjournment, a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If a quorum is present at the original meeting, it shall also be deemed present at the adjourned meeting. The Board may postpone, reschedule or cancel at any time and for any reason any previously scheduled special or annual meeting of stockholders before it is to be held, except that any previously scheduled meeting to vote on the election of directors or any stockholder proposal must be held within 90 days of the previously scheduled meeting date unless the actions to be taken at such meeting have been taken by written consent of stockholders or otherwise become moot as determined in good faith by the Board.

Section 1.5: Quorum. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders the holders of a majority of the voting power of the shares of stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of stock is required by applicable law or the Certificate of Incorporation, the holders of a majority of the voting power of the shares of such class or classes or series of the stock issued and outstanding and entitled to vote on such matter, present in person or represented by proxy at the meeting, shall constitute a quorum entitled to take action with respect to the vote on such matter. If a quorum shall fail to attend any meeting, the chairperson of the meeting or, if directed to be voted on by the chairperson of the meeting, the holders of a majority of the voting power of the shares entitled to vote who are present in person or represented by proxy at the meeting may adjourn the meeting. Shares of the Corporation’s stock belonging to the Corporation (or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation are held, directly or indirectly, by the Corporation), shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any other corporation to vote any shares of the Corporation’s stock held by it in a fiduciary capacity and to count such shares for purposes of determining a quorum. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

Section 1.6: Organization. Meetings of stockholders shall be presided over by (a) such person as the Board may designate, or (b) in the absence of such a person, the Chairperson of the Board, or (c) in the absence of such person, the Lead Independent Director, or, (d) in the absence of such person, the Chief Executive Officer of the Corporation, or (e) in the absence of such person, the President of the Corporation, or (f) in the absence of such person, by a Vice President. The Secretary of the Corporation shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 1.7: Voting; Proxies.

(a) Each stockholder of record entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy. Such a proxy may be prepared, transmitted and delivered in any manner permitted by applicable law. At all meetings of stockholders at which a quorum is present, unless a different or minimum vote is required by applicable law, rule or regulation applicable to the Corporation or its securities, the rules or regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation or these Bylaws, in which case such different or minimum vote shall be the applicable vote on the matter, every matter other than the election of directors shall be decided by the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the matter (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each class or series, the holders of a majority of the voting power of the shares of stock of that class or series present in person or represented by proxy at the meeting voting for or against such matter).

(b) Except as otherwise provided by the Certificate of Incorporation (including any special rights of the holders of one or more series of preferred stock, voting as a separate class or series, to elect directors), each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present, provided that if as of the record date for a meeting of stockholders for which directors are to be elected, the number of nominees exceeds the number of directors to be elected (x) if there are any shares of Class B Common Stock outstanding and, in the election of such directors, the number of nominees who receive a majority of votes cast in favor of their election exceeds the number of directors to be elected, the directors elected shall be those nominees (among those who receive a majority of votes cast) who receive the most votes in favor of their election, and (y) if there are no shares of Class B common stock outstanding, the directors shall be elected by the vote of a plurality of the votes cast, whether or not such election becomes an uncontested election after such date. For purposes of this Section 1.7, a majority of votes cast shall mean that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” such director’s election (with “abstentions” and “broker nonvotes,” if applicable, not counted as votes cast “for” or “against” such director’s election). If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee, but may indicate that they withhold their vote as to one or more nominees. Subject to the special rights of the holders of one or more series of preferred stock, voting as a separate class or series, to elect directors, in order for any incumbent director to become a nominee of the Board for further service on the Board, such person must submit or have submitted an irrevocable resignation that shall become effective on (x) such person’s not receiving the requisite vote for such nominee’s election at any meeting of stockholders for the election of directors and (y) acceptance of such resignation by the Board, in accordance with the policies and procedures adopted by the Board for such purpose. In the event an incumbent director fails to receive the requisite vote for such nominee’s election at any meeting of stockholders for the election of directors, the Nominating and Corporate Governance Committee shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board shall act on the resignation, taking into account the recommendation of the Nominating and Corporate Governance Committee, and may reject such resignation only if necessary to comply with (i) any law, rule or regulation applicable to the Corporation or its securities, (ii) the rules or regulations of any stock exchange applicable to the Corporation, (iii) the Certificate of Incorporation or these Bylaws or (iv) if such rejection would result in the number of then-serving members of the Board being less than a quorum as required by Section 2.6 below. Each of the Nominating and Corporate Governance Committee, in making its recommendation, and the Board, in making its decision, may consider any factors and other information that it determines to be appropriate and relevant. Notwithstanding anything to the contrary herein or otherwise, if the Board accepts a director’s resignation pursuant to this Section 1.7(b), or if a nominee for director is not elected and the nominee is not an incumbent director, then any such vacancy shall be filled in accordance with the terms of the Certificate of Incorporation and applicable law.

Section 1.8: Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at 5:00 p.m. Eastern Time on the day next preceding the day on which notice is given, or, if notice is waived, at 5:00 p.m. Eastern Time on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which shall not be more than sixty (60) days prior to such action. If no such record date is fixed by the Board, then the record date for determining stockholders for any such purpose shall be at 5:00 p.m. Eastern Time on the day on which the Board adopts the resolution relating thereto.

Section 1.9: List of Stockholders Entitled to Vote. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting, (a) on a reasonably accessible electronic network as permitted by applicable law (provided that the information required to gain access to the list is provided with the notice of the meeting), or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is held at a location where stockholders may attend in person, a list of stockholders entitled to vote at the meeting shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present at the meeting. If the meeting is held solely by means of remote communication, then the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access the list shall be provided with the notice of the meeting. Except as otherwise provided by applicable law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.9 or to vote in person or by proxy at any meeting of stockholders.

Section 1.10: Inspectors of Elections.

1.10.1 Applicability. Unless otherwise required by the Certificate of Incorporation or by applicable law, the following provisions of this Section 1.10 shall apply only if and when the Corporation has a class of voting stock that is: (a) listed on a national securities exchange; (b) authorized for quotation on an interdealer quotation system of a registered national securities association; or (c) held of record by more than two thousand (2,000) stockholders. In all other cases, observance of the provisions of this Section 1.10 shall be optional, and at the discretion of the Board.

1.10.2 Appointment. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting.

1.10.3 Inspector’s Oath. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability.

1.10.4 Duties of Inspectors. At a meeting of stockholders, the inspector(s) shall (a) ascertain the number of shares outstanding and the voting power of each share, (b) determine the shares represented at a meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period of time a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

1.10.5 Opening and Closing of Polls. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced by the chairperson of the meeting at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware upon application by a stockholder shall determine otherwise.

1.10.6 Determinations. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided pursuant to Section 211(a)(2)b.(i) of the DGCL, or in accordance with Sections 211(e) or 212(c)(2) of the DGCL, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification of their determinations pursuant to this Section 1.10 shall specify the precise information considered by them, including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

Section 1.11: Conduct of Meetings. The Board may adopt by resolution such rules and regulations for the conduct of any meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board and subject to Section 1.4, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) limitations on the time allotted to questions or comments by participants; (vi) restricting the use of audio/video recording devices and cell phones; and (vii) complying with any state and local laws and regulations concerning safety and security. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 1.12: Notice of Stockholder Business; Nominations.

1.12.1 Annual Meeting of Stockholders.

(a) Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders at an annual meeting of stockholders may be made only: (i) pursuant to the Corporation’s notice of such meeting (or any supplement thereto), (ii) by or at the direction of the Board or any committee thereof or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of the notice provided for in this Section 1.12 (the “Record Stockholder”), who is entitled to vote at such meeting and who complies with the notice and other procedures set forth in this Section 1.12 in all applicable respects. For the avoidance of doubt, the foregoing clause (iii) shall be the exclusive means for a stockholder to make nominations or propose business (other than business included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)), for consideration at an annual meeting of stockholders, and such stockholder must fully comply with the notice and other procedures set forth in this Section 1.12 to make such nominations or propose such other business before an annual meeting.

(b) For nominations or other business to be properly brought before a meeting of stockholders by a Record Stockholder pursuant to this Section 1.12:

(i) the Record Stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and provide any updates or supplements to such notice at the times and in the forms required by this Section 1.12;

(ii) such other business (other than the nomination of persons for election to the Board) must be a proper matter for stockholder action;

(iii) if the Proposing Person (as defined in Section 1.12.4(c) of these Bylaws) has provided the Corporation with a Solicitation Notice (as defined in Section 1.12.4(c) of these Bylaws), such Proposing Person must, in the case of a proposal other than the nomination of persons for election to the Board, have delivered a proxy statement and form of proxy to holders of at least the percentage of the voting power of the shares of stock of the Corporation required by the Certificate of Incorporation, these Bylaws and applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the voting power of the shares of stock of the Corporation reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such Record Stockholder, and must, in either case, have included in such materials the Solicitation Notice; and

(iv) if no Solicitation Notice relating thereto has been timely provided pursuant to this Section 1.12, the Proposing Person proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 1.12.

To be timely, a Record Stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than 5:00 p.m. Eastern Time on the ninetieth (90th) day nor earlier than 5:00 p.m. Eastern Time on the one hundred and twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting (except in the case of the Corporation’s first annual meeting following its initial public offering, for which such notice shall be timely if delivered in the same time period as if such meeting were a special meeting governed by Section 1.12.3 of these Bylaws); provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the Record Stockholder to be timely must be so delivered (A) no earlier than 5:00 p.m. Eastern Time on the one hundred and twentieth (120th) day prior to such annual meeting and (B) no later than 5:00 p.m. Eastern Time on the later of the ninetieth (90th) day prior to such annual meeting or 5:00 p.m. Eastern Time on the tenth (10th) day following the day on which Public Announcement (as defined in Section 1.12.4(c) of these Bylaws) of the date of such meeting is first made by the Corporation. In no event shall an adjournment or postponement of a meeting of stockholders (or the Public Announcement thereof) commence a new time period (or extend any time period) for providing the Record Stockholder’s notice.

(c) As to each person whom the Record Stockholder proposes to nominate for election or reelection as a director, in addition to the matters set forth in Section 1.12.1(e) of these Bylaws, such Record Stockholder’s notice shall set forth:

(i) the name, age, business address and residence address of such person;

(ii) the principal occupation or employment of such nominee;

(iii) the class, series and number of any shares of stock of the Corporation that are beneficially owned or owned of record by such person or any Associated Person (as defined in Section 1.12.4(c) of these Bylaws);

(iv) the date or dates such shares were acquired and the investment intent of such acquisition;

(v) all other information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or would be otherwise required, in each case pursuant to and in accordance with Section 14(a) (or any successor provision) under the Exchange Act;

(vi) such person’s written consent to being named in the Corporation’s proxy statement as a nominee, to the public disclosure of information regarding or related to such person provided to the Corporation by such person or otherwise pursuant to this Section 1.12 and to serving as a director if elected;

(vii) whether such person meets the independence requirements of the stock exchange upon which shares of the Corporation’s Class A Common Stock are listed;

(viii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among such Proposing Person or any of its respective affiliates and associates (as each is defined in Section 1.12.4(c) of these Bylaws), on the one hand, and each proposed nominee, and his or her respective affiliates and associates, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Proposing Person or any of its respective affiliates and associates were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and

(ix) a completed and signed questionnaire, representation and agreement required by Section 1.12.2 of these Bylaws.

(d) As to any business (other than the nomination of a person or persons for election to the Board) that the Record Stockholder proposes to bring before the meeting, in addition to the matters set forth in paragraph (e) below, such Record Stockholder’s notice shall set forth:

(i) a brief description of the business proposed to be brought before the meeting, the text of the proposed business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the text of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such Proposing Person, including any anticipated benefit to any Proposing Person therefrom; and

(ii) a description of all agreements, arrangements and understandings between or among any such Proposing Person and any of its respective affiliates or associates, on the one hand, and any other person or persons (including their names), on the other hand, in connection with the proposal of such business by such Proposing Person;

(e) As to each Proposing Person giving the notice, such Record Stockholder’s notice shall set forth:

(i) the current name and address of such Proposing Person, including, if applicable, the name and address of such Proposing Person as they appear on the Corporation’s stock ledger, if different;

(ii) the class or classes or series and number of shares of stock of the Corporation that are directly or indirectly owned of record or beneficially owned by such Proposing Person, including any shares of any class or classes or series of stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future;

(iii) whether and the extent to which any derivative interest in the Corporation’s equity securities (including without limitation any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of stock of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of shares of stock of the Corporation or otherwise, and any cash-settled equity swap, total return swap, synthetic equity position or similar derivative arrangement (any of the foregoing, a “Derivative Instrument”), as well as any rights to dividends on the shares of any class or series of stock of the Corporation that are separated or separable from the underlying shares of the Corporation) or any short interest in any security of the Corporation (for purposes of this Section 1.12.1(e), a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, agreement, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any increase or decrease in the value of the subject security, including through performance-related fees) is held directly or indirectly by or for the benefit of such Proposing Person, including without limitation whether and the extent to which any ongoing hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including without limitation any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such Proposing Person with respect to any share of stock of the Corporation (any of the foregoing, a “Short Interest”);

(iv) any proportionate interest in shares of stock of the Corporation or Derivative Instruments held, directly or indirectly, by a general, limited or limited liability limited partnership in which such Proposing Person or any of its respective affiliates or associates is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general, limited or limited liability limited partnership;

(v) any direct or indirect material interest of such Proposing Person in any material contract or agreement with the Corporation, any affiliate of the Corporation or any Competitor (as defined in Section 1.12.4(c) of these Bylaws) (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

(vi) any significant equity interests or any Derivative Instruments or Short Interests in any Competitor held by such Proposing Person and/or any of its respective affiliates or associates;

(vii) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation or any Competitor, on the other hand;

(viii) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act by such Proposing Person and/or any of its respective affiliates or associates;

(ix) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) (or any successor provision) under the Exchange Act;

(x) such Proposing Person’s written consent to the public disclosure of information provided to the Corporation pursuant to this Section 1.12;

(xi) a complete written description of any agreement, arrangement or understanding (whether oral or in writing) (including any knowledge that another person or entity is Acting in Concert (as defined in Section 1.12.4(c)) with such Proposing Person) between or among such Proposing Person, any of its respective affiliates or associates and any other person Acting in Concert with any of the foregoing persons;

(xii) a representation that the Record Stockholder is a holder of record of one or more shares of stock of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination;

(xiii) a representation whether such Proposing Person intends (or is part of a group that intends) to deliver a proxy statement or form of proxy to holders of, in the case of a proposal other than the nomination of any person or persons for election to the Board, at least the percentage of the voting power of the shares of stock of the Corporation required under applicable law to carry the proposal or, in the case of a nomination or nominations of a person or persons for election to the Board, at least the percentage of the voting power of the shares of stock of the Corporation reasonably believed by the Proposing Person to be sufficient to elect such nominee or nominees (an affirmative statement of such intent being a “Solicitation Notice”); and

(xiv) any proxy, contract, agreement, arrangement, understanding or relationship pursuant to which the Proposing Person has a right to vote, directly or indirectly, any shares of stock or other any security of the Corporation.

The disclosures to be made pursuant to the foregoing clauses (ii), (iii), (iv) and (vi) shall not include any information with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by this Section 1.12 on behalf of a beneficial owner.

(f) A stockholder providing written notice required by this Section 1.12 shall update such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for determining the stockholders entitled to notice of the meeting and (ii) 5:00 p.m. Eastern Time on the tenth (10th) business day prior to the date of the meeting or any adjournment or postponement thereof. In the case of an update pursuant to clause (i) of the foregoing sentence, such update shall be received by the Secretary of the Corporation at the principal executive office of the Corporation not later than five (5) business days after the record date for determining the stockholders entitled to notice of the meeting, and in the case of an update and supplement pursuant to clause (ii) of the foregoing sentence, such update and supplement shall be received by the Secretary of the Corporation at the principal executive office of the Corporation not later than eight (8) business days prior to the date of the meeting, and, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed). For the avoidance of doubt, the obligation to update as set forth in this paragraph shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines under this Section 1.12 or enable or be deemed to permit a stockholder who has previously submitted notice under this Section 1.12 to amend or update any proposal or nomination or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of the stockholders.

1.12.2 Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee of any stockholder for election or reelection as a director of the Corporation, the person proposed to be nominated must deliver (in accordance with the time periods prescribed for delivery of notice under Section 1.12 of these Bylaws) to the Secretary at the principal executive offices of the Corporation a completed and signed questionnaire in the form required by the Corporation (which form the stockholder shall request in writing from the Secretary of the Corporation and which the Secretary shall provide to such stockholder within ten (10) days of receiving such request) with respect to the background and qualification of such person to serve as a director of the Corporation and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made and a signed representation and agreement (in the form available from the Secretary upon written request) that such person: (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any Compensation Arrangement (as defined in Section 1.12.4(c) of these Bylaws) that has not been disclosed therein, (c) if elected as a director of the Corporation, will comply with all informational and similar requirements of applicable insurance policies and laws and regulations in connection with service or action as a director of the Corporation, (d) if elected as a director of the Corporation, will comply with all corporate governance, conflict of interest, stock ownership requirements, confidentiality and trading policies and guidelines of the Corporation publicly disclosed from time to time, (e) if elected as a director of the Corporation, will act in the best interests of the Corporation and its stockholders and not in the interests of individual constituencies, (f) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director and (g) intends to serve as a director for the full term for which such individual is to stand for election.

1.12.3 Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of such meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of such meeting (a) by or at the direction of the Board or any committee thereof or (b) provided that the Board has determined that one or more directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice of the special meeting, who shall be entitled to vote at the meeting and who complies with the notice and other procedures set forth in this Section 1.12 in all applicable respects. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Section 1.12.1(b) of these Bylaws shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation (i) no earlier than the one hundred and twentieth (120th) day prior to such special meeting and (ii) no later than 5:00 p.m. Eastern Time on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for providing such notice.

1.12.4 General.

(a) Except as otherwise expressly provided under the Exchange Act, only such persons who are nominated in accordance with the procedures set forth in this Section 1.12 shall be eligible to be elected at a meeting of stockholders and serve as directors and only such other business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.12. Except as otherwise provided by applicable law or these Bylaws, the person presiding over the meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.12 and, if any proposed nomination or business is not in compliance herewith, to declare that such defective proposal or nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 1.12, unless otherwise required by applicable law, if the stockholder (or a Qualified Representative (as defined below) of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination or proposed business shall be disregarded and shall not be considered or transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(b) Notwithstanding the foregoing provisions of this Section 1.12, (i) a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 1.12, (ii) nothing in this Section 1.12 shall be deemed to affect any rights of (A) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (B) the holders of any series of preferred stock of the Corporation to elect directors pursuant to any applicable provisions of the Certificate of Incorporation, and (iii) nothing in this Section 1.12 shall be deemed to impair or restrict any rights of the Founders or the NM Related Parties (as such terms are defined in the Voting Agreement), or limit or alter the obligations of the Corporation, under the Voting Agreement, which rights and obligations are deemed incorporated by reference herein.

(c) For purposes of these Bylaws the following definitions shall apply:

(A) a person shall be deemed to be “Acting in Concert” with another person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or toward a common goal relating to the management, governance or control of the Corporation in substantial parallel with, such other person where (1) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (2) at least one additional factor suggests that such persons intend to act in concert or in substantial parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions or making or soliciting invitations to act in concert or in substantial parallel; provided, however, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies or consents from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) (or any successor provision) of the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A and a person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person;

(B) “affiliate” and “associate” shall have the meanings ascribed thereto in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”); provided, however, that the term “partner” as used in the definition of “associate” shall not include any limited partner that is not involved in the management of the relevant partnership;

(C) “Associated Person” shall mean with respect to any subject stockholder or other person (including any proposed nominee) (1) any person directly or indirectly controlling, controlled by or under common control with such stockholder or other person, (2) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder or other person, (3) any associate of such stockholder or other person, and (4) any person directly or indirectly controlling, controlled by or under common control or Acting in Concert with any such Associated Person;

(D) “Compensation Arrangement” shall mean any direct or indirect compensatory payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation, including any agreement, arrangement or understanding with respect to any direct or indirect compensation, reimbursement or indemnification in connection with candidacy, nomination, service or action as a nominee or as a director of the Corporation;

(E) “Competitor” shall mean any entity that provides products or services that compete with or are alternatives to the principal products produced or services provided by the Corporation or its affiliates;

(F) “Proposing Person” shall mean (1) the Record Stockholder providing the notice of business proposed to be brought before an annual meeting or nomination of persons for election to the Board at a meeting of stockholders, (2) the beneficial owner or beneficial owners, if different, on whose behalf the notice of business proposed to be brought before the annual meeting or nomination of persons for election to the Board at a meeting of stockholders is made, and (3) any Associated Person on whose behalf the notice of business proposed to be brought before the annual meeting or nomination of persons for election to the Board at a meeting of stockholders is made;

(G) “Public Announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act;

(H) to be considered a “Qualified Representative” of a stockholder, a person must be a duly authorized officer, manager, trustee or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as a proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction thereof, at the meeting. The Secretary of the Corporation, or any other person who shall be appointed to serve as secretary of the meeting, may require, on behalf of the Corporation, reasonable and appropriate documentation to verify the status of a person purporting to be a “Qualified Representative” for purposes hereof; and

(I) “Voting Agreement” shall mean that certain Voting Agreement dated on or about the date these Bylaws are adopted by the Corporation by and among the Corporation, Netmarble Corporation, NM JC Holdings LLC, Christopher DeWolfe and Joshua Yguado.

ARTICLE II: BOARD OF DIRECTORS

Section 2.1: Number; Qualifications. The total number of directors constituting the Whole Board shall be fixed from time to time in the manner provided by the Certificate of Incorporation and the term “Whole Board” shall have the meaning specified in the Certificate of Incorporation. No decrease in the authorized number of directors constituting the Whole Board shall shorten the term of any incumbent director. Directors need not be stockholders of the Corporation.

Section 2.2: Election; Resignation; Removal; Vacancies. Election of directors need not be by written ballot. Unless otherwise provided by the Certificate of Incorporation and subject to the special rights of holders of any series of preferred stock of the Corporation to elect directors (any such director, a “Preferred Director” and, collectively, the “Preferred Directors”), the Board shall be divided into three classes, designated as Class I, Class II and Class III. The directors of such class the term of which shall then expire shall be elected to hold office for a three-year term or until the election and qualification of their respective successors, subject to their earlier death, resignation, disqualification or removal. In the case of any increase or decrease in the total number of authorized directors (other than any Preferred Directors), the number of directors in each class shall be apportioned by resolution of the Board as nearly equal as possible. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events, including, without limitation, the acceptance by the Board of such resignation, if applicable. All vacancies occurring in the Board and any newly created directorships resulting from any increase in the authorized number of directors shall be filled in the manner provided by the Certificate of Incorporation.

Section 2.3: Regular Meetings. Regular meetings of the Board may be held at such places, within or without the State of Delaware, and at such times as the Board may from time to time determine. Notice of regular meetings need not be given if the date, times and places thereof are fixed by resolution of the Board.

Section 2.4: Special Meetings. Special meetings of the Board may be called by the Chairperson of the Board, the Chief Executive Officer, the Lead Independent Director or a majority of the members of the Board then in office and may be held at any time, date or place, within or without the State of Delaware, as the person or persons calling the meeting shall fix. Notice of the time, date and place of such meeting shall be given, orally, in writing or by electronic transmission (including electronic mail), by the person or persons calling the meeting to all directors at least four (4) days before the meeting if the notice is mailed, or at least twenty-four (24) hours before the meeting if such notice is given by telephone, hand delivery, facsimile, electronic mail or other means of electronic transmission; provided, however, that if, under the circumstances, the Chairperson of the Board, the Lead Independent Director or the Chief Executive Officer calling a special meeting deems that more immediate action is necessary or appropriate, notice may be delivered on the day of such special meeting. Unless otherwise indicated in the notice, any and all business may be transacted at a special meeting.

Section 2.5: Remote Meetings Permitted. Members of the Board, or any committee of the Board, may participate in a meeting of the Board or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to conference telephone or other communications equipment shall constitute presence in person at such meeting.

Section 2.6: Quorum; Vote Required for Action. At all meetings of the Board, a majority of the Whole Board shall constitute a quorum for the transaction of business. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date or time. Except as otherwise provided herein or in the Certificate of Incorporation, or required by law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board.

Section 2.7: Organization. Meetings of the Board shall be presided over by (a) the Chairperson of the Board, or (b) in the absence of such person, the Lead Independent Director, or (c) in such person’s absence, by the Chief Executive Officer, or (d) in such person’s absence, by a chairperson chosen by the Board at the meeting. The Secretary shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.8: Unanimous Action by Directors in Lieu of a Meeting. Any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee, as applicable. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.9: Powers. Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 2.10: Compensation of Directors. Members of the Board, as such, may receive, pursuant to a resolution of the Board, fees and other compensation for their services as directors, including without limitation their services as members of committees of the Board.

ARTICLE III: COMMITTEES

Section 3.1: Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of any committee, the member or members thereof present at any meeting of such committee who are not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in a resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving, adopting, or recommending to the stockholders any action or matter (other than the election or removal of members of the Board) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any bylaw of the Corporation.

Section 3.2: Committee Rules. Each committee shall keep records of its proceedings and make such reports as the Board may from time to time request. Unless the Board otherwise provides, each committee designated by the Board may make, alter and repeal rules for the conduct of its business. In the absence of such rules, each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article II of these Bylaws. Except as otherwise provided in the Certificate of Incorporation, these Bylaws or the resolution of the Board designating the committee, any committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to any such subcommittee any or all of the powers and authority of the committee.

ARTICLE IV: OFFICERS; CHAIRPERSON; LEAD INDEPENDENT DIRECTOR

Section 4.1: Generally. The officers of the Corporation shall consist of a Chief Executive Officer (who may be the Chairperson of the Board or the President), a President, a Secretary and a Treasurer and may consist of such other officers, including, without limitation, a Chief Financial Officer, and one or more Vice Presidents, as may from time to time be appointed by the Board. All officers shall be elected by the Board; provided, however, that the Board may empower the Chief Executive Officer of the Corporation to appoint any officer other than the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer. Except as otherwise provided by applicable law, by the Certificate of Incorporation or these Bylaws, each officer shall hold office until such officer’s successor is duly elected and qualified or until such officer’s earlier resignation, death, disqualification or removal. Any number of offices may be held by the same person. Any officer may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairperson of the Board, the Chief Executive Officer, or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the Board and the Board may, in its discretion, leave unfilled, for such period as it may determine, any offices. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is duly elected and qualified or until such officer’s earlier resignation, death, disqualification or removal.

Section 4.2: Chief Executive Officer. Subject to the control of the Board and such supervisory powers, if any, as may be given by the Board, the powers and duties of the Chief Executive Officer of the Corporation are:

(a) to act as the general manager and, subject to the control of the Board, to have general supervision, direction and control of the business and affairs of the Corporation;

(b) subject to Section 1.6 of these Bylaws, to preside at all meetings of the stockholders;

(c) subject to Section 1.2 of these Bylaws, to call special meetings of the stockholders to be held at such times and, subject to the limitations prescribed by law or by these Bylaws, at such places as he or she shall deem proper; and

(d) to affix the signature of the Corporation to all deeds, conveyances, mortgages, guarantees, leases, obligations, bonds, certificates and other papers and instruments in writing which have been authorized by the Board or which, in the judgment of the Chief Executive Officer, should be executed on behalf of the Corporation; to sign certificates for shares of stock of the Corporation (if any); and, subject to the direction of the Board, to have general charge of the property of the Corporation and to supervise and control all officers, agents and employees of the Corporation.

The person holding the office of President shall be the Chief Executive Officer of the Corporation unless the Board shall designate another officer to be the Chief Executive Officer.

Section 4.3: Chairperson of the Board. Subject to the provisions of Section 2.7 of these Bylaws, the Chairperson of the Board shall have the power to preside at all meetings of the Board and shall have such other powers and duties as provided in these Bylaws and as the Board may from time to time prescribe. The Chairperson of the Board may or may not be an officer of the Corporation.

Section 4.4: Lead Independent Director. The Board may, in its discretion, elect a lead independent director from among its members that are Independent Directors (as defined below) (such director, the “Lead Independent Director”). The Lead Independent Director shall preside at all meetings at which the Chairperson of the Board is not present and shall exercise such other powers and duties as may from time to time be assigned to him or her by the Board or as prescribed by these Bylaws. For purposes of these Bylaws, “Independent Director” has the meaning ascribed to such term under the rules of the exchange upon which the Corporation’s Class A Common Stock is primarily traded.

Section 4.5: President. The person holding the office of Chief Executive Officer shall be the President of the Corporation unless the Board shall have designated one individual as the President and a different individual as the Chief Executive Officer of the Corporation. Subject to the provisions of these Bylaws and to the direction of the Board, and subject to the supervisory powers of the Chief Executive Officer (if the Chief Executive Officer is an officer other than the President), and subject to such supervisory powers and authority as may be given by the Board to the Chairperson of the Board, and/or to any other officer, the President shall have the responsibility for the general management and control of the business and affairs of the Corporation and the general supervision and direction of all of the officers, employees and agents of the Corporation (other than the Chief Executive Officer, if the Chief Executive Officer is an officer other than the President) and shall perform all duties and have all powers that are commonly incident to the office of President or that are delegated to the President by the Board.

Section 4.6: Chief Financial Officer. The person holding the office of Chief Financial Officer shall be the Treasurer of the Corporation unless the Board shall have designated another officer as the Treasurer of the Corporation. Subject to the direction of the Board and the Chief Executive Officer, the Chief Financial Officer shall perform all duties and have all powers that are commonly incident to the office of Chief Financial Officer, or as the Board or the Chief Executive Officer may from time to time prescribe.

Section 4.7: Treasurer. The person holding the office of Treasurer shall have custody of all monies and securities of the Corporation. The Treasurer shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions. The Treasurer shall also perform such other duties and have such other powers as are commonly incident to the office of Treasurer, or as the Board or the Chief Executive Officer may from time to time prescribe.

Section 4.8: Vice President. Each Vice President shall have all such powers and duties as are commonly incident to the office of Vice President or that are delegated to him or her by the Board or the Chief Executive Officer. A Vice President may be designated by the Board to perform the duties and exercise the powers of the Chief Executive Officer or President in the event of the Chief Executive Officer’s or President’s absence or disability.

Section 4.9: Secretary. The Secretary shall issue or cause to be issued all authorized notices for, and shall keep, or cause to be kept, minutes of all meetings of the stockholders and the Board. The Secretary shall have charge of the corporate minute books and similar records and shall perform such other duties and have such other powers as are commonly incident to the office of Secretary, or as the Board or the Chief Executive Officer may from time to time prescribe.

Section 4.10: Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer of the Corporation to any other officers or agents of the Corporation, notwithstanding any provision hereof.

Section 4.11: Removal. Any officer of the Corporation shall serve at the pleasure of the Board and may be removed at any time, with or without cause, by the Board; provided that if the Board has empowered the Chief Executive Officer to appoint any officer of the Corporation, then such officer may also be removed by the Chief Executive Officer. Such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation.

ARTICLE V: STOCK

Section 5.1: Certificates; Uncertificated Shares. The shares of capital stock of the Corporation shall be uncertificated shares; provided, however, that the resolution of the Board that the shares of capital stock of the Corporation shall be uncertificated shares shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation (or the transfer agent or registrar, as the case may be). Notwithstanding the foregoing, the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be certificated shares. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation, by any two authorized officers of the Corporation (it being understood that each of the Chairperson of the Board, the Vice-Chairperson of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary, and any Assistant Secretary shall be an authorized officer for such purpose), representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.

Section 5.2: Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates or Uncertificated Shares. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate previously issued by it, alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to agree to indemnify the Corporation and/or to give the Corporation a bond sufficient to indemnify it, against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 5.3: Other Regulations. Subject to applicable law, the Certificate of Incorporation and these Bylaws, the issue, transfer, conversion and registration of shares represented by certificates and of uncertificated shares shall be governed by such other regulations as the Board may establish.

Section 5.4: Lock-Up.

(a)	The holders (the “Lock-up Holders” and each, a “Lock-Up Holder”) of (i) the shares of Class A Common Stock of the Corporation issued pursuant to the merger of VNNA Merger Sub Corp., a Delaware corporation, with and into New Jam City, Inc., in which New Jam City, Inc. survived as a wholly owned subsidiary of the Corporation (the “Business Combination Transaction”, the agreement implementing the Business Combination Transaction, the “Business Combination Agreement” and such shares of the Class A Common Stock, the “Jam City Transaction Shares”) and/or (ii) shares of Class A Common Stock of the Corporation issued upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the effectiveness of the Business Combination Transaction in respect of awards of New Jam City, Inc. outstanding immediately prior to the effectiveness of the Business Combination Transaction (such shares, the “Jam City Equity Award Shares”), shall not Transfer (as defined below) any Lock-up Shares (as defined below) until the end of the Lock-up Period (as defined below) (the “Lock-up”).

(b)	Notwithstanding the provisions set forth in Section 5.4(a), each Lock-up Holder may Transfer the Lock-Up Shares during the applicable Lock-Up Period (a) to (i) the Corporation’s officers or directors, (ii) any affiliates or family members of the Corporation’s officers or directors, (iii) any direct or indirect partners, members or equity holders of such Lock-up Holder or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates, (iv) any other Lock-up Holder or any direct or indirect partners, members or equity holders of such other Lock-up Holder, any affiliates of such other Lock-up Holder or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; or (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv) above; (b) in the case of an individual, by bona fide gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution or by will or testamentary document upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) to the partners, members or equity holders of such Lock-up Holder by virtue of the Lock-up Holder’s organizational documents, as amended, upon dissolution of the Lock-up Holder; (f) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder; (g) to the Corporation; (h) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares of Class A Common Stock and Class B Common Stock for cash, securities or other property subsequent to the Closing Date; (i) in case of a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 under the Securities Act) of the Lock-up Holder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Lock-up Holder or affiliates of the Lock-up Holder (including, for the avoidance of doubt, where the Lock-up Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution, transfer or disposition without consideration by the undersigned to its stockholders, partners, members or other equity holders; (j) (A) to the Corporation for the purposes of exercising (including for the payment of tax withholdings or remittance payments due as a result of such exercise) on a “net exercise” or “cashless exercise” basis options to purchase Common Stock and (B) in connection with the vesting or settlement of restricted stock units, including any transfer to the Corporation for the payment of tax withholdings or remittance payments due as a result of the vesting or settlement of such restricted stock units, and any transfer necessary to generate such amount of cash needed for the payment of taxes, including estimated taxes, due as a result of the vesting or settlement of restricted stock units whether by means of a “net settlement” or otherwise, provided that in all such cases described in subclauses (A) and (B), any such shares of Common Stock received upon such exercise, vesting or settlement shall be subject to the terms of this Section 5.4; or (k) entering into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act relating to the sale of Common Stock, provided that no such sales occur during the Lock-Up Period. The parties acknowledge and agree that any Permitted Transferee of a Lock-up Holder shall be subject to the transfer restrictions set forth in this Section 5.4.

(c)	Notwithstanding the other provisions set forth in this Section 5.4, the Board of Directors may, by resolution, waive the restrictions on Transfer of any of the Lock-Up Shares set forth in Section 5.4(a) of this Article V as to any or all Lock-up Holders at any time or from time to time.

(d)	For purposes of this Section 5.4:

(i) the term “Lock-up Period” means the period beginning on the effectiveness of the Business Combination Transaction and ending on the earlier of (A) the date that is 180 days after the effectiveness of the Business Combination Transaction (the “Closing Date”) and (B) the date on which the last reported closing price of the Class A Common Stock of the Corporation on the exchange on which shares of Class A Common Stock of the Corporation are listed equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, or recapitalizations of outstanding shares of Class A Common Stock of the Corporation occurring after the Closing Date) for any twenty (20) trading days within any thirty (30) consecutive trading day period commencing at least ninety (90) days after the Closing Date;

(ii) the term “Lock-up Shares” means the Jam City Transaction Shares and the Jam City Equity Award Shares, provided, however, that, for clarity, shares of Class A Common Stock of the Corporation issued in the Private Placements (as defined in the Business Combination Agreement) shall not constitute Lock-up Shares; and

(iii) “Permitted Transferees” shall mean any person or entity to whom a Lock-up Holder is permitted to transfer its shares of Common Stock prior to the expiration of the Lock-Up Period under these Bylaws.

(iv) the term “Transfer” means the (A) transfer, sale or assignment of, offer to sell, contract or agreement, arrangement or understanding to sell, hypothecation, pledge, grant of any option to purchase or otherwise dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, in each case, any Lock-Up Shares, (B) entry into any swap or other agreement, arrangement or understanding that transfers to another person or entity, in whole or in part, any of the economic consequences of ownership of any Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in the aforesaid clause (A) or (B).

ARTICLE VI: INDEMNIFICATION

Section 6.1: Indemnification of Officers and Directors. Each person who was or is made a party to, or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, legislative or any other type whatsoever (a “Proceeding”), by reason of the fact that such person (or a person of whom such person is the legal representative), is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (for purposes of this Article VI, an “Indemnitee”), whether the basis of such Proceeding is alleged action or omission in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred by such Indemnitee in connection with such Proceeding, provided such Indemnitee acted in good faith and in a manner that the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful. Such indemnification shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such Indemnitees’ heirs, executors and administrators. Notwithstanding the foregoing, subject to Section 6.5 of these Bylaws, the Corporation shall indemnify any such Indemnitee seeking indemnity in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board or such indemnification is authorized by an agreement approved by the Board.

Section 6.2: Advance of Expenses. The Corporation shall, to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader advancement rights than such law permitted the Corporation to provide prior to such amendment) pay all expenses (including attorneys’ fees) incurred by an Indemnitee in defending or otherwise participating in any Proceeding in advance of its final disposition; provided, however, that if the DGCL then so requires, the advancement of such expenses shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay such amounts if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VI or otherwise.

Section 6.3: Non-Exclusivity of Rights. The rights conferred on any Indemnitee in this Article VI shall not be exclusive of any other right that such Indemnitee may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote or consent of stockholders or disinterested directors, or otherwise. Additionally, nothing in this Article VI shall limit the ability of the Corporation, in its discretion, to indemnify or advance expenses to persons whom the Corporation is not obligated to indemnify or advance expenses pursuant to this Article VI.

Section 6.4: Indemnification Contracts. The Board is authorized to cause the Corporation to enter into indemnification contracts with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing indemnification or advancement rights to such person. Such rights may be greater than those provided in this Article VI.

Section 6.5: Right of Indemnitee to Bring Suit.

6.5.1 Right to Bring Suit. If a claim under Section 6.1 or 6.2 of these Bylaws is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid, to the fullest extent permitted by applicable law, the expense (including attorneys’ fees) of prosecuting or defending such suit. In any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the Indemnitee has not met any applicable standard of conduct which makes it permissible under the DGCL (or other applicable law) for the Corporation to indemnify the Indemnitee for the amount claimed.

6.5.2 Effect of Determination. The absence of a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in applicable law shall not create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit.

6.5.3 Burden of Proof. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VI, or otherwise, shall be on the Corporation.

Section 6.6: Nature of Rights. The rights conferred upon Indemnitees in this Article VI shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, repeal or modification of any provision of this Article VI that adversely affects any right of an Indemnitee or an Indemnitee’s successors shall be prospective only, and shall not adversely affect any right or protection conferred on an Indemnitee pursuant to this Article VI with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, repeal or modification.

Section 6.7: Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

ARTICLE VII: NOTICES

Section 7.1: Notice. Except as otherwise provided in these Bylaws or permitted by applicable law, notice to directors and stockholders shall be in writing or by electronic transmission and given by mail, courier service or electronic mail.

Section 7.2: Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver of notice, signed by the person entitled to notice, or waiver by electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any waiver of notice.

ARTICLE VIII: INTERESTED DIRECTORS

Section 8.1: Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof that authorizes the contract or transaction, or solely because such director’s or officer’s votes are counted for such purpose, if: (a) the material facts as to such director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to such director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board, a committee thereof, or the stockholders.

Section 8.2: Quorum. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.

ARTICLE IX: MISCELLANEOUS

Section 9.1: Fiscal Year. The fiscal year of the Corporation shall be determined by resolution of the Board.

Section 9.2: Seal. The Board may provide for a corporate seal, which may have the name of the Corporation inscribed thereon and shall otherwise be in such form as may be approved from time to time by the Board.

Section 9.3: Form of Records. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on or by means of, or be in the form of any other information storage device, method or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and otherwise comply with the DGCL.

Section 9.4: Reliance Upon Books and Records. A member of the Board, or a member of any committee designated by the Board shall, in the performance of such person’s duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 9.5: Certificate of Incorporation Governs. In the event of any conflict between the provisions of the Certificate of Incorporation and Bylaws, the provisions of the Certificate of Incorporation shall govern.

Section 9.6: Severability. If any provision of these Bylaws shall be held to be invalid, illegal, unenforceable or in conflict with the provisions of the Certificate of Incorporation, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of these Bylaws (including without limitation, all portions of any section of these Bylaws containing any such provision held to be invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation, that are not themselves invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation) shall remain in full force and effect.

Section 9.7: Time Periods. In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

ARTICLE X: AMENDMENT

Notwithstanding any other provision of these Bylaws, any alteration, amendment or repeal of these Bylaws, and any adoption of new Bylaws, shall require the approval of the Board or the stockholders of the Corporation as expressly provided in the Certificate of Incorporation.

CERTIFICATION OF AMENDED AND RESTATED BYLAWS

OF

Jam City HOLDINGS, INC.

(a Delaware corporation)

I, Rob Zakari, certify that I am Secretary of Jam City Holdings, Inc., a Delaware corporation (the “Corporation”), that I am duly authorized to make and deliver this certification, that the attached Bylaws are a true and complete copy of the Amended and Restated Bylaws of the Corporation in effect as of the date of this certificate.

Dated: [●], 2021

/s/

Secretary

EXHIBIT G

Directors and Officers of the Parent

Parent:

Directors:

1.	Christopher DeWolfe

2.	Seung Won Lee

3.	Denmark West

4.	One director to be identified by NM

5.	Five independent directors to be identified by the Company

Officers:

Chief Executive Officer – Christopher DeWolfe

Chief Operating Officer – Joshua Yguado

Chief Financial Officer – Jae Yu

Robert Zakari – General Counsel

SCHEDULE A

Company Knowledge Parties

1.	Chris DeWolfe

2.	Aber Whitcomb

3.	Josh Yguado

4.	Jae Yu

5.	Rob Zakari

SCHEDULE B

Parent Knowledge Parties

1.	Emil Michael

2.	Shervin Pishevar

3.	Kyle Wood

4.	Ignacio Tzoumas

5.	Cameron Poetzscher

SCHEDULE C

Key Company Stockholders

1.	Netmarble Corporation

2.	Austin Ventures IX, L.P.

3.	Austin Ventures X, L.P.

4.	Chris DeWolfe

5.	Josh Yguado

6.	Aber Whitcomb

7.	AW Irrevocable Trust